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As filed with the Securities and Exchange Commission on July 26, 2002

Registration No. 333-89572

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABINGTON BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Massachusetts	6036	04-3334127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

536 Washington Street
Abington, Massachusetts 02351
(781) 982-3200
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

James P. McDonough
President and Chief Executive Officer
Abington Bancorp, Inc.
536 Washington Street
Abington, Massachusetts 02351
(781) 982-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Peter W. Coogan, Esq.	Gary R. Bronstein, Esq.
Deborah Drosnin, Esq.	Stradley Ronon Stevens & Young, LLP
Foley Hoag LLP	1220 19th Street, NW
155 Seaport Boulevard	Suite 700
Boston, Massachusetts 02210	Washington, D.C. 20036
(617) 832-1000	(202) 822-9611

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ABINGTON BANCORP, INC.
536 Washington Street
Abington, Massachusetts 02351
(781) 982-3200
July 26, 2002

Dear stockholders:

        You are cordially invited to attend the annual meeting of stockholders of Abington Bancorp, Inc. to be held at 11:00 a.m., local time, on August 29, 2002 at the Sheraton Braintree Hotel, 37 Forbes Road, Braintree, Massachusetts. At the annual meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of Abington common stock in the merger contemplated by the agreement and plan of merger among Abington, Abington Acquisition Corp. and Massachusetts Fincorp, Inc. You will also be asked to consider and vote upon the election of four directors to our board of directors and a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of additional shares of Abington common stock in the merger.

        Under the terms of the merger agreement, Fincorp will be merged with Abington Acquisition Corp., a wholly owned subsidiary of Abington. Each outstanding share of Fincorp common stock will be converted into the right to receive $30.00 in cash or a number of whole shares of common stock of Abington determined by dividing $30.00 by an exchange ratio to be calculated in the manner set forth in the merger agreement, plus cash in lieu of any fractional share interest. The merger agreement provides that 60% of the shares of Fincorp common stock will be exchanged for shares of Abington common stock and 40% will be exchanged for cash.

        Approval of the issuance of shares of Abington common stock in the merger requires the affirmative vote of the holders of a majority of the shares of Abington common stock voting on the matter at the annual meeting.

        Based on our reasons for the merger described herein, including the fairness opinion issued by McConnell, Budd & Romano, Inc., our financial advisor, our board of directors believes that the merger is fair to you and in your best interests. Accordingly our board of directors unanimously recommends that you vote "FOR" approval of the issuance of shares of Abington common stock in the merger.

        Following this letter you will find a formal notice of the annual meeting and a document providing you with detailed information concerning the merger agreement, the merger, Abington and Fincorp.

        Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy the effect will be a vote against the proposal to approve the issuance of shares of Abington common stock in the merger.

        Please give particularly careful consideration to the discussion in the section entitled "Risk Factors" beginning on page 30 of the proxy statement/prospectus.

        Thank you for your cooperation.

                      Sincerely,

                      James P. McDonough
                      President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Abington common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Abington common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated July 26, 2002 and was first mailed to stockholders of Abington on or about July 29, 2002

ABINGTON BANCORP, INC.
536 Washington Street
Abington, Massachusetts 02351
(781) 982-3200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 29, 2002

To the stockholders of Abington Bancorp, Inc.:

        We will hold an annual meeting of stockholders of Abington Bancorp, Inc. at 11:00 a.m., local time, on August 29, 2002, at the Sheraton Braintree Hotel, 37 Forbes Road, Braintree, Massachusetts, for the following purposes:

  1.
  to consider and vote upon a proposal to approve the issuance of shares of Abington common stock in the merger contemplated by the agreement and plan of merger dated as of April 10, 2002, as amended, among Abington Bancorp, Inc., Abington Acquisition Corp. and Massachusetts Fincorp, Inc., as described in the attached document;

  2.
  to consider and vote upon the election of four directors for terms of three years and until their successors are elected and qualified;

  3.
  to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the issuance of shares of Abington common stock in the merger; and

  4.
  to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        Only holders of record of Abington common stock at the close of business on July 17, 2002 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

                      By Order of the Board of Directors

                      Lewis J. Paragona
                      Clerk

Abington, Massachusetts
July 26, 2002

MASSACHUSETTS FINCORP, INC.
70 Quincy Avenue
Quincy, Massachusetts 02169
(617) 769-1100

July 26, 2002

Dear stockholders:

        You are cordially invited to attend the annual meeting of stockholders of Massachusetts Fincorp, Inc. to be held at 11:00 a.m., local time, on August 29, 2002 at The Phillips Old Colony House, 780 Morrissey Blvd., Boston, Massachusetts. At the annual meeting you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which Fincorp will merge with a wholly owned subsidiary of Abington Bancorp, Inc. You will also be asked to consider and vote upon the election of three directors to our board of directors and a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger. You will also be asked to ratify the board of directors' appointment of Grant Thornton LLP as Fincorp's independent accountants. Following this letter you will find a formal notice of the annual meeting and a document providing you with detailed information concerning the merger agreement, the merger, Fincorp and Abington.

        If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Fincorp common stock will be converted into the right to receive $30.00 in cash or a number of whole shares of common stock of Abington determined by dividing $30.00 by an exchange ratio to be calculated in the manner set forth in the merger agreement, plus cash in lieu of any fractional share interest. You will have the opportunity to elect the form of consideration to be received by you, subject to allocation procedures set forth in the merger agreement. The merger agreement provides that 60% of the shares of Fincorp common stock will be exchanged for shares of Abington common stock and 40% will be exchanged for cash. The directors of Fincorp and The Massachusetts Co-operative Bank, who can cast approximately 19.5% of the votes entitled to be cast at the Fincorp annual meeting, have entered into voting agreements with Abington pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. The merger cannot be completed unless the holders of a majority of the outstanding shares of Fincorp common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at the annual meeting.

        If the exchange ratio were determined as of April 9, 2002, the day preceding public announcement of the proposed transaction, Fincorp stockholders who receive Abington common stock in the merger would receive 1.7794 shares for each share of Fincorp common stock that they hold. Thus, the former Fincorp stockholders would hold approximately 16% and the current Abington stockholders would hold approximately 84% of the total number of shares of Abington common stock outstanding following completion of the merger. If the exchange ratio were determined as of July 17, 2002, Fincorp stockholders who receive Abington common stock in the merger would receive 1.6175 shares for each share of Fincorp common stock that they hold. Thus, the former Fincorp stockholders would hold approximately 15%, and the current Abington stockholders would hold approximately 85% of the total number of shares of Abington common stock outstanding following completion of the merger. These calculations assume all options to purchase Fincorp common stock are exercised prior to the merger and are based on the number of shares of Abington common stock outstanding on July 17, 2002. The average of the closing bid and asked prices in the 10 trading-day period preceding and including April 9, 2002 and July 17, 2002, after discarding the two highest asked prices and the two lowest bid prices, was $16.86 and $19.90, respectively.

        Fincorp stockholders who do not receive any cash in exchange for their shares of Fincorp common stock generally will not be taxed on the exchange. However, Fincorp stockholders generally will be taxed if they receive cash in exchange for their shares of Fincorp common stock or instead of any fractional share of Abington common stock that they would otherwise be entitled to receive.

        Our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

        If you wish to dissent from the merger and receive payment equal to the fair value of your shares, you must follow the procedures described under "The Merger—Dissenters' Rights" in the accompanying documents.

        Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy the effect will be a vote against the merger agreement.

        Please give particularly careful consideration to the discussion in the section entitled "Risk Factors" beginning on page 30 of the proxy statement/prospectus.

                      Sincerely,

                      Paul C. Green
                      President

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Abington common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Abington common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated July 26, 2002 and was first mailed to stockholders of Fincorp on or about July 29, 2002

MASSACHUSETTS FINCORP, INC.
70 Quincy Avenue
Quincy, Massachusetts 02169
(617) 769-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 29, 2002

To the stockholders of Massachusetts Fincorp, Inc.:

        We will hold an annual meeting of stockholders of Massachusetts Fincorp, Inc. at 11:00 a.m., local time, on August 29, 2002, at The Phillips Old Colony House, 780 Morrissey Blvd., Boston, Massachusetts, for the following purposes:

  1.
  to consider and vote upon a proposal to approve an agreement and plan of merger dated as of April 10, 2002, as amended, among Abington Bancorp, Inc., Abington Acquisition Corp. and Massachusetts Fincorp, Inc., as described in the attached document;

  2.
  to consider and vote upon the election of three directors for terms of three years and until their successors are elected and qualified;

  3.
  to ratify the appointment of Grant Thornton LLP as Fincorp's independent accountants;

  4.
  to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement; and

  5.
  to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        Only holders of record of Fincorp common stock at the close of business on July 8, 2002, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

        You will be entitled to have your shares purchased by Abington for cash at their fair market value if you file written notice with Fincorp of your intention to exercise your appraisal rights prior to the annual meeting, you do not vote in favor of the merger agreement, and you follow the procedure of Section 262 of the Delaware General Corporation Law described under "The Merger—Dissenters' Rights" in the accompanying document. A copy of Section 262 is attached as Annex IV to the document.

                      By Order of the Board of Directors

                      Renée R. Czajkowski
                      Corporate Secretary

Quincy, Massachusetts
July 26, 2002

TABLE OF CONTENTS

REFERENCES TO ADDITIONAL INFORMATION	1
QUESTIONS AND ANSWERS	2
SUMMARY	3
Parties to the Proposed Merger	3
Fincorp Stockholders May Elect to Receive Cash or Shares of Abington Common Stock	3
When and How to Choose the Method of Payment for Your Fincorp Shares	5
Tax Consequences of the Merger	5
Opinions of Financial Advisors	6
Recommendation of the Boards of Directors	6
Date, Time and Location of the Annual Meetings	7
Record Date and Voting Rights for the Annual Meetings	7
Vote Required by Fincorp Stockholders to Approve the Merger Agreement	8
Vote Required by Abington Stockholders to Approve the Issuance of Abington Common Stock	8
Stock Held by Management of Abington and Fincorp	8
Conditions to Complete the Merger	8
Regulatory Approvals Required to Complete the Merger	9
Abington and Fincorp May Terminate the Merger Agreement	9
Abington and Fincorp May Amend and Extend the Merger Agreement	10
Interests of Fincorp's Directors and Executive Officers in the Merger	10
Fincorp is Prohibited from Soliciting Other Offers	11
Accounting Treatment of the Merger	11
Rights of Stockholders of Abington and Fincorp Differ	11
Termination Payments	12
Fincorp Stockholders' Dissenters' Rights	13
Selected Historical Consolidated Financial Data	14
Selected Unaudited Pro Forma Combined Condensed Financial Data	18
Comparative Per Share Data	26
Comparative Market Prices and Dividend Information	28
RISK FACTORS	30
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	34
THE ABINGTON ANNUAL MEETING	36
Time and Place	36
Matters to be Considered	36
Shares Outstanding and Entitled to Vote; Record Date	36
How to Vote Your Shares	36
Quorum; Votes Required	37
Solicitation of Proxies	37
Recommendation of the Abington Board of Directors	38
ESOP Participants	38
THE FINCORP ANNUAL MEETING	39
Time and Place	39
Matters to be Considered	39
Shares Outstanding and Entitled to Vote; Record Date	39
How to Vote Your Shares	39
Quorum; Votes Required	40
Solicitation of Proxies	41
Recommendation of the Fincorp Board of Directors	41

i

ESOP Participants	41
Dissenters' Rights	41
THE MERGER (Abington and Fincorp Proposal 1)	42
General	42
Background of the Merger	42
Abington's Reasons for the Merger	45
Recommendation of Abington's Board of Directors	46
Fincorp's Reasons for the Merger	46
Recommendation of Fincorp's Board of Directors	47
Opinion of Abington's Financial Advisor	47
Opinion of Fincorp's Financial Advisor	57
Merger Consideration and Election and Exchange Procedures	61
Procedures for Exchanging Fincorp Common Stock Certificates	64
Fincorp Stock Options	65
Conditions to the Merger	66
Regulatory Approvals	68
Business Pending the Merger	70
Board of Directors' Covenant to Recommend the Merger Agreement	71
No Solicitation	71
Representations and Warranties of the Parties	72
Effective Time of the Merger	72
Termination and Amendment	73
Termination Payments	73
Directors and Officers of Abington and Abington Savings Bank following the Merger and the Bank Merger	74
Interests of Certain Persons in the Merger	75
Certain Employee Matters	76
Bank Merger	77
Resale of Abington Common Stock	77
Federal Income Tax Consequences	78
Accounting Treatment of the Merger	80
Expenses of the Merger	81
Listing of the Abington Common Stock	81
Voting Agreements	81
Dissenters' Rights	81
Operations of Abington After the Merger	84
SUPERVISION AND REGULATION OF ABINGTON AND FINCORP	86
General	86
Capital and Operational Requirements	87
Distributions	88
"Source of Strength" Policy	88
Financial Modernization	89
DESCRIPTION OF ABINGTON CAPITAL STOCK	90
Abington Common Stock	90
Abington Preferred Stock	90
Other Provisions	91
Transfer Agent	91
COMPARISON OF THE RIGHTS OF STOCKHOLDERS	91
Authorized Capital Stock	92

Voting Rights	92
Election, Number, and Classification of Directors	92
Filling Vacancies on the Board of Directors and Removal of Directors	92
Duties of Directors in Evaluating Offers	93
Exculpation of Directors and Officers	93
Indemnification of Directors and Officers	94
Special Meetings of Stockholders	95
Stockholder Nominations	95
Stockholder Proposals	95
Stockholder Action without a Meeting	96
Amendment of Governing Instruments	96
Mergers, Consolidations and Sales of Assets	97
State Anti-Takeover Statutes	98
Dissenters' Rights of Appraisal	99
ELECTION OF DIRECTORS OF ABINGTON (Abington Proposal 2)	100
General	100
Information Regarding Nominees and Directors	100
Committees and Meetings of the Board of Directors	102
Compensation of Directors	103
MANAGEMENT OF ABINGTON	104
Executive Officers	104
Executive Compensation	105
Compensation Committee Interlocks and Insider Participation	109
Termination of Employment and Change-in-Control Arrangements	109
Supplemental Executive Retirement Agreements	110
Employee Stock Ownership Plan	111
Section 16(a) Beneficial Ownership Compliance	112
Certain Transactions with Management of Abington and Others	112
ABINGTON AUDIT COMMITTEE REPORT	112
ABINGTON PERFORMANCE GRAPH	114
INFORMATION CONCERNING AUDITORS OF ABINGTON	115
CERTAIN BENEFICIAL OWNERS OF ABINGTON COMMON STOCK	116
PROPOSALS FOR THE ABINGTON 2003 ANNUAL MEETING	118
ELECTION OF DIRECTORS OF FINCORP (Fincorp Proposal 2)	119
General	119
Information with Respect to Nominees, Continuing Directors and Certain Executive Officers	119
Meetings and Committees of the Board of Directors	121
Directors' Compensation	122
Executive Compensation	123
Audit Committee Report	126
Section 16(a) Beneficial Ownership Compliance	127
Certain Transactions with Management of Fincorp and Others	127
INFORMATION CONCERNING AUDITORS OF FINCORP	127
CERTAIN BENEFICIAL OWNERS OF FINCORP COMMON STOCK	128
PROPOSALS FOR THE FINCORP 2003 ANNUAL MEETING	128
ADJOURNMENT OF ANNUAL MEETINGS (Abington and Fincorp Proposal 3)	129
RATIFICATION OF FINCORP'S AUDITORS (Fincorp Proposal 4)	130
LEGAL OPINION	130
EXPERTS	130
WHERE YOU CAN FIND MORE INFORMATION	131

ANNEXES

Page
Annex I	Amended and Restated Agreement and Plan of Merger dated as of April 10, 2002 and Amended and Restated on May 23, 2002 (as of April 10, 2002) among Abington, Abington Acquisition Corp. and Fincorp	I
Annex II	Opinion of McConnell, Budd & Romano, Inc.	II-1
Annex III	Opinion of Keefe, Bruyette & Woods, Inc.	III-1
Annex IV	Section 262 of the Delaware General Corporation Law	IV-1

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Abington and Fincorp from documents that may not be included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Abington Bancorp, Inc. 536 Washington Street Abington, Massachusetts 02351 Attention: Robert M. Lallo (781) 982-3200	Massachusetts Fincorp, Inc. 70 Quincy Avenue Quincy, Massachusetts 02169 Attention: Eric Pearson (617) 769-1161

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by August 19, 2002 in order to receive them before the annual meetings.

        The following reports accompany this document:

  (1)
  Fincorp's 2001 Annual Report to Stockholders, including the audited consolidated balance sheets of Fincorp as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2001.

  (2)
  Fincorp's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 (excluding exhibits).

  (3)
  Abington's 2001 Annual Report to Stockholders, including the audited consolidated balance sheets of Abington as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2001.

  (4)
  Abington's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (excluding exhibits).

        For additional information regarding where you can find information about Abington and Fincorp, please see "Where You Can Find More Information" beginning on page 131.

QUESTIONS AND ANSWERS

Q:
What do I need to do now?

A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the annual meeting.

Q:
Why is my vote important?

A.
If you are a Fincorp stockholder, failure to vote on the merger will have the same effect as a vote against the merger.

  If you are an Abington stockholder, failure to vote on the issuance of shares of Abington common stock in the merger will not affect the outcome of the vote on the merger. However, failure to vote could prevent the formation of a quorum, which would prevent a vote on the merger.

Q:
If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:
What if I fail to instruct my broker or bank?

A:
If you are a Fincorp stockholder, failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as a vote against the merger agreement.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All stockholders are invited to attend Abington's and Fincorp's annual meetings. Stockholders of record can vote in person at the annual meetings. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at the annual meetings.

Q:
Can I change my vote?

A:
Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

•
First, you may send a written notice to the Clerk of Abington or the Secretary of Fincorp, as applicable, stating that you would like to revoke your proxy before the annual meeting.

•
Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•
Third, you may attend the Abington or Fincorp annual meeting, as applicable, and vote in person. Any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

  If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:
If I am a Fincorp stockholder, should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Instructions for surrendering your Fincorp common stock certificates in exchange for certificates representing Abington common stock or cash will be sent to you after we complete the merger.

Q:
Who should I call with questions?

A:
Abington stockholders should call Robert M. Lallo at (781) 982-4473. Fincorp stockholders should call Eric Pearson at (617) 769-1161.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, the other documents that accompany this document, and the documents to which we have referred you. See "Where You Can Find More Information" beginning on page 131. Page references are included in this summary to direct you to a more complete description of the topics.

Parties to the Proposed Merger

        Abington.    Abington is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Abington conducts business from its executive offices in Abington, Massachusetts. Abington's principal asset is all of the capital stock of Abington Savings Bank, a Massachusetts-chartered savings bank.

        Through Abington Savings Bank, Abington is principally engaged in the business of attracting deposits from the general public, borrowing funds and investing those deposits and funds. In its investments, Abington has emphasized various types of residential and commercial real estate loans, commercial loans, residential construction loans, consumer loans, and investments in securities. At March 31, 2002, Abington had consolidated assets of $849.3 million and consolidated shareholders' equity of $38.6 million. Abington's executive offices are located at 536 Washington Street, Abington, Massachusetts 02351, and its telephone number is (781) 982-3200.

        Fincorp.    Fincorp is a Delaware corporation and is regulated as a savings and loan holding company by the Office of Thrift Supervision. Fincorp's principal asset is all of the capital stock of The Massachusetts Co-operative Bank, a Massachusetts-chartered co-operative bank.

        The Massachusetts Co-operative Bank's principal business consists of the acceptance of retail deposits from the public in the areas surrounding its three full-service banking offices. The Massachusetts Co-operative Bank invests those deposits, together with funds generated from operations and borrowings, primarily in mortgage loans secured by one-to-four family residences, multi-family residences and commercial real estate, and construction loans. To a lesser extent, The Massachusetts Co-operative Bank invests in home equity lines of credit and consumer loans. At March 31, 2002, Fincorp had consolidated assets of $123.9 million and stockholders' equity of $10.0 million. Fincorp's executive offices are located at 70 Quincy Avenue, Quincy, Massachusetts 02169, and its telephone number is (617) 769-1100.

Fincorp Stockholders May Elect to Receive Cash or Shares of Abington Common Stock (Page 61)

        Abington and Fincorp propose a merger in which Fincorp will merge with a wholly owned subsidiary of Abington. If the merger is completed, Fincorp stockholders will have the right to receive $30.00 in cash or a number of whole shares of Abington common stock determined by dividing $30.00 by an exchange ratio that is determined in accordance with the merger agreement, plus cash in lieu of any fractional share interest. Fincorp stockholders will have the opportunity to elect the form of consideration to be received for all shares of Fincorp common stock held by them, subject to allocation procedures set forth in the merger agreement. The merger agreement provides that 60% of the shares of Fincorp common stock will be exchanged for shares of Abington common stock and 40% will be exchanged for cash.

        If the total cash elections by Fincorp stockholders are greater, or less, than the aggregate cash consideration to be paid in the merger (which is equal to the number of shares of Fincorp common stock outstanding immediately prior to the effective time of the merger times .40 times $30.00), the elections will be reallocated so that the resultant exchange for cash is as close as practicable to the aggregate cash consideration. Therefore, Fincorp stockholders may not receive exactly the form of consideration that they elect, and may receive a pro rata amount of cash and Abington common stock.

        The aggregate cash consideration would amount to $6.3 million based on the number of shares of Fincorp common stock outstanding on the record date for the annual meeting and $6.9 million assuming the exercise of all outstanding options to purchase shares of Fincorp common stock under Fincorp's stock option plan.

        We will determine the exact number of shares of Abington common stock to which Fincorp stockholders who receive Abington common stock in the merger will be entitled based on the average closing bid and asked prices per share of Abington common stock during the 10 trading-day period ending on and including the date on which the last required regulatory approval is obtained, discarding the two highest asked prices and the two lowest bid prices, and averaging the remaining closing bid and asked prices. This average is called the average closing price. If the average closing price of Abington common stock had been determined during the 10 trading-day period ended on July 17, 2002, each share of Fincorp common stock to be exchanged for Abington common stock would be exchanged for 1.6175 shares of Abington common stock. The average closing price will not be determined until the last required regulatory approval is obtained, as described in this paragraph.

        If the average closing price of Abington common stock is between $15.17 and $18.55, the value of the Abington common stock exchanged for Fincorp common stock is fixed at $30.00 per share. If the average closing price of Abington common stock is equal to or greater than $18.55, each share of Fincorp common stock will be exchanged for 1.6175 shares of Abington common stock. If the average closing price of Abington common stock is equal to or less than $15.17, each share of Fincorp common stock will be exchanged for 1.9769 shares of Abington common stock.

        If the average closing price is less than $12.65, Fincorp has the right to terminate the merger agreement unless Abington elects to increase the number of shares of Abington common stock to be issued to Fincorp stockholders in the merger.

        Assuming certain average closing prices, we have prepared a chart that shows:

  •
  the exchange ratio, which is the number of shares of Abington common stock issuable in exchange for one share of Fincorp common stock,

  •
  the number of shares of Abington common stock that those Fincorp stockholders who are entitled to Abington common stock in the merger would receive in exchange for each 100 shares of Fincorp common stock,

  •
  the value of the shares of Abington common stock to be received by those Fincorp stockholders who receive Abington common stock in the merger, and

  •
  the total number of shares of Abington common stock that would be issuable to holders of Fincorp common stock, assuming that all options to purchase shares of Fincorp common stock are exercised prior to the merger (based on 578,864 shares of Fincorp common stock outstanding or issuable upon the exercise of Fincorp options, multiplied by .60).

Assumed Average Closing Price	Exchange Ratio	Abington Shares Received Per 100 Fincorp Shares	Value of Abington Shares Received Per Fincorp Share	Total Number of Abington Shares Issued to Fincorp Stockholders
$12.64	1.9778	197.78	$25.00	686,942
$13.00	1.9769	197.69	$25.69	686,613
$14.00	1.9769	197.69	$27.68	686,613
$15.00	1.9769	197.69	$29.65	686,613
$15.17	1.9769	197.69	$30.00	686,613
$16.00	1.8750	187.50	$30.00	651,222
$17.00	1.7647	176.47	$30.00	612,912
$18.00	1.6667	166.67	$30.00	578,875
$18.55	1.6175	161.75	$30.00	561,787
$19.00	1.6175	161.75	$30.73	561,787
$20.00	1.6175	161.75	$32.35	561,787

        Under the merger agreement, Fincorp options will (at the option holder's election) either be:

  •
  terminated and the option holder will be entitled to receive cash computed by multiplying the difference between $30.00 and the exercise price of the option by the number of shares of Fincorp common stock subject to the option, or

  •
  converted into an option to purchase a number of shares of Abington common stock, determined in accordance with the merger agreement.

When and How to Choose the Method of Payment for Your Fincorp Shares (Page 61)

        Shares of Fincorp common stock will be exchanged for either Abington common stock or cash as chosen by each Fincorp stockholder, subject to election and allocation procedures discussed herein and described in detail in the merger agreement. After the closing of the merger, if you are a Fincorp stockholder, you will be sent an election form on which you may specify whether you wish to receive cash or Abington common stock in exchange for all shares of Fincorp common stock held by you. You may also make "no election" as to whether you receive cash or Abington common stock as payment for your Fincorp shares. Your choice will be honored to the extent possible, but because of the overall limitation on the number of Fincorp shares that will be exchanged for cash and the number of Fincorp shares that will be exchanged for shares of Abington common stock, whether you receive the amount of cash or stock you request will depend in part on how many other Fincorp stockholders submit instructions, how many choose to receive cash and how many choose to receive stock. Therefore, Fincorp stockholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Abington common stock.

        Abington will not issue fractional shares. Instead, Fincorp stockholders who receive Abington common stock will receive the value of any fractional share interest in cash.

        Fincorp stockholders will have 20 days to complete the election form and to return it as instructed with their stock certificates. After the forms have been received and processed, Fincorp stockholders will be sent the cash and/or Abington common stock to which they are entitled.

        You will need to surrender your Fincorp common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. Shortly after the merger is completed, you will receive detailed instructions on how to exchange your shares.

Tax Consequences of the Merger (Page 78)

        Based on certain facts, representations and assumptions, it is the opinion of Foley Hoag LLP, counsel to Abington, that the merger will be treated as a "reorganization" for federal income tax purposes. The parties' obligation to complete the merger is conditioned on Abington's receipt of this same opinion dated as of the effective date of the merger. As a reorganization, Fincorp stockholders generally will not recognize any gain or loss on the conversion of shares of Fincorp common stock solely into shares of Abington common stock. However, Fincorp stockholders generally will be taxed if they receive cash in exchange for their shares of Fincorp common stock or instead of any fractional share of Abington common stock that they would otherwise be entitled to receive.

        Tax matters are complicated, and the tax consequences of the merger to Fincorp stockholders will depend upon the facts of each stockholder's particular situation. In addition, Fincorp stockholders may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge Fincorp stockholders to consult their own tax advisor for a full understanding of the tax consequences to them of the merger.

Opinions of Financial Advisors (Pages 47 and 57)

        Opinion of Abington's Financial Advisor.    In connection with the merger, Abington's board of directors received the oral opinion of its financial advisor, McConnell, Budd & Romano, Inc. ("MB&R"), that as of April 10, 2002 (the date on which the Abington board of directors approved the merger agreement), the merger consideration was fair to the holders of Abington common stock from a financial point of view. The Abington board of directors accepted and relied on this opinion, among other factors, in deciding to approve the merger agreement and the merger. This opinion was subsequently confirmed in writing as of the same date and is included as Annex II. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by MB&R in providing its opinion. MB&R's opinion is directed to the Abington board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. MB&R will receive a total of $150,000 in connection with advising Abington and issuing a fairness opinion regarding the merger. As of the date of this proxy statement/prospectus, MB&R has received $50,000 of such fee. The remainder of the fee is payable as follows: $50,000 upon mailing of this proxy statement/prospectus and $50,000 upon the closing.

        Opinion of Fincorp's Financial Advisor.    In connection with the merger, Fincorp's board of directors received the written opinion of its financial advisor, Keefe, Bruyette & Woods ("KBW"), that as of April 10, 2002 (the date on which the Fincorp board of directors approved the merger agreement) the merger consideration was fair to the holders of Fincorp common stock from a financial point of view. The Fincorp board of directors accepted and relied on this opinion, among other factors, in deciding to approve the merger agreement. This opinion is included as Annex III. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion. KBW's opinion is directed to the Fincorp board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. KBW will receive a total of $173,000 for services rendered in connection with advising Fincorp and issuing a fairness opinion regarding the merger. As of the date of this proxy statement/prospectus, KBW has received $75,000 of such fee; the remainder of the fee is due upon approval of the merger by the Fincorp stockholders.

Recommendation of the Boards of Directors and Their Reasons for the Merger (Pages 45 and 46)

        To Abington Stockholders:    The Abington board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote FOR approval of the issuance of shares of Abington common stock in the merger.

        The Abington board considered many factors in making the determination that the merger is fair to the stockholders of Abington and in their best interests, which are discussed in "The Merger—Abington's Reasons for the Merger" beginning on page 45. The Abington board believes that the primary reasons why the merger is in the best interests of its stockholders is the increased size of the combined entity, the location of Fincorp's three branches, and the opinion of Abington's financial advisor that the merger consideration is fair from a financial point of view to the holders of Abington common stock.

        To Fincorp Stockholders:    The Fincorp board believes that the merger is fair to you and in your best interest and recommends that you vote FOR approval of the merger agreement.

        The Fincorp board considered all factors it deemed material in making its determination that the merger was fair to and in the best interests of stockholders, as discussed in "The Merger—Fincorp's Reasons for the Merger" beginning on page 46. The Board's primary reason for determining that the merger was in the best interests of stockholders was the per share price being offered to stockholders, which well exceeded the average trading price of the Fincorp common stock as well as book value per share. The board also determined that the value being offered exceeded what it estimated stockholders would receive in the long term should Fincorp remain an independent entity given the highly competitive banking market in which it operated. The board also believed that the Abington common stock enjoyed a more liquid trading market than did the Fincorp common stock and that this improved liquidity would also benefit stockholders. Lastly, the board considered the opinion of Fincorp's financial advisor that the consideration is fair, from a financial point of view, to the holders of Fincorp common stock.

Date, Time and Location of the Annual Meetings (Pages 36 and 39)

        Abington Annual Meeting.    The Abington annual meeting will be held at 11:00 a.m., local time, on August 29, 2002, at the Sheraton Braintree Hotel, 37 Forbes Road, Braintree, Massachusetts. At the annual meeting, Abington stockholders will be asked to approve the issuance of shares of Abington common stock in the merger, elect four directors, approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the issuance of additional shares of Abington common stock in the merger, and act on any other matters that may properly come before the annual meeting.

        Fincorp Annual Meeting.    The Fincorp annual meeting will be held at 11:00 a.m., local time, on August 29, 2002, at The Phillips Old Colony House, 780 Morrissey Blvd., Boston, Massachusetts. At the annual meeting, Fincorp stockholders will be asked to approve the merger agreement, elect three directors, ratify the appointment of Grant Thornton LLP as Fincorp's independent accountants, approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement, and act on any other matters that may properly come before the annual meeting.

Record Date and Voting Rights for the Annual Meetings (Pages 36 and 39)

        Abington Annual Meeting.    You are entitled to vote at the Abington annual meeting if you owned shares of Abington common stock as of the close of business on July 17, 2002, the record date. You will have one vote at the annual meeting for each share of Abington common stock that you owned on that date. Stockholders of record may vote by proxy or by attending the annual meeting and voting in person. Each proxy returned to Abington (and not revoked) by a holder of Abington common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the issuance of shares of Abington common stock in the merger, "FOR" the election of the nominees for director described herein and "FOR" the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of additional shares of Abington common stock in the merger.

        Fincorp Annual Meeting.    You are entitled to vote at the Fincorp annual meeting if you owned shares of Fincorp common stock as of the close of business on July 8, 2002, the record date. You will have one vote at the annual meeting for each share of Fincorp common stock that you owned on that date. Stockholders of record may vote by proxy or by attending the annual meeting and voting in person. Each proxy returned to Fincorp (and not revoked) by a holder of Fincorp common stock will be voted in accordance with the instruction indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement, "FOR" the election of the nominees for director described herein, "FOR" ratification of Fincorp's independent accountants and "FOR' the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Vote Required by Fincorp Stockholders to Approve the Merger Agreement (Page 40)

        The affirmative vote of a majority of the outstanding shares of the common stock of Fincorp is required to approve the merger agreement. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Vote Required by Abington Stockholders to Approve the Issuance of Abington Common Stock (Page 37)

        The affirmative vote of the holders of a majority of the shares of Abington common stock voting on the matter at the annual meeting is required to approve the issuance of shares of Abington common stock in the merger.

Stock Held by Management of Abington and Fincorp (Page 37, 40, 116 and 128)

        The directors and executive officers of Abington and their respective affiliates are entitled to vote approximately 19.3% of the outstanding shares of Abington common stock as of the record date for the annual meeting.

        The directors and executive officers of Fincorp and The Massachusetts Co-operative Bank and their respective affiliates are entitled to vote approximately 20.6% of the outstanding shares of Fincorp common stock as of the record date for the annual meeting. The directors of Fincorp and The Massachusetts Co-operative Bank, who can cast approximately 19.5% of the votes entitled to be cast at the annual meeting, have entered into voting agreements with Abington pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Conditions to Complete the Merger (Page 66)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  stockholders of Abington must approve the issuance of shares of Abington common stock in the merger and the stockholders of Fincorp must approve the merger agreement;

  •
  Abington and Fincorp must receive all required regulatory approvals for the merger and for the merger of The Massachusetts Co-operative Bank into Abington Savings Bank, and any waiting periods required by law must have passed;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank merger;

  •
  the registration statement filed by Abington to register the shares of Abington common stock to be issued in the merger must have been declared effective, no stop order shall have been issued or pending, and all "blue sky" approvals must have been obtained;

  •
  Abington must receive a legal opinion confirming the tax-free nature of the merger;

  •
  the Abington common stock to be issued in the merger must have been approved for trading on the Nasdaq Stock Market's National Market;

  •
  the representations and warranties of each of Abington and Fincorp in the merger agreement must be accurate in all material respects; and

  •
  Abington and Fincorp must have complied in all material respects with their respective covenants in the merger agreement.

        Unless prohibited by law, either Abington or Fincorp may elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Regulatory Approvals Required to Complete the Merger (Page 68)

        To complete the merger and the bank merger we need the prior approval of or waiver from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and Massachusetts regulatory authorities. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have no less than 15 and up to 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Abington and Fincorp have filed all necessary applications and notices with the applicable regulatory agencies. Abington and Fincorp cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions that would be detrimental to Abington following completion of the merger.

Abington and Fincorp May Terminate the Merger Agreement (Page 73)

        Abington and Fincorp can agree at any time to terminate the merger agreement before completing the merger, even if the stockholders of Abington have already voted to approve the issuance of Abington common stock in the merger and the Fincorp stockholders have already voted to approve the merger agreement.

        Either company also can terminate the merger agreement:

  •
  if any required regulatory approvals for consummation of the merger or the bank shall have been denied by a final nonappealable order;

  •
  if the merger is not completed by January 31, 2003;

  •
  if the stockholders of Fincorp do not approve the merger agreement or the stockholders of Abington do not approve the issuance of additional shares of Abington common stock in the merger; or

  •
  if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

        In addition, Abington may terminate the merger agreement at any time prior to the Abington or Fincorp annual meeting if the Fincorp board of directors withdraws or modifies its recommendation to the Fincorp stockholders that the merger agreement be approved in any way which is adverse to Abington or if Fincorp breaches its covenant not to solicit other offers. Abington also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 10% or more of the outstanding Fincorp common stock and the board of directors of Fincorp recommends that Fincorp stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. Abington or Fincorp may terminate the merger agreement if the other breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement.

        Fincorp may terminate the merger agreement if the average closing price of Abington common stock is less than $12.65 unless Abington agrees to increase the number of shares of Abington common stock to be issued to holders of Fincorp common stock who are to receive shares of Abington common stock in the merger.

Abington and Fincorp May Amend and Extend the Merger Agreement (Page 73)

        The parties may amend the merger agreement at any time before the merger actually takes place provided that no amendment may be made after the Fincorp annual meeting that changes in kind or reduces in amount the merger consideration without further approval of the Fincorp stockholders.

Interests of Fincorp's Directors and Executive Officers in the Merger (Page 75)

        Some of Fincorp's directors and executive officers have agreements, stock options and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests.

        In connection with the execution of the merger agreement, the following agreements were entered into with Paul C. Green, President of Fincorp and The Massachusetts Co-operative Bank, and Anthony A. Paciulli, Executive Vice President of The Massachusetts Co-operative Bank and Vice President of Fincorp:

  •
  payments agreements among Abington, Fincorp, The Massachusetts Co-operative Bank and each of Messrs. Green and Paciulli, which provide, among other things, for the termination of Messrs. Green's and Paciulli's employment agreements with Fincorp and The Massachusetts Co-operative Bank and termination of Messrs. Green's and Paciulli's right to receive benefits under The Massachusetts Co-operative Bank's management supplemental executive retirement plan upon consummation of the merger in exchange for a cash payment at that time in the amounts of $349,300 and $256,365, respectively,

  •
  a consulting agreement between Abington and Mr. Green pursuant to which Mr. Green has agreed to provide consulting services to Abington for a period of six months following completion of the merger and not to compete with Abington in certain parts of southeastern Massachusetts in return for $100,000, and to provide certain additional services relating to matters about which he has particular expertise in return for a payment of $110,000 following successful completion of those matters,

  •
  an employment agreement between Abington Savings Bank and Mr. Paciulli pursuant to which Abington Savings Bank has agreed to employ Mr. Paciulli for a period of one year following completion of the merger at a base salary of $120,000 per year and to pay to Mr. Paciulli a retention bonus of $60,000 if he remains employed by Abington Savings Bank for one year following completion of the merger, in recognition of the special contributions he will have made to the integration of the business and operations of The Massachusetts Co-operative Bank with the business and operations of Abington Savings Bank.

        The board of directors of Fincorp was aware of the foregoing interests and other interests of executive officers of Fincorp in the merger and considered them, among other matters, in approving the merger agreement and the merger.

Fincorp is Prohibited from Soliciting Other Offers (Page 71)

        Fincorp has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Abington regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 80)

        Abington will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Abington will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001 and effective for fiscal years beginning January 1, 2002, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other finite-lived intangibles recorded by Abington in connection with the merger will be amortized to expense in accordance with the new rules.

Rights of Stockholders of Abington and Fincorp Differ (Page 91)

        Abington is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law. Fincorp is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Upon consummation of the merger, stockholders of Fincorp who receive shares of Abington common stock in exchange for their shares of Fincorp common stock will become stockholders of Abington and their rights as stockholders of Abington will be governed by Abington's articles of organization and by-laws and the Massachusetts Business Corporation Law. The rights of stockholders of Abington differ in certain respects from the rights of stockholders of Fincorp.

Termination Payments (Page 73)

        Abington Special Payment.    Abington has agreed to pay Fincorp $250,000 if Fincorp terminates the merger agreement because Abington has breached any of its representations, warranties, agreements or covenants and the breach is likely to have a material adverse effect on Fincorp and the breach was caused by Abington's willful conduct or gross negligence. Abington has also agreed to reimburse Fincorp for up to $250,000 in expenses.

        Fincorp Special Payment.    Fincorp has agreed to pay Abington $250,000 if Abington terminates the merger agreement because Fincorp has breached any of its representations, warranties, agreements or covenants and the breach is likely to have a material adverse effect on Abington and the breach was caused by Fincorp's willful conduct or gross negligence. Fincorp has also agreed to reimburse Abington for up to $250,000 in expenses.

        Fincorp has agreed to pay Abington $1 million if:

  •
  Abington or Fincorp terminates the merger agreement because Fincorp's stockholders failed to approve the merger agreement, or

  •
  Abington terminates the merger agreement because Fincorp has breached, and failed to cure, any of its representations, warranties, agreements or covenants, but only if such breach would be likely to result in a material adverse effect to Abington and such breach was caused by the willful conduct or gross negligence of Fincorp, or

  •
  Abington terminates the merger agreement because a tender offer or exchange for 10% or more of the outstanding shares of Abington common stock has commenced, or

  •
  Abington terminates the merger agreement prior to the Fincorp or Abington annual meeting if Fincorp has breached its covenant not to solicit other offers, the Fincorp board has failed to recommend that the Fincorp stockholders approve the merger agreement or has withdrawn, modified or changed its recommendation in a manner that is adverse to Abington, or Fincorp breaches its covenant to call and hold a meeting of stockholders to consider the merger agreement;

and, in each of the foregoing cases, within 18 months of the termination, Fincorp or its bank subsidiary has entered into an agreement to enter into an acquisition transaction with an entity other than Abington.

        Fincorp's $1 million payment to Abington would be reduced by any payment made by Fincorp because of breach, including expenses.

        The special payments agreed to by each party are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate the non-terminating party if the merger is not completed. The existence of the Fincorp special payments could significantly increase the cost to a potential acquirer of acquiring Fincorp. Consequently, the Fincorp special payments may discourage persons who otherwise might be interested in making a competing proposal to acquire Fincorp, even if those persons were prepared to pay consideration which had more value than the merger consideration to be received under the merger agreement.

Fincorp Stockholders' Dissenters' Rights (Page 81)

        Under Delaware law, holders of Fincorp common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of Fincorp common stock, determined in the manner set forth in Delaware law. The procedures that must be followed in connection with the exercise of dissenters' rights by dissenting stockholders are described herein under "The Merger—Dissenters' Rights" and in Section 262 of Chapter 1, Title 8 of the Delaware General Corporation Law, a copy of which is attached as Annex IV to this document. A Fincorp stockholder seeking to exercise dissenters' rights must file written notice with Fincorp prior to the annual meeting of his or her intention to exercise appraisal rights and must not vote his or her shares in favor of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

Selected Historical Consolidated Financial Data

        Abington and Fincorp are providing the following consolidated financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes included in documents that accompany this proxy statement/prospectus or that are incorporated into this proxy statement/prospectus by reference herein from the annual reports and other information that Abington and Fincorp have filed with the Securities and Exchange Commission.

        Abington derived the following historical information from its consolidated financial statements as of December 31, 2001, 2000, 1999, 1998 and 1997 and for each of the years then ended, audited by Arthur Andersen LLP, and from its unaudited consolidated financial statements as of and for the three months ended March 31, 2001 and 2002. Fincorp derived the following historical information from its consolidated financial statements as of December 31, 2001, 2000, 1999, 1998 and 1997 and for each of the years then ended, audited by Grant Thornton LLP, and from its unaudited consolidated financial statements as of and for the three months ended March 31, 2001 and 2002.

        In the opinion of management of Abington and Fincorp, respectively, the unaudited financial statements of Abington and Fincorp include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of their respective financial positions and results of operations for those periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of results that may be expected for the year ending December 31, 2002 or any other period.

Abington Bancorp, Inc. Selected Consolidated Financial Data
(Dollars in Thousands, Except Per Share Data)

						(Unaudited)
	December 31,					March 31,
	2001	2000	1999	1998	1997	2002
Balance Sheet Data:
Total assets	$770,118	$728,249	$696,250	$591,151	$531,986	$849,303
Total loans, net	403,552	374,138	388,710	360,735	330,792	366,956
Allowance for loan losses	5,482	3,856	3,701	3,077	2,280	5,472
Investments(1)	290,537	303,121	248,533	190,884	173,203	376,412
Deposits	497,459	454,747	389,692	363,953	324,934	526,455
Borrowed funds	201,549	222,132	259,751	177,128	165,910	231,321
Preferred beneficial interest in junior subordinated debentures, net(3)	12,163	12,086	12,010	11,934	—	12,181
Shareholders' equity	39,151	34,305	27,832	33,060	36,576	38,576
Nonperforming assets	3,959	556	616	731	978	3,862
Book value per share(2)	12.56	11.18	8.72	9.88	9.99	12.12
Tangible book value per share	11.83	10.30	7.73	9.04	9.08	11.42
						(Unaudited)
	Year Ended December 31,					Three Months Ended March 31,
	2001	2000	1999	1998	1997	2001	2002
Operations Data:
Interest and dividend income	$50,493	$48,349	$42,242	$38,442	$36,297	$12,526	$11,696
Interest expense	27,643	28,396	23,092	21,585	20,091	7,208	5,918

Net interest and dividend income	22,850	19,953	19,150	16,857	16,206	5,318	5,778
Provision for loan losses(7)	1,705	160	640	760	630	—	—
Gains (losses) on securities, net(8)	(1,723)	405	823	1,731	540	72	35
Gains on sales of loans, net	2,888	1,315	1,222	492	236	460	1,124
Gains (losses) on real estate	(2)	—	68	43	109	—	—
Other income	8,606	7,179	5,260	4,643	4,101	1,914	2,170
Non-interest expense	25,705	21,675	19,420	16,267	13,505	5,894	6,003

Income before income tax expense and cumulative effect of change in accounting principle	5,209	7,017	6,463	6,739	7,057	1,870	3,104
Provision for income taxes	1,834	2,524	2,314	2,368	2,679	655	1,130

Cumulative effect of accounting change	(298)	—	—	—	—	(298)	—

Net income	$3,077	$4,493	$4,149	$4,371	$4,378	$917	$1,974

Net income per share(5):
Basic	$.99	$1.46	$1.26	$1.25	$1.18	$.30	$.62
Diluted	.95	1.41	$1.20	1.17	1.10	.29	.60
Dividends per share(4)	.40	.36	.35	.30	.20	.10	.10
						(Unaudited)
	At or for the Year Ended December 31,					At or for the Three Months Ended March 31,
	2001	2000	1999	1998	1997	2001	2002
Other Data:
Return on average assets	.40%	.64%	.66%	.79%	.87%	.50%	.97%
Return on average equity	8.02	15.14	13.42	12.68	12.59	10.22	19.52
Average equity to average assets	4.95	4.23	4.90	6.26	6.94	4.89	4.97
Interest rate spread	3.20	2.89	3.15	3.13	3.29	3.07	3.20
Net interest margin	3.24	2.97	3.21	3.24	3.41	3.13	3.22
Tier 1 leverage capital ratio at end of period	6.16	6.13	5.94	7.27	6.01	5.89	5.85
Dividend payout ratio	40.46	24.46	27.84	23.95	16.90	34.48	16.67
Efficiency ratio(6)	75.37	71.24	69.00	66.11	63.65	72.31	62.84
Nonperforming assets as a percent of total assets at end of period	.51	.08	.09	.12	.18	.10	.45

Abington Bancorp, Inc.
Notes to Selected Consolidated Financial Data

(1)
Includes Federal Home Loan Bank stock.

(2)
Abington declared a 2-for-1 stock split in the form of a dividend to holders of record on November 14, 1997. All shares and per share data have been adjusted to reflect this transaction.

(3)
In June 1998, Abington issued $12.6 million of guaranteed preferred beneficial interest in junior subordinated debentures.

(4)
Includes $.10 and $.15 per share special dividends declared in March 1998 and 1999, respectively.

(5)
Excluding the cumulative effect of a change in accounting principle, net of taxes, the basic earnings per share for the year ended December 31, 2001 and the quarter ended March 31, 2001 would have been $1.09 and $.40, respectively. Additionally, excluding the cumulative effect of change in accounting principle, net of taxes, the diluted earnings per share would have been $1.04 and $.38 for the year ended December 31, 2001 and quarter ended March 31, 2001, respectively.

(6)
The efficiency ratio represents non-interest expenses, excluding trust preferred securities expenses, as a percentage of non-interest income and net interest income combined.

(7)
Provisions for loan losses in 2001 primarily related to deterioration of two key credits during 2001. Both of these credits are on non-accrual as of March 31, 2002 and December 31, 2001.

(8)
The loss on securities, net in 2001 includes a loss on the sale of a corporate bond of $2.2 million.

Massachusetts Fincorp, Inc. Selected Consolidated Financial Data
(Dollars in Thousands, Except for Per Share Data)

						(Unaudited)
	December 31,					March 31,
	2001	2000	1999	1998	1997	2002
Balance Sheet Data:
Total assets	$120,658	$113,202	$96,411	$71,633	$54,630	$123,864
Total loans, net	73,221	84,358	73,929	51,277	41,266	70,646
Allowance for loan losses
Securities	23,165	15,552	12,592	8,712	6,002	35,440
Deposits	100,828	89,121	63,300	56,993	42,668	101,805
Borrowed funds	8,778	13,599	22,617	4,211	6,436	11,158
Shareholders' equity	9,815	9,681	9,622	9,503	4,987	10,038
Nonperforming assets
Book value per share	17.05	17.41	17.21	N/M	N/A	19.26
Tangible book value per share	17.05	17.41	17.21	N/M	N/A	19.26
						(Unaudited)
	Year Ended December 31,					Three Months Ended March 31,
	2001	2000	1999	1998	1997	2001	2002
Operations Data:
Interest and dividend income	$8,339	$8,035	$6,069	$4,678	$3,856	$2,126	$1,927
Interest expense	4,131	4,658	3,006	2,441	1,956	1,188	713

Net interest income	4,208	3,377	3,063	2,238	1,900	938	1,214
Provision for loan losses	(127)	58	(19)	87	(90)	(17)	(47)
Net interest income after provision for loan losses	4,335	3,319	3,082	2,151	1,990	955	1,261
Net gains (losses) from sales of loans, securities and other assets	630	117	308	458	254	92	275
Other non-interest income	368	280	235	275	231	71	86
Non-interest expense	4,156	3,363	2,998	2,783	1,971	880	1,081

Income before income tax expense	1,176	354	627	100	505	238	541
Income tax expense	384	115	224	30	137	84	223

Net income	$792	$238	$403	$71	$368	$155	$319

Net income per share:
Basic	$1.56	$0.43	$0.72	N/M	N/A	$0.29	$0.65
Diluted	1.51	0.43	$0.72	N/M	N/A	$0.29	$0.62
Dividends per share	—	—	—	—	—	—	—
						(Unaudited)
	At or for the Year Ended December 31,					At or for the Three Months Ended March 31,
	2001	2000	1999	1998	1997	2001	2002
Other Data:
Return on average assets	0.63%	0.23%	0.48%	0.11%	0.72%	0.55%	1.06%
Return on average equity	7.73	2.47	4.21	1.17	7.68	6.38	12.97
Average equity to average assets	8.10	8.60	10.00	13.30	9.31	8.57	8.19
Interest rate spread (end of period)	3.47	2.74	3.19	3.03	3.49	3.04	3.97
Net interest margin	3.60	3.27	3.82	3.63	3.93	3.59	4.32
Tier 1 leverage capital ratio at end of period	7.3	7.2	7.9	11.7	9.5	12.90	13.86
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Efficiency ratio	79.84	89.11	83.14	93.70	82.62	79.90	68.57
Nonperforming assets as a percent of total assets at end of period	0.25	—	0.10	0.24	0.21	0.27	0.01

Selected Unaudited Pro Forma Combined Condensed Financial Data

        The following unaudited pro forma combined condensed financial information of Abington and Fincorp has been derived from Abington's and Fincorp's historical financial statements under the assumptions and adjustments set forth in the accompanying notes. The information does not incorporate or assume any cost savings in connection with the merger. The pro forma combined condensed statement of operations data account for the merger as a purchase transaction and assume that the merger had occurred at the beginning of the periods presented. The pro forma combined condensed balance sheet data assume that the acquisition occurred on March 31, 2002.

        The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the assumed time.

        The unaudited pro forma combined condensed financial information reflects the value of the Abington common stock to be issued in the merger, with related adjustments to paid-in capital and the cancellation of Fincorp's treasury stock pursuant to the merger agreement. The number of shares of Abington common stock to be issued in the merger was calculated by multiplying the number of outstanding shares of Fincorp common stock, including options to purchase shares of Fincorp common stock (assuming all of the Fincorp options are exercised prior to the merger) by .60 and then multiplying that number by an assumed exchange ratio of 1.7794. The exchange ratio would be 1.7794 if the average closing price is $16.86, which was the average of the closing bid and asked prices of the Abington common stock during the 10-day trading period preceding public announcement of the merger (after discarding the two highest and the two lowest bid and asked prices). The actual exchange ratio will be determined as described in "The Merger—General."

Pro Forma Combined Condensed Consolidated Balance Sheet
March 31, 2002
(Unaudited)
(In Thousands)

	Abington	Fincorp	Adjustments		Pro Forma Combined
Cash and due from banks	$30,477	$2,576	$—		$33,053
Short-term investments	38,909	4,744			43,653
Securities available for sale, at market value	376,412	35,440	(6,298	)(A)(B)	405,554
Loans held for sale	7,473	4,251	—		11,724
Loans and leases	364,955	71,305	1,897	(A)(C)	438,157
Less: Allowance for loan and lease losses	(5,472)	(658)	—		(6,130)

Net loans	359,483	70,647	1,897		432,027
Federal home loan bank stock, at cost	12,910	1,132	—		14,042
Premises and equipment	8,593	4,008	410	(A)	13,011
Other real estate owned, net	—	—	—		—
Non-compete intangible	—	—	100	(C)	100
Core deposits	810	—	4,200	(A)(B)(C)	5,010
Goodwill	1,395	—	4,455	(A)(B)(C)	5,850
Bank-owned life insurance—contract value	3,720	—	—		3,720
Deferred tax asset, net	2,021	—	(2,021)	(C)	—
Other assets	7,100	1,067	—		8,167

Total assets	$849,303	$123,865	$2,743		$975,911

Deposits	$526,455	$101,805	$343	(A)(C)	$628,603
Borrowings	231,321	11,158	56	(A)(C)	242,535
Accrued taxes and expenses	4,541	—	412	(C)	4,953
Other liabilities	36,229	864	1,550	(A)(C)	38,643

Total liabilities	798,546	113,827	2,361		914,734

Guaranteed preferred beneficial interest in the junior subordinated debentures	12,181	—	—		12,181
Commitments and contingencies
Stockholders' equity
Serial preferred stock	—	—	—		—
Common stock:
Abington	499		62	(A)(C)	561
Fincorp	—	6	(6)	(A)(C)	—
Additional paid-in capital	23,292	5,948	4,410	(A)(C)	33,650
Retained earnings	33,052	5,964	(5,964)	(A)(C)	33,052
Treasury stock, at cost	(17,584)	(1,082)	1,082	(A)(C)	(17,584)
Compensation plans	120	(643)	643	(A)(C)	120
Net unrealized loss on available for sale securities, net of taxes	(803)	(155)	155	(A)(C)	(803)

Total shareholders' equity	38,576	10,038	382		48,996

Total liabilities and shareholders' equity	$849,303	$123,865	$2,743		$975,911

Pro Forma Combined Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2002
(Unaudited)
(In Thousands, Except Share Data)

	Abington	Fincorp	Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$6,619	$1,503	$(68	)(C)(D)	$8,054
Interest and dividends on securities	4,957	402	(63	)(C)(D)	5,296
All other income	120	22			142

Total interest and dividend income	11,696	1,927	(131)		13,492

Interest expense:
Interest on deposits	2,987	615	(43	)(C)(D)	3,559
Interest on borrowed funds	2,931	98	(7	)(C)(D)	3,022

Total interest expense	5,918	713	(50)		6,581

Net interest income	5,778	1,214	(81)		6,911
Provision for loan and lease losses	—	(47)			(47)

Net interest income after provision for loan and lease losses	5,778	1,261	(81)		6,958

Non-interest income:
Loan servicing fees	44	—			44
Customer service fees	2,030	60			2,090
Gain (loss) on securities, net	35	89			124
Gain on sale of loans, net	1,124	186			1,310
Net gain (loss) on sales and writedown of other real estate owned	—	—			—
Other income	96	26			122

Total non-interest income	3,329	361	—		3,690

Non-interest expense:
Salaries and employee benefits	3,152	609	25	(C)(D)	3,786
Occupancy and equipment expense	832	132	4		968
Trust preferred securities expense	280	—			280
Other non-interest expense	1,739	340	163	(C)(D)	2,242

Total non-interest expense	6,003	1,081	192		7,276

Income before income tax expense	3,104	541	(273)		3,372
Income tax expense	1,130	222	(93	)(D)	1,259

Net income	$1,974	$319	$(180)		$2,113

Basic earnings per share	$0.62	$0.65			$0.56	(F)

Diluted earnings per share	$0.60	$0.62			$0.54	(F)

Average common shares—basic	3,180,000	487,400			3,798,000	(F)

Average common shares—diluted	3,290,000	513,000			3,908,000	(F)

Pro Forma Combined Condensed Consolidated Statement Of Operations
Abington And Fincorp
Year Ended December 31, 2001
(In Thousands, Except Share Data)

	Abington	Fincorp	Adjustments		Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$29,510	$6,898	$(271	)(C)(D)	$36,137
Interest and dividends on securities	20,862	1,317	(252	)(C)(D)	21,927
All other income	121	124			245

Total interest and dividend income	50,493	8,339	(523)		58,309

Interest expense:
Interest on deposits	14,697	3,291	(171	)(C)(D)	17,817
Interest on borrowed funds	12,946	841	(28	)(C)(D)	13,759

Total interest expense	27,643	4,132	(199)		31,576

Net interest income	22,850	4,207	(324)		26,733
Provisions for loan and lease losses	1,705	(127)			1,578

Net interest income after provision for loan and lease losses	21,145	4,334	(324)		25,155

Non-interest income:
Loan servicing fees	255	—			255
Customer service fees	7,949	247			8,196
Gain (loss) on securities, net	(1,723)	(33)			(1,756)
Gain on sale of loans, net	2,888	663			3,551
Net gain (loss) on sales and writedown of other real estate owned	(2)	—			(2)
Other income	402	121			523

Total non-interest income	9,769	998	—		10,767

Non-interest expense:
Salaries and employee benefits	12,521	2,393	100	(C)(D)	15,014
Occupancy and equipment expense	4,032	542	16	(D)	4,590
Trust preferred securities expense	1,120	—			1,120
Other non-interest expense	8,032	1,220	650	(C)(D)	9,902

Total non-interest expense	25,705	4,155	766		30,626

Income before income tax expense	5,209	1,177	(1,090)		5,296
Income tax expense	1,834	384	(372	)(D)	1,846

Net income before cumulative effect of accounting change	3,375	793	(718)		3,450
Cumulative effect of change in accounting principle	(298)	—			(298)

Net income	$3,077	$793	$(718)		$3,152

Basic earnings per share	$0.99	$1.56			$.85	(F)

Diluted earnings per share	$0.95	$1.51			$.82	(F)

Average common shares—basic	3,103,000	508,000			3,721,000	(F)

Average common shares—diluted	3,239,000	525,000			3,857,000	(F)

Notes to Unaudited Combined Condensed Consolidated Financial Statements

A. Basis of Presentation

        The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of each of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed in the third quarter of calendar year 2002.

        Under accounting principles generally accepted in the United States of America, the transaction will be accounted for using the purchase method of accounting and, as such, the assets and liabilities of Fincorp will be recorded at their estimated fair values. The allocation of the total purchase cost reflected in the unaudited pro forma combined condensed consolidated financial information is preliminary. The actual purchase accounting adjustments to reflect the fair values of the assets acquired and liabilities assumed will be based upon appraisals that are currently in process. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma combined condensed consolidated financial information based on our estimates. Accordingly, the adjustments that have been included in the unaudited pro forma combined condensed consolidated financial information may change based upon the final allocation of the total purchase cost of the acquisition of Fincorp. The actual allocation of the purchase cost and the resulting effect on income may differ from the unaudited pro forma amounts included in this proxy statement/prospectus. However, based on current information, management does not expect the final allocation of the purchase price to differ materially from that used in the accompanying statements of operations.

        The unaudited pro forma combined condensed consolidated statements of operations give effect to the merger as if the merger occurred on January 1, 2001 and January 1, 2002, respectively. The unaudited pro forma combined condensed consolidated balance sheet assumes the merger was consummated on March 31, 2002. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined statement of operations to conform the presentation.

        Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma combined condensed consolidated financial statements are summarized as follows:

        Estimated fair values for the assets and liabilities of Fincorp were obtained as follows:

        Cash and Cash Equivalents.    The carrying amounts of cash and cash equivalents approximate their fair value.

        Investment and Mortgage-Backed Securities.    Fair values for securities are based on quoted market prices.

        Stock in Federal Home Loan Bank.    No ready market exists for this stock and it has no quoted market value; however, redemption of this stock historically has been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

        Loans.    Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. The allowance for loan losses as recorded is deemed to be a reasonable estimate of the credit adjustment.

        Office Properties and Equipment.    Fair values for real estate were based upon discounted cash flow analyses using rental rates for like commercial properties in the areas where branches were located as well as from corroborating such estimates with other real estate professionals based on current market conditions. A full appraisal of such properties will be made to support actual purchase accounting adjustments.

        Deposits.    The book value is deemed to be a reasonable estimate of fair value except for time deposits. The fair values of time deposits were determined by discounting scheduled cash flows using current interest rates.

        FHLB Advances and Other Borrowings.    Fair values for advances and other borrowings are estimated by discounting scheduled cash flows using current interest rates.

        Identifiable Intangible Assets.    A fair value for the core deposit intangible asset was estimated by calculating a 4.126% premium on total deposits of $101.8 million. A fair value for the non-compete intangible asset was estimated based on the amounts to be paid under the non-compete agreement.

        Other Assets and Other Liabilities.    Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

        The premium on loans will be amortized to interest income over five to nine years to approximate a constant yield to maturity. The premium on FHLB advances and time deposits will be amortized to interest expense over two to three years to approximate a constant yield to maturity. The real estate adjustment will be amortized over approximately 20 years as it primarily relates to land and buildings. The core deposit intangible asset will be amortized over ten years on a straight-line basis. The non-compete intangible asset will be amortized over the one-year contract period on a straight-line basis.

B. Calculation of Purchase Price

        The preliminary allocation of the cost to acquire Fincorp is described in the table below (in thousands). Total consideration is approximately $16,718, comprised of 60% common stock of Abington and 40% cash, net of proceeds due if options of Fincorp are exercised prior to the closing of the transaction. Number of shares and options are rounded to the nearest hundred. The cash portion of the transaction is shown as being financed from investment portfolio proceeds, which is consistent with management's current intentions.

Value of shares to be issued	347,300 × 1.7794 × $16.86	=	$10,420
Value of cash consideration	231,600 × 1.7794 × $16.86	=	$6,948
Net cash from Fincorp options			(650)

Total consideration			$16,718

        Estimated number of Abington shares to be issued:

Fincorp shares outstanding	525,400
Fincorp options	53,500

Total Fincorp shares and options	578,900
Consideration to be paid in Abington common stock	60%

Fincorp shares to be exchanged for Abington common stock	347,300
Exchange ratio based on 10 trading days prior to April 10, 2002	1.7794

Abington shares to be issued	618,000

        Stock options to purchase approximately 53,500 shares of Fincorp's common stock with a weighted average exercise price of $11.93 are assumed to be exercised prior to the consummation of the transaction. This may not necessarily be indicative of the likely outcome with respect to the number of options to be exercised prior to the consummation of the merger.

C. Purchase Accounting Adjustments

        Reflects the approximate purchase accounting adjustments to effect the acquisition of Fincorp.

(in thousands)
Calculation of Cost of Acquired Entity
Fair value of shares issued by Abington	$10,420
Cash consideration to be paid by Abington	6,948
Net cash from Fincorp options	(650)
Estimated acquisition costs	1,550

Estimated cost of acquired entity	$18,268
Book equity, excluding investment mark-to-market (below)	10,193

Excess of acquisition costs over book value	$8,075

Allocation of excess of acquisition costs over book value:
Adjust loans to market value	$1,897
Write-up of fixed assets (real estate)	410
Adjust time deposits to market value	(343)
Adjust borrowings to market value	(56)
Adjust equity for investment mark-to-market	(155)
Adjust deferred tax liabilities for tax effects of non-deductible core deposit intangibles and the effect of purchase accounting adjustments	(2,433)
Core deposit intangibles	4,200
Non-compete intangible	100
Goodwill	4,455

$8,075

        The unaudited pro forma combined condensed consolidated balance sheet at March 31, 2002 reflects anticipated one-time merger and integration costs that are estimated to total approximately $1.550 million. Approximately $980,000 of these costs relate to various severance arrangements and other executive contract payments with the remaining costs being comprised of investment banking, legal and other professional costs. Estimated anticipated merger and integration costs are not included in the unaudited pro forma condensed statement of operations.

D. Pro Forma Adjustments

        Pro forma adjustments that were calculated for the merger are as follows (in thousands):

	March 31, 2002	December 31, 2001
Amortization of premium on loans receivable	$(68)	$(271)
Amortization of premium on FHLB advances	7	28
Amortization of discount on time deposits	43	171
Amortization of core deposit intangible asset	(163)	(650)
Amortization of adjustment to real estate	(4)	(16)
Amortization of noncompete intangible asset	(25)	(100)

Total adjustments	$(210)	$(838)

        In addition to the above adjustments, reductions in interest income on investments as a result of the cash payment to Fincorp stockholders are calculated based on a 4.0% interest rate. Income tax expense is adjusted using a 34% tax rate.

E. Cost Savings and Revenue Enhancements

        Abington expects to achieve cost savings, revenue enhancements and other operating synergies following consummation of the merger. The cost savings, revenue enhancements and other operating synergies are expected to be achieved in various amounts at various times during the periods subsequent to consummation of the merger and not ratably over or at the beginning or end of such periods. For the purpose of preparing the pro forma statement of operations, we have not taken into account any adjustments on a pro rata basis or otherwise to reflect the anticipated cost savings, revenue enhancements and other operating synergies that are expected. We have, however, shown as pro forma adjustments interest income reduction associated with the liquidation of investments to pay the cash consideration to Fincorp stockholders and also the pro rata amortization expense associated with the estimated core deposit intangible. The dilution shown in the pro forma condensed statements of operations does not reflect management's expectation for the actual financial performance of the combined company following completion of the transaction if the estimated costs savings, revenue enhancements and operating synergies are realized.

F. Pro Forma Effect on Earnings Per Share of Alternative Exchange Ratios

        The pro forma statement of operations and the related calculation of share and per share data have been presented assuming an exchange ratio of 1.7794. The exchange ratio would be 1.7794 if the average closing price is $16.86, which was the average of the closing bid and asked prices of the Abington common stock during the 10-day trading period preceding public announcement of the merger (after discarding the two highest and the two lowest bid and asked prices). Pro forma share and per share data would be as set forth below if the average closing price were equal to or lower than $15.17 (resulting in the maximum exchange ratio of 1.9769) or the average closing price were equal to or higher than $18.55 (resulting in the minimum exchange ratio of 1.6175):

Maximum Exchange Ratio of 1.9769:	March 31, 2002	December 31, 2001
Basic earnings per share	$.55	$.83
Diluted earnings per share	$.53	$.80
Average common shares—basic	3,867,000	3,790,000
Average common shares—diluted	3,977,000	3,926,000
Minimum Exchange Ratio of 1.6175:	March 31, 2002	December 31, 2001
Basic earnings per share	$.57	$.86
Diluted earnings per share	$.55	$.83
Average common shares—basic	3,742,000	3,665,000
Average common shares—diluted	3,852,000	3,801,000

Comparative Per Share Data

        The following table presents specified historical per share data of Abington and Fincorp and unaudited pro forma per share data of the combined company after giving effect to the merger. This data is derived from and should be read in conjunction with the selected historical consolidated financial data included in this proxy statement/prospectus and the separate historical consolidated financial statements of Abington and Fincorp that accompany or are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger occurred at the beginning of the periods presented and is not necessarily indicative of the future results of operations of the combined company.

        Pro forma combined amounts are calculated by adding together the historical amounts reported by Abington and Fincorp, as adjusted for:

  •
  the estimated purchase accounting adjustments to be recorded (consisting of mark-to-market valuation adjustments for tangible and intangible assets acquired and liabilities assumed and adjustments for intangible assets established) and the resultant amortization/accretion of certain of such adjustments over appropriate future periods,

  •
  decreased investments and interest income to fund the cash portion of the purchase price, and

  •
  the estimated number of additional shares of Abington common stock to be issued in connection with the merger.

        The pro forma combined amounts reflect the issuance of approximately 561,800, 686,600 and 618,000 shares of Abington common stock, assuming conversion of 60% of the outstanding shares of Fincorp common stock at assumed exchange ratios of 1.6175 (the minimum exchange ratio), 1.9769 (the maximum exchange ratio) and 1.7794 (the exchange ratio if the average closing price of the Abington common stock is $16.86, which was the average of the closing bid and asked prices of the Abington common stock during the 10 trading-day period preceding public announcement of the merger after discarding the two highest and the two lowest bid and asked prices), respectively. The maximum exchange ratio will be used if the average closing price of the Abington common stock is $15.17 or lower. The minimum exchange ratio will be used if the average closing price of the Abington common stock is $18.55 or higher.

        Fincorp pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the assumed exchange ratios of 1.6175, 1.9769 and 1.7794.

        It is anticipated that the initial dividend rate will be equal to the current dividend rate of Abington. Accordingly, pro forma combined dividends per share of Abington common stock represent the historical dividends per share paid by Abington.

Unaudited Comparative Per Share Data

        The pro forma combined stockholders' equity and the pro forma combined tangible stockholders' equity used for the purposes of calculating the pro forma information in the following table was $48,996,000 and $38,036,000, respectively, as of March 31, 2002 and $49,348,000 and $38,388,000, respectively, as of December 31, 2001.

        The Abington pro forma combined amounts in the following table are based on the following number of shares of Abington common stock outstanding after consummation of the merger, including shares issued to Fincorp stockholders in the merger:

	Exchange Ratio
	1.6175 shares	1.7794 shares	1.9769 shares
March 31, 2002	3,745,800	3,802,000	3,870,600
December 31, 2001	3,679,800	3,736,000	3,804,600
						Fincorp Pro Forma Equivalent
			Abington Pro Forma Combined
	Historical
			1.6175 shares	1.7794 shares	1.9769 shares	1.6175 shares	1.7794 shares	1.9769 shares
	Abington	Fincorp
Basic Net Income
Three Months Ended 3/31/02	$0.62	$0.65	$0.57	$0.56	$0.55	$0.92	$1.00	$1.09
Year Ended 12/31/01	0.99	1.56	.86	.85	.83	1.39	1.51	1.64
Diluted Net Income
Three Months Ended 3/31/02	0.60	0.62	0.55	0.54	0.53	0.89	.96	1.05
Year Ended 12/31/01	0.95	1.51	.83	.82	.80	1.34	1.46	1.58
Cash Dividends Declared
Three Months Ended 3/31/01	0.10	—	0.10	0.10	0.10	0.16	0.18	0.20
Year Ended 12/31/01	0.40	—	0.40	0.40	0.40	0.65	0.71	0.79
Book Value per Share
Three Months Ended 3/31/02	12.12	20.04	13.08	12.89	12.66	21.16	22.93	25.03
Year Ended 12/31/01	12.56	19.63	13.41	13.21	12.97	21.69	23.50	25.64
Tangible Book Value per Share
Three Months Ended 3/31/02	11.42	20.04	10.15	10.00	9.83	16.42	17.79	19.43
Year Ended 12/31/01	11.83	19.63	10.42	10.26	10.08	16.85	18.25	19.93

Comparative Market Prices and Dividend Information

        The Abington common stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "ABBK," and the Fincorp common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "MAFN". As of the record date for the Abington annual meeting, there were 3,189,852 shares of Abington common stock outstanding, which were held by approximately 695 holders of record; and as of the record date for the Fincorp annual meeting, there were 526,040 shares of Fincorp common stock outstanding, which were held by approximately 299 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of the Abington common stock as reported on the Nasdaq Stock Market's National Market and the Fincorp common stock as reported on the OTC Bulletin Board and the dividends declared per share of Abington common stock. Fincorp has not declared or paid any cash dividends.

	Abington			Fincorp
	Market Price			Market Price
			Dividends Declared Per Share
	High	Low		High	Low
2002
First Quarter	$16.85	$15.11	$.10	$21.75	$14.27
Second Quarter	20.90	16.35	.10	29.30	27.10
Third Quarter (through July 22)	20.20	19.25	—	29.60	29.00
2001
First Quarter	13.44	11.63	.10	14.250	13.000
Second Quarter	15.80	13.00	.10	15.000	13.750
Third Quarter	16.80	13.25	.10	15.550	14.210
Fourth Quarter	15.63	13.46	.10	15.500	14.750
2000
First Quarter	11.75	9.38	.09	13.000	10.000
Second Quarter	9.88	8.75	.09	12.688	11.375
Third Quarter	11.19	8.75	.09	14.250	12.000
Fourth Quarter	11.06	8.75	.09	14.250	13.125

        The following table shows the closing price per share of the Abington common stock and the Fincorp common stock on (1) April 9, 2002 (for the Abington common stock), the last trading day preceding public announcement of the merger agreement, and on March 28, 2002 (for the Fincorp common stock), the last day on which the Fincorp common stock traded prior to public announcement of the merger agreement, and (2) July 22, 2002, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices for Abington are as reported on the Nasdaq Stock Market's National Market and for Fincorp as reported on the OTC Bulletin Board. The following table also includes the equivalent price per share of Fincorp common stock on those dates.

	Historical Market Value Per Share
			Equivalent Market Value Per Share of Fincorp(1)
	Abington	Fincorp
April 9, 2002 and March 28, 2002, respectively	$17.50	$21.75	$31.14
July 22, 2002	$19.25	$29.00	$31.14

(1)
The equivalent market value per share of Fincorp is based upon the exchange ratio applicable on the specified date (1.7794 at April 9, 2002 and 1.6175 at July 22, 2002) multiplied by the closing price per share of the Abington common stock on the specified date.

        Stockholders are advised to obtain current market quotations for the Abington common stock and the Fincorp common stock. The market price of the Abington common stock at the effective time of the merger or at the time stockholders of Fincorp receive certificates evidencing shares of Abington common stock may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the annual meetings.

RISK FACTORS

        Upon completion of the merger, Fincorp stockholders will receive shares of Abington common stock and/or cash in exchange for their shares of Fincorp common stock. Prior to deciding whether or not to approve the merger and which type of consideration to elect, Fincorp stockholders should be aware of and consider the following risks and uncertainties that are applicable to the merger. These risks and uncertainties should be considered in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 34.

Fincorp stockholders may not receive the form of consideration they elect

        If the merger is completed, each outstanding share of Fincorp common stock will be converted into the right to receive either $30.00 in cash or a number of whole shares of Abington common stock determined in the manner set forth in the merger agreement and as described under "The Merger—Merger Consideration and Election and Exchange Procedures" beginning on page 61.

        Fincorp stockholders will have the opportunity to elect the form of consideration they receive. However, the right of a Fincorp stockholder to elect all stock or all cash for their shares is limited because of allocation procedures set forth in the merger agreement, which are intended to ensure that 40% of the outstanding shares of Fincorp common stock will be converted into the right to receive cash and 60% of the outstanding shares of Fincorp common stock will be converted into the right to receive shares of Abington common stock. If the total cash elections by Fincorp stockholders are greater, or less, than the aggregate cash consideration to be paid in the merger (which is equal to the number of shares of Fincorp common stock outstanding immediately prior to the effective time of the merger times .40 times $30.00), the elections will be reallocated so that the resultant exchange for cash is as close as practicable to the aggregate cash consideration. Therefore, Fincorp stockholders may not receive exactly the form of consideration that they elect, and may receive a pro rata amount of cash and Abington common stock. A detailed discussion of the consideration provisions of the merger agreement is set forth under "The Merger—Merger Consideration and Election and Exchange Procedures," beginning on page 61. We recommend that Fincorp stockholders carefully read it and the merger agreement attached hereto as Annex I.

The value of the stock consideration will vary with fluctuations in Abington's stock price

        Fincorp stockholders who receive Abington common stock in exchange for their shares of Fincorp common stock may receive shares of Abington common stock that have a value that is less at the time the merger is completed than at the time the exchange ratio becomes fixed. The exchange ratio is fixed based in part on the average of the closing bid and asked prices of the Abington common stock during the 10 trading-day period preceding and including the date on which the last required regulatory approval is obtained, compared to the average of the closing bid and asked prices of Abington common stock during the 10 trading-day period preceding April 10, 2002, the date of the merger agreement. In each case, the two highest asked prices and the two lowest bid prices are discarded and the remaining closing bid and asked prices are averaged. If the market price of Abington's common stock on the date the merger is completed is lower than the average closing price used in determining the exchange ratio, the value of the Abington common stock that Fincorp stockholders receive in the merger will be less than the value determined on the basis of the average closing price. The trading price of Abington common stock could fluctuate depending upon any number of reasons, including those specific to Abington and those that influence the trading prices of equity securities generally. It is unlikely that the last required regulatory approval will have been obtained prior to the Fincorp annual meeting. Accordingly, at the time of the Fincorp annual meeting, Fincorp stockholders will not know the exact value of the Abington common stock they will receive or the exchange ratio that will be used to determine the number of shares of Abington common stock they will receive when the merger is completed. In addition, there will be a time period between the completion of the merger and the time at which former Fincorp stockholders receiving stock consideration actually receive certificates evidencing Abington common stock, which will include the 20 business-day period during which Fincorp stockholders will be able to make cash/stock elections. Until stock certificates are received, Fincorp stockholders will not be able to sell their Abington shares in the open market. Thus, they will not be able to avoid losses resulting from any decline in the trading price of the Abington common stock during this period.

Directors and officers of Fincorp have interests in the merger that differ from the interests of stockholders

        Fincorp stockholders considering the recommendation of Fincorp's board of directors should be aware that some executive officers and directors of Fincorp have interests in the merger that may differ from your interests. For example, Fincorp's President has entered into a consulting agreement with Abington and The Massachusetts Co-operative Bank's Executive Vice President has entered into an employment agreement with Abington Savings Bank which provide for payments totalling $210,000 and $180,000, respectively, in each case provided certain conditions are met. In addition, Abington, Fincorp and The Massachusetts Co-operative Bank have entered into payments agreements with Fincorp's President and The Massachusetts Co-operative Bank's Executive Vice President which provide for the termination of the executives' employment agreements and their right to receive certain other benefits in exchange for a cash payment in the amounts of $349,300 and $256,365, respectively. These agreements may create potential conflicts of interest. These and certain other additional interests of Fincorp's directors and executive officers may cause some of these persons to view the proposed transaction differently than Fincorp stockholders view it. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 75.

Abington may fail to realize the anticipated benefits of the merger

        The success of the merger will depend in part on Abington's ability to realize anticipated cost savings and to combine the businesses of Abington and Fincorp in a manner that does not materially disrupt the existing customer relationships of Fincorp or result in decreased revenues due to loss of customers and that permits growth opportunities to occur. Abington anticipates that it will be able to enhance revenues in Fincorp's market primarily through its broader retail product offerings and its greater expertise in commercial lending, particularly to small to medium sized businesses. Additionally, Abington hopes to continue its success in growing core deposits. If Abington is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The tax consequences of the merger for Fincorp stockholders will be dependent upon the merger consideration received

        The tax consequences of the merger to Fincorp stockholders will depend upon the merger consideration received by them. Fincorp stockholders will not recognize any gain or loss on the conversion of shares of Fincorp common stock solely into shares of Abington common stock. However, stockholders who receive cash in exchange for shares of Fincorp common stock or instead of any fractional share of Abington common stock will be taxed. For a detailed discussion of the tax consequences of the merger to Fincorp stockholders, see "The Merger—Federal Income Tax Consequences" beginning on page 78.

If the merger is not completed, Abington and Fincorp will each have incurred substantial expenses without realizing the expected benefits.

        Abington and Fincorp have incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of several conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. These expenses could have a material adverse impact on the financial condition of Abington and/or Fincorp because we would not have realized the expected benefits of the merger.

Unanticipated costs relating to the merger could reduce Abington's future earnings per share.

        Abington believes that it has reasonably estimated the likely costs of integrating the operations of Fincorp into Abington, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Abington after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on Abington's earnings per share. In other words, if the merger is completed, Abington believes that the earnings per share of Abington common stock could be less than it would have been if the merger had not been completed.

Abington may be unable to successfully integrate Fincorp's operations and retain key Fincorp employees.

        The merger involves the integration of two companies that previously operated independently. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of Fincorp employees who are expected to be retained by Abington. It cannot be assured, however, that Abington will be successful in retaining these employees for the time period necessary to successfully integrate Fincorp's operations with those of Abington. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and results of operations of the combined company.

Abington's and Fincorp's allowance for loan losses may not be adequate to cover its actual loan losses.

        Abington and Fincorp make various assumptions and judgments about the collectibility of their loan portfolios. Each provides an allowance for potential losses based on a number of factors. If these assumptions are wrong, the allowance for loan losses may not be sufficient to cover losses, which would have an adverse effect on operating results, and may also require an increase in the allowance in the future. In addition, net income would decrease if additional amounts were added to the allowance. In addition to general real estate and economic factors, the following factors could affect the ability of Abington and/or Fincorp to collect its loans and require an increase in the allowance in the future:

  •
  Regional credit concentration—Abington and Fincorp are exposed to real estate and economic factors generally in southeastern Massachusetts because a material portion of their loan portfolios are concentrated among borrowers in these markets.

  •
  Commercial and commercial real estate lending-construction, commercial lines of credit and commercial real estate loans comprise approximately 25% of Abington's loan portfolio. Most of these loans are to small- to medium-sized businesses and real estate developers in southeastern Massachusetts. Should adverse economic conditions affect these businesses in this region, it could cause Abington to increase its allowance for loan losses to address such an increased risk.

Limited trading activity in Abington common stock could negatively affect the value of the common stock of the combined company.

        Although Abington's common stock is listed and traded on the Nasdaq National Market, there has only been limited trading activity in its common stock. The average daily trading volume of its common stock over the twelve-month period ended June 30, 2002 was approximately 3,159 shares. Accordingly, sales of a significant number of shares of common stock may adversely affect the market price of Abington's common stock.

Abington may not be able to compete effectively against larger financial institutions in its increasingly competitive industry.

        The financial services industry has experienced significant concentration. This means that Abington competes with larger financial institutions for loans and deposits as well as other sources of funding in the communities it serves, and it will likely face even greater competition in the future as a result of recent federal legislative changes. Many of Abington's competitors have significantly greater resources and lending limits than it has. As a result of those greater resources, the large financial institutions that Abington competes with may be able to provide a broader range of services to their customers and may be able to afford newer and more sophisticated technology. Abington's long-term success depends on its ability to compete successfully with other financial institutions in its service areas. In addition, there have been significant increases in the scope of permissible banking activities as a result of recent regulation. As Abington strives to compete with other financial institutions, it may expand into these new areas. Abington cannot assure you that it will be successful in these efforts.

Abington and Fincorp operate in a highly regulated environment. Abington, Fincorp and the combined company may be adversely affected by changes in laws and regulations.

        Abington and Fincorp are subject to extensive regulation, supervision and examination by state and federal regulatory authorities. Such regulation and supervision govern the activities in which a bank and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and determination of the level of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, may have a material impact on the combined company's operations.

Changes in interest rates could adversely affect Abington's, Fincorp's and the combined company's results of operations and financial condition.

        Abington's and Fincorp's financial condition are significantly affected by changes in interest rates. Their results of operations depend substantially on their net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Because Abington's and Fincorp's interest-bearing liabilities generally reprice or mature more quickly than their interest-earning assets, an increase in interest rates generally would result in a decrease in their net interest income.

        Changes in interest rates also affect the value of Abington's and Fincorp's interest-earning assets, and in particular their securities portfolios. Generally, the value of securities fluctuates inversely with changes in interest rates. At December 31, 2001, Abington's securities available for sale totaled $278 million and Fincorp's totaled $23 million. Unrealized gains and losses on securities available for sale are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

        Abington and Fincorp also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, Abington and Fincorp are subject to reinvestment risk to the extent that they are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

There may be risks related to our having used Arthur Andersen as our independent auditors.

        Until July 1, 2002, Arthur Andersen, LLP served as Abington's independent auditors. In March 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Arthur Andersen was subsequently convicted on one charge of obstruction of justice in June 2002. Accompanying this proxy statement/prospectus are financial statements for Abington, which have been audited by Arthur Andersen and on which Arthur Andersen has issued a report. Pursuant to SEC rules, Arthur Andersen is required to consent to such use of its report. The SEC has informed Arthur Andersen that it will not permit Arthur Andersen to provide such a consent if the company's engagement team leaders are no longer with Arthur Andersen; however, the SEC has issued a temporary rule that permits use of Arthur Andersen's report without Arthur Andersen's consent.

        Abington's engagement team leaders are no longer with Arthur Andersen. Therefore, Arthur Andersen will not be permitted to consent to the use of its report and will not be in a position to perform any post-audit review procedures. Arthur Andersen performed a post-audit review of Abington as of May 29, 2002. Should an event occur between May 29, 2002 and the date of this proxy statement/prospectus that could serve to make inaccurate the statement in Arthur Andersen's report that the financial statements of Abington present fairly, in all material respects, the financial position of Abington as of December 31, 2001 and 2000 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States, an investor might be precluded from bringing a claim against Arthur Andersen.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This document and the accompanying documents contain forward-looking statements by Abington and Fincorp within the meaning of the Federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Abington upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Abington's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the actual exchange ratio and the tax-free nature of the merger. In addition, any of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts" and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the matters discussed in the section entitled "Risk Factors" and the following factors:

  •
  estimated cost savings from the merger may not be fully realized within the expected time frame;

  •
  deposit attrition, customer loss or revenue loss following the merger or other proposed merger may be greater than expected;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Abington and Fincorp may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  general economic or business conditions, either nationally or in the states or regions in which Abington does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Abington is engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Abington may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Abington.

        Management of Abington and Fincorp each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Abington following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Abington's and Fincorp's ability to control or predict.

THE ABINGTON ANNUAL MEETING

Time and Place

        An annual meeting of stockholders of Abington will be held at 11:00 a.m., local time, on August 29, 2002 at the Sheraton Braintree Hotel, 37 Forbes Road, Braintree, Massachusetts.

Matters to be Considered

        The Abington annual meeting is being held for the following purposes:

  •
  to consider and approve the issuance of shares of Abington common stock in the merger;

  •
  to elect four directors; and

  •
  to consider and approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve issuance of additional shares of Abington common stock in the merger.

        The Abington stockholders will also consider any other matters that may be properly submitted to a vote at the annual meeting. At the time of mailing this proxy statement/prospectus, the Abington board of directors was not aware of any matters other than those listed above that may be presented for action at the annual meeting.

Shares Outstanding and Entitled to Vote; Record Date

        The record date for determining the Abington stockholders entitled to vote at the annual meeting is July 17, 2002. Only holders of record of Abington common stock as of the close of business on that date are entitled to receive notice of the annual meeting and to vote at the annual meeting. At the close of business on the record date, there were 3,189,852 shares of Abington common stock outstanding and entitled to vote. Each share of Abington common stock entitles the holder to one vote at the Abington annual meeting on all matters properly presented at the meeting.

How to Vote Your Shares

        Stockholders of record of Abington common stock may vote by mail or by attending the annual meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

        Any stockholder executing a proxy may revoke it at any time before it is voted by:

  •
  delivering to the Clerk of Abington prior to the annual meeting a written notice of revocation addressed to Lewis J. Paragona, Clerk, Abington Bancorp, Inc., 536 Washington Street, Abington, Massachusetts 02351;

  •
  delivering to Abington prior to the annual meeting a properly executed proxy with a later date; or

  •
  attending the annual meeting and giving notice of such revocation in person.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Abington (and not revoked) by a holder of Abington common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the issuance of shares of Abington common stock in the merger, "FOR" the election of the nominees for director named herein and "FOR" the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of additional shares of Abington common stock in the merger.

        At this time, the Abington board of directors is unaware of any matters, other than set forth above, that may be presented for action at the annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Quorum; Votes Required

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of Abington common stock, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted for purposes of determining the number of votes cast on a proposal.

        The proposal to approve the issuance of shares of Abington common stock in the merger and the proposal to adjourn the annual meeting to solicit additional proxies to approve the issuance of additional shares of Abington common stock in the merger, if necessary, require the affirmative vote of the holders of a majority of the shares voted on the matter at the annual meeting.

        The election of the four nominees as directors of Abington requires the affirmative vote of the holders of a plurality of the shares voted at the annual meeting. You may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect on the outcome of the election. Any other matter properly submitted to stockholders for their consideration at the annual meeting would require the affirmative vote of the holders of a majority of the shares voted on the matter at the annual meeting.

        Any broker "non-votes" will not be counted for purposes of determining the number of votes cast on a proposal, but will be treated as present for quorum purposes. Accordingly, broker non-votes will not affect the outcome of any proposal considered at the Abington annual meeting. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

        The directors and executive officers of Abington and their respective affiliates are entitled to vote approximately 19.3% of the outstanding shares of Abington common stock as of the record date for the annual meeting.

        As of the close of business on the record date for the annual meeting, neither Fincorp nor, to the knowledge of Fincorp, any of its directors and executive officers, beneficially owned any shares of Abington common stock.

Solicitation of Proxies

        The solicitation of proxies from Abington stockholders is made on behalf of the board of directors of Abington. Abington will pay all costs of the solicitation of stockholders, including mailing this document to its stockholders, except that Abington and Fincorp will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of Abington and its subsidiaries may solicit proxies from stockholders of Abington in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Abington will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Abington Board of Directors

        The Abington board of directors has unanimously approved the merger agreement and recommends that Abington stockholders vote "FOR" approval of the issuance of shares of Abington common stock in the merger and the other matters to be voted on at the annual meeting.

ESOP Participants

        If you are a participant in Abington's employee stock ownership plan, you will have received with this document a voting instruction form that reflects all shares you may vote under the plan. Under the terms of this plan, the trustee, subject to its fiduciary duty, will vote all unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants.

THE FINCORP ANNUAL MEETING

Time and Place

        An annual meeting of stockholders of Fincorp will be held at 11:00 a.m., local time, on August 29, 2002 at the The Phillips Old Colony House, 780 Morrissey Blvd., Boston, Massachusetts.

Matters to be Considered

        The Fincorp annual meeting is being held for the following purposes:

  •
  to consider and approve the merger agreement;

  •
  to elect three directors;

  •
  to ratify the appointment of Grant Thornton LLP as Fincorp's independent accountants; and

  •
  to consider and approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement.

        The Fincorp stockholders will also consider any other matters that may be properly submitted to a vote at the annual meeting. At the time of mailing this proxy statement/prospectus, the Fincorp board of directors was not aware of any matters other than those listed above that may be presented for action at the annual meeting.

Shares Outstanding and Entitled to Vote; Record Date

        The record date for determining the Fincorp stockholders entitled to vote at the annual meeting is July 8, 2002. Only holders of record of Fincorp common stock as of the close of business on that date are entitled to receive notice of the annual meeting and to vote at the annual meeting. At the close of business on the record date, there were 526,040 shares of Fincorp common stock outstanding and entitled to vote. Each share of Fincorp common stock entitles the holder to one vote at the Fincorp annual meeting on all matters properly presented at the meeting.

How to Vote Your Shares

        Stockholders of record of Fincorp common stock may vote by mail or by attending the annual meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

        Any stockholder executing a proxy may revoke it at any time before it is voted by:

  •
  delivering to the Corporate Secretary of Fincorp prior to the annual meeting a written notice of revocation addressed to Renée R. Czajkowski, Corporate Secretary, 70 Quincy Avenue, Quincy, Massachusetts 02169;

  •
  delivering to Fincorp prior to the annual meeting a properly executed proxy with a later date; or

  •
  attending the annual meeting and giving notice of such revocation in person.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Fincorp (and not revoked) by a holder of Fincorp common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement, "FOR" the election of the nominees for director named herein, "FOR" ratification of Grant Thornton LLP as Fincorp's independent accountants and "FOR" the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

        At this time, the Fincorp board of directors is unaware of any matters, other than set forth above, that may be presented for action at the annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Quorum; Votes Required

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of Fincorp common stock, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

        The affirmative vote of the holders of a majority of the outstanding shares of Fincorp common stock is required to approve the merger agreement. The election of the three nominees as directors of Fincorp requires the affirmative vote of the holders of a plurality of the shares voted at the meeting. The proposals to ratify the appointment of Grant Thornton LLP as Fincorp's independent auditors and to adjourn the meeting to solicit additional proxies to approve the merger agreement, if necessary, and any other matter properly submitted to stockholders for their consideration at the annual meeting, requires the affirmative vote of the holders of a majority of the shares voted on the matter at the annual meeting.

        With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect.

        Any broker "non-votes" will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposal to approve the merger agreement is not a discretionary item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the annual meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Fincorp common stock, abstentions and "broker non-votes" will have the same effect as a vote against the proposal to approve the merger agreement at the annual meeting. For the same reason, the failure of a Fincorp stockholder to vote by proxy or in person at the annual meeting will have the effect of a vote against the merger agreement.

        The directors and executive officers of Fincorp and The Massachusetts Co-operative Bank and their respective affiliates are entitled to vote approximately 20.6% of the outstanding shares of Fincorp common stock as of the record date for the annual meeting. The directors of Fincorp and The Massachusetts Co-operative Bank, who can cast approximately 19.5% of the votes entitled to be cast at the annual meeting, have entered into voting agreements with Abington pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See "Election of Directors of

Fincorp—Information with Respect to Nominees, Continuing Directors and Certain Executive Officers" beginning on page 119 and "The Merger—Voting Agreements" on page 81.

        As of the close of business on the record date for the annual meeting, neither Abington nor, to the knowledge of Abington, any of its directors and executive officers, beneficially owned any shares of Fincorp common stock.

Solicitation of Proxies

        The solicitation of proxies from Fincorp stockholders is made on behalf of the board of directors of Fincorp. Fincorp will pay all costs of the solicitation of stockholders, including mailing this document to its stockholders, except that Abington and Fincorp will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of Fincorp and its subsidiaries may solicit proxies from stockholders of Fincorp in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Fincorp will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Fincorp Board of Directors

        The Fincorp board of directors has approved the merger agreement and recommends that you vote "FOR" approval of the merger agreement and the other matters to be voted on at the annual meeting.

ESOP Participants

        If you are a participant in Fincorp's employee stock ownership plan, you will have received with this document a voting instruction form that reflects all shares you may vote under the plan. Under the terms of this plan, the trustee, subject to its fiduciary duty, will vote all unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants.

Dissenters' Rights

        Under Delaware law, holders of Fincorp common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of Fincorp common stock, determined in the manner set forth in Delaware law. The procedures that must be followed in connection with the exercise of dissenters' rights by dissenting stockholders are described herein under "The Merger—Dissenters' Rights" and in Section 262 of Chapter 1, Title 8 of the Delaware General Corporation Law, a copy of which is attached as Annex IV to this document. A Fincorp stockholder seeking to exercise dissenters' rights must file written notice with Fincorp prior to the annual meeting of his or her intention to exercise appraisal rights and must not vote his or her shares in favor of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

THE MERGER
(Abington and Fincorp Proposal 1)

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement which is attached hereto and incorporated by reference herein. All stockholders are urged to carefully read the annexes in their entirety.

General

        The merger agreement provides for the merger of Fincorp with a wholly owned subsidiary of Abington. The corporation that survives that merger will then merge with and into Abington. The merger agreement also provides for the merger of Fincorp's bank subsidiary, The Massachusetts Co-operative Bank, with and into Abington's bank subsidiary, Abington Savings Bank, as soon as practicable after completion of the merger. At the effective time of the merger each share of common stock of Fincorp, par value $0.01 per share, outstanding immediately before the effective time of the merger will be converted into the right to receive either $30.00 in cash or a number of whole shares of common stock of Abington, par value $0.10 per share, determined as follows:

  •
  if the average closing price is $18.55 or higher, the exchange ratio will be 1.6175 shares of Abington common stock for each share of Fincorp common stock;

  •
  if the average closing price is between $15.17 and $18.55, the exchange ratio will be $30.00 divided by the average closing price; and

  •
  if the average closing price is $15.17 or lower, the exchange ratio will be 1.9769 shares of Abington common stock for each share of Fincorp common stock.

        If the average closing price is equal to or less than $12.65, Fincorp has the right to terminate the merger agreement unless Abington elects to increase the number of shares of Abington common stock to be issued to Fincorp stockholders in the merger.

        The term "average closing price" means the average of the closing bid and asked prices for Abington common stock for the 10 trading-day period ending on and including the date on which the last required regulatory approval is obtained, discarding the two highest asked prices and the two lowest bid prices, and averaging the remaining closing bid and asked prices. Cash will be paid in lieu of fractional shares.

        Fincorp stockholders may elect to receive cash or shares of Abington common stock subject to election and allocation procedures set forth in the merger agreement that are intended to ensure that 60% of the shares of Fincorp common stock will be exchanged for shares of Abington common stock and 40% of the shares of Fincorp common stock will be exchanged for cash. Thus, Fincorp stockholders may not receive exactly the form of consideration that they elect, and may receive a pro rata amount of cash and Abington common stock.

        Shares held by Abington or Fincorp or any of their subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be cancelled. Dissenting shares will be treated as described in the section titled "—Dissenters' Rights."

Background of the Merger

Fincorp

        In June 2000, Fincorp engaged KBW to provide planning and financial advisory services regarding the strategic direction of Fincorp, its business plan and its efforts to enhance stockholder value. Specifically, KBW reviewed and evaluated capital management alternatives and business strategies and assisted in reviewing and updating Fincorp's current business plan strategies. KBW presented its initial analysis to the board in September 2000. This presentation included a financial review of Fincorp's budget and an overview of the mergers and acquisitions market. KBW continued to advise Fincorp on an ongoing basis and presented a review quarterly to Fincorp on its progress relative to its strategic plan as well as quarterly updates on the mergers and acquisition market.

        During the summer of 2001, Fincorp had preliminary discussions with another local banking institution about a possible strategic alliance. These discussions called for the other institution to be the surviving entity of the transaction although it would be structured as a merger of equals with only a small premium to be received. Such discussions were preliminary in nature and were terminated by Fincorp when it became apparent that management and the Fincorp board would have little representation in the combined entity which was contrary to the merger-of-equals characterization. Since stockholders were only going to receive a small premium for their shares, much of the ultimate return would be based upon the future performance of the stock to be received. As such, the board believed it was important that Fincorp's stockholders have significant representation in the resulting entity.

        By letter dated December 4, 2001, Fincorp received an unsolicited non-binding proposal from this same local banking institution. The proposal called for an acquisition of Fincorp by that organization in an all-cash transaction, at a price of $24 per share with the possibility that the price could increase after due diligence was conducted. The Fincorp board met on December 19, 2001 to discuss the proposal in detail. Legal counsel and representatives of KBW also participated in the meeting. Counsel reviewed with the board its fiduciary duties in connection with a response to this proposal. KBW advised that this buyer would be required to raise additional capital prior to completing the transaction. KBW also discussed with the board the current market for mergers and acquisitions transactions, the details of this particular proposal and the possible interest other parties might have in considering a transaction with Fincorp. The board also discussed the ability of Fincorp to provide a return to stockholders over the long term by continuing its current business plan, compared to the return being projected by this local institution or what may be projected by other possible acquirers. The board identified certain factors which could limit the ability of Fincorp to continue its revenue and earnings per share growth in the future. These factors included, among others: (i) that Fincorp's balance sheet was approaching maximum leverage with the inability to increase overall cost effectiveness at a level necessary to support projected lending growth; (ii) the increased competition for deposits; and (iii) anticipated expenditures required to implement additional technology to remain competitive. The board ultimately determined that it would best be able to evaluate the proposal it received if it solicited other possible bidders.

        KBW was formally engaged to assist Fincorp in soliciting possible indications of interest in January 2002. At the January 16, 2002 meeting of the Fincorp board of directors, KBW reviewed with the board a list of potential acquirers of Fincorp. Each company had been ranked based upon KBW's assessment as to the likelihood that such company would have any interest in submitting a proposal. The board approved the proposed list of potential acquirers and authorized KBW to prepare a confidential investor profile describing Fincorp, to be distributed to parties executing a confidentiality agreement.

        During late January, the potential acquirers on the list were contacted by representatives of KBW and a confidential memorandum was prepared describing Fincorp and including various other data typically reviewed by potential acquirers. Of the 24 potential acquirers, 17 executed confidentiality agreements and were provided with confidential investor profiles. Although the local banking institution that had previously submitted an unsolicited proposal was contacted and did execute a confidentiality agreement, it ultimately did not submit a proposal. Five of the 17 companies that executed confidentiality agreements, including Abington, submitted preliminary indications of interest. These five proposals were reviewed in detail by the Fincorp board at a meeting held on February 27, 2002, with legal counsel and representatives of KBW participating in the meeting. The board selected three of these parties (including Abington) to be invited to conduct on-site due diligence. The three parties selected were the ones offering the highest per share value in their preliminary proposals. KBW was also instructed to request that these parties submit revised proposals upon completion of the due diligence.

        Each of the three parties conducted due diligence during the first half of March. Each of the three parties then submitted revised proposals. The three proposals were reviewed in detail by the Fincorp board at a meeting on March 26, 2002 with representatives of KBW and legal counsel participating in the meeting. Of the three final offers, all of which were highly competitive, the proposal from Abington offered the highest per share price. However, the board believed it was appropriate to seek to negotiate some form of protection in the event the Abington stock price declined significantly. The board authorized management and KBW to proceed to negotiate a definitive agreement with Abington and authorized the Executive Committee of the board to decide the appropriate price protection. The Executive Committee met on March 28, 2002 and determined to seek a fixed price rather than a fixed exchange ratio and discussed the protections in the event of significant fluctuations in the stock of Abington.

        The terms of the definitive agreement were negotiated during early April. On April 3, 2002, Fincorp, together with legal counsel and representatives of KBW, conducted on-site due diligence at Abington. A meeting of the Fincorp board was held on April 10, 2002 to consider the proposed agreement. Legal counsel and representatives of KBW were present at the meeting. KBW presented its analysis of the fairness from a financial point of view of the transaction and delivered its fairness opinion. Legal counsel next reviewed in detail the terms of the proposed agreement and responded to questions from directors. After a thorough discussion of the transaction, including a review of due diligence findings, the Fincorp board voted to approve the merger agreement and authorized its execution. All directors participating in the meeting voted in favor of the approval. One director, John E. Hurley, Jr., was unable to be present either in person or by conference call at the meeting.

Abington

        After receiving the confidential investor profile of Fincorp prepared by KBW, senior management of Abington met internally to discuss whether the acquisition of Fincorp would be consistent with Abington's long-term strategic planning. Management concluded that the location of Fincorp's branch offices in an area that was a natural extension of Abington's current market area could strengthen Abington's competitive position and that the acquisition of Fincorp would be consistent with Abington's strategic planning.

        Abington then worked with its legal and financial advisors to prepare an initial indication of interest. On February 19, 2002, Abington submitted its initial indication of interest, indicating that it was prepared to offer $28.00 per share in a transaction that would be 50% cash and 50% stock, with appropriate caps and collars to be negotiated.

        On February 27, 2002, Abington was advised by KBW that it and two other financial institutions had been invited to conduct due diligence on Fincorp, based on the initial indication of interest that each had submitted. Abington provided a due diligence list to Fincorp, and requested that Fincorp make available certain documents to Abington for its review. On Saturday, March 9, 2002, Abington and its legal and financial advisors conducted due diligence on Fincorp at Abington's corporate headquarters, where Fincorp documents had been delivered. The due diligence process continued for the next week to ten days.

        On Monday, March 18, 2002, the Abington board of directors met to discuss the possible acquisition of Fincorp. The meeting was attended in person by representatives of Foley Hoag LLP, Abington's legal advisors, and by telephone by representatives of MB&R, Abington's financial advisors.

Members of the board were provided with a draft of Abington's final indication of interest. Abington's president and chief executive officer, James P. McDonough, and other members of senior management reported to the board on the results of the due diligence process and reviewed with the board the key terms of the proposed final indication of interest.

        The final indication of interest indicated that Abington was prepared to offer $30.00 per share in a deal that would be 60% stock and 40% cash. MB&R informed the board that it would be prepared to issue a fairness opinion at that price. After considerable discussion, the Abington board unanimously voted to submit a final indication of interest to KBW in substantially the form presented to the board. The board also authorized management to commence negotiating a definitive agreement with Fincorp in the event that Abington's final indication of interest was accepted.

        Abington submitted its final indication of interest to KBW on March 19, 2002. On March 26, 2002, Abington was informed by KBW that the Fincorp board was prepared to negotiate a definitive agreement with Abington. During the next two weeks, Abington and Fincorp, assisted by their respective legal and financial advisors, negotiated the terms of a definitive merger agreement.

        On April 10, 2002, the Abington board met to consider and vote on the definitive agreement between Abington and Fincorp, a draft of which had been provided to them for their review several days in advance of the meeting. The board meeting was attended by representatives of Abington's legal and financial advisors.

        Legal counsel reviewed with the board certain of the key terms of the agreement, including the representations and warranties, negative covenants, indemnification provisions, conditions to close, "no shop" clause and the remedies that would be available to each side under certain circumstances if the other side decided not to proceed with the transaction. Legal counsel also reviewed with the board a consulting agreement that Abington was prepared to enter into with Fincorp's president and an employment agreement that Abington was prepared to enter into with The Massachusetts Co-operative Bank's executive vice president.

        Abington's financial advisors provided certain materials to board members concerning the financial aspects of the transaction. They reviewed in considerable detail the effects of the transaction on Abington from a financial perspective, including its effect on earnings per share and Abington's capital ratios. The materials compared the price of the proposed Fincorp transaction with other recent comparable transactions. A representative of MB&R gave the oral opinion of MB&R that the proposed transaction was fair to Abington and its stockholders from a financial point of view.

        After considerable discussion the board voted unanimously to approve the merger agreement and to recommend to the stockholders that they approve the transaction.

Abington's Reasons for the Merger

        Abington's board of directors consulted with senior management and Abington's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the issuance of shares of Abington common stock pursuant to the merger agreement and to recommend that Abington's stockholders vote "FOR" approval of the issuance of shares of Abington common stock pursuant to the merger agreement.

        Review of Historical Performances.    The Abington board of directors reviewed and considered the respective businesses, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Abington and Fincorp.

        Compatibility of Cultures.    The Abington board of directors considered the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer service, efficiency, credit quality and meeting local banking needs.

        Projected Strength of Combined Entity.    The Abington board of directors considered the increased size of the combined entity and the ability of the combined company to compete more effectively for both consumer and small business relationships in southeastern Massachusetts.

        Geographic Fit of Branch Networks.    The Abington board considered the location of Fincorp's three branches, which are a natural geographic extension of Abington's current market area. The Abington board also considered the level of small business activity in the markets served by Fincorp's branch locations and the impact that Abington could make in this market with its current product line and expertise in small business lending.

        Cost Savings.    The board considered that the merger will provide an opportunity for Abington to realize reasonable cost savings through the consolidation of selected operational functions, including data processing operations, and reductions in salary and benefits expense due to elimination of duplicative functions. Assuming that Abington is successful in fully implementing its cost reduction plans, Abington estimates that the annual combined cost savings will be approximately $1.6 million.

        Advice from Abington's Financial Advisor.    Among other factors considered, Abington's board of directors also considered the presentations made by MB&R and MB&R's oral opinion that as of April 10, 2002 the merger consideration was fair, from a financial point of view, to the holders of Abington common stock. The full text of this opinion is attached to this document as Annex II.

        Limited Closing Conditions and Likelihood of Obtaining Approvals.    The Abington board considered the limited nature of the closing conditions included in the merger agreement and the likelihood of obtaining the regulatory and stockholder approvals that would be required in order to consummate the merger within a reasonable timeframe, including the voting agreements entered into by the directors of Fincorp.

        Tax Treatment of Merger.    The Abington board considered the treatment of the merger as a reorganization for federal income tax purposes, which will mean that neither Abington nor Fincorp will recognize any taxable gain or loss as a result of the merger.

        The foregoing discussion of the information and factors considered by Abington's board, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Abington's board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of Abington's Board of Directors

        After careful consideration, Abington's board of directors has unanimously determined that the merger is advisable, in the best interests of Abington's stockholders and on terms that are fair to the stockholders of Abington. Accordingly, the board of directors of Abington has unanimously approved the merger agreement and recommends that Abington stockholders vote "FOR" approval of the issuance of shares of Abington common stock in the merger.

Fincorp's Reasons for the Merger

        The Fincorp board believes that the terms of the merger agreement are in the best interests of Fincorp and its stockholders. In the course of reaching its determination to approve the merger agreement, the board considered all factors it deemed material. These included:

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  the value being offered Fincorp's stockholders by Abington in relation to the market value, book value and earnings per share of Fincorp's common stock;

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  the types of business that Abington conducts in the region, and the expanded products and services Abington can provide Fincorp's customers and the communities it serves;

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  the ability of Fincorp to compete in a highly competitive market if it remained an independent entity;

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  the greater liquidity for the Abington common stock as compared to the Fincorp common stock;

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  the compatibility of the respective business philosophies of Fincorp and Abington;

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  information concerning the financial condition, results of operations and prospects of Fincorp and Abington, including the growth potential of both companies as well as the ability of Abington to grow as a strong, independent community institution;

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  the financial terms of the merger agreement as compared to the financial terms of other recent business combinations in the local financial services industry; and

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  the written opinion of KBW that the consideration to be received by Fincorp stockholders pursuant to the merger agreement was fair to them from a financial point of view.

        The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the merger agreement, the board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of Fincorp and Abington.

Recommendation of Fincorp's Board of Directors

        After careful consideration, Fincorp's board of directors has determined that the merger agreement is advisable, in the best interests of Fincorp's stockholders and on terms that are fair to the stockholders of Fincorp. Accordingly, the board of directors of Fincorp has approved the merger agreement and recommends that Fincorp stockholders vote "FOR" approval of the merger agreement.

Opinion of Abington's Financial Advisor

        On April 10, 2002, MB&R, Abington's financial adviser, delivered its oral opinion to the Abington board of directors that, as of April 10, 2002, the consideration in the merger was fair, from a financial point of view, to the stockholders of Abington. MB&R has delivered a written opinion to the Abington board dated as of the same date which confirms its oral opinion. MB&R's written opinion is attached as Annex II. The Abington board of directors accepted and relied on this opinion, among other factors, in deciding to approve the merger agreement and the merger.

        MB&R evaluated the economic impact to Abington from a range of possible exchange ratios with respect to the aggregate number of shares of Abington common stock that would be issued to Fincorp stockholders in combination with varying amounts of cash that would be paid to Fincorp stockholders, in the aggregate. MB&R assisted Abington in the negotiations leading to an agreement on the principal structural terms of the merger and provided guidance as to a competitive price and related derived exchange ratio that, in conjunction with specific and reasonable cost savings estimates, would result in zero earnings per share dilution to Abington stockholders. However, the final merger consideration in the transaction was not determined by MB&R but was the result of negotiations between Abington and Fincorp.

        The merger agreement provides that 40% of the Fincorp shares of common stock will be exchanged for cash and 60% of the Fincorp shares of common stock will be exchanged for shares of Abington common stock. Holders of Fincorp common stock who receive cash will receive $30.00 for each share of Fincorp common stock that they hold. Holders of Fincorp common stock who receive shares of Abington common stock will receive a number of shares of Abington common stock calculated as follows:

  •
  if the average closing price is $18.55 or higher, the exchange ratio will be 1.6175 shares of Abington common stock for each share of Fincorp common stock;

  •
  if the average closing price is between $15.17 and $18.55, the exchange ratio will be $30.00 divided by the average closing price; and

  •
  if the average closing price is $15.17 or lower, the exchange ratio will be 1.9769 shares of Abington common stock for each share of Fincorp common stock.

        If the average closing price is less than $12.65, Fincorp has the right to terminate the merger agreement unless Abington elects to increase the number of shares of Abington common stock to be issued to Fincorp stockholders in the merger.

        The average closing price is determined by averaging the closing bid and asked prices of Abington common stock during the 10 trading-day period preceding and including the date on which the last required regulatory approval is obtained, excluding the two highest asked prices and the two lowest bid prices. This period is referred to as the "valuation period."

        Fincorp stockholders may elect to receive stock or cash or to make "no-election." The merger agreement sets forth an allocation and proration procedure in the event that the holders of more than 40% of the shares of Fincorp common stock elect to receive cash or the holders of more than 60% of the shares of Fincorp common stock elect to receive stock.

        The opinion of MB&R as to the fairness of the merger consideration was based on consideration of numerous factors, including the following:

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  an analysis of the historical and projected future contributions to taxable recurring earnings by the parties;

  •
  an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis using the purchase method of accounting;

  •
  consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings on a per share equivalent of Abington;

  •
  consideration of the dilutive or accretive effects of the prospective transaction on the earnings per share equivalent of Abington, per share of Fincorp exchanged in the transaction;

  •
  consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

  •
  consideration of the accounting equity capitalization, the tangible equity capitalization, the current risk based capital adequacy and the projected adequacy thereof for each of the parties and the combined company;

  •
  the composition of loan portfolios and the methodology of creating reserves for loan and lease losses used by the parties;

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  respective management opinions of the apparent adequacy of the reserves for loan and lease losses, as of a point in time for each of the parties;

  •
  the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

  •
  a review of the composition and maturity structure of the deposit bases of each of the parties;

  •
  consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

  •
  consideration of the maturity structure of the securities portfolio of Fincorp and the embedded interest rate risk therein;

  •
  consideration of the market value and liquidity of the securities portfolio of Fincorp;

  •
  analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of each of the parties;

  •
  consideration of the pro forma market capitalization of the anticipated combination; and

  •
  contemplation of other factors, including certain intangible factors.

        MB&R was engaged as a financial advisor to Abington by letter agreement dated as of October 14, 1993. In November of 1993, MB&R provided financial advisory and investment banking services to Abington in connection with its acquisition of Hull Co-operative Bank in Hull, Massachusetts. Since that time, MB&R has provided Abington with various strategic planning and financial advisory services, including defense work against a dissident stockholder group seeking immediate change of control of Abington and acting as co-manager for the underwriting of 1,265,000 shares of trust preferred securities issued by Abington in June 1998. MB&R has provided Abington with numerous analyses since 1993 identifying and evaluating acquisition opportunities and other strategic and tactical courses of action in its ordinary course of business.

        With respect to the pending merger involving Fincorp, MB&R assisted Abington with the evaluation of an information memorandum distributed by Fincorp in February 2002 and the submission of an initial indication of interest. MB&R participated in the due diligence process in early March and presented to Abington's board of directors on March 18, 2002 an analysis as to the range of financially feasible exchange ratios in conjunction with varying percentages of total consideration in the form of cash that might be agreed to in a hypothetical transaction. MB&R advised in the formulation of a final revised indication of interest that was submitted to Fincorp on March 19, 2002 and accepted on March 26, 2002. The general terms of the pending merger were arrived at in an arms' length negotiation between Abington and Fincorp in a process in which MB&R advised Abington and participated both directly and indirectly in the negotiations.

        MB&R was retained based on its qualifications and experience in the financial analysis of financial services holding companies, banking and thrift institutions generally, its knowledge of the Massachusetts banking market in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving financial institutions. As a part of its investment banking business, MB&R is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and in connection with its equity brokerage business, which specializes in the securities of financial institutions. MB&R publishes proprietary earnings estimates and equity research reports on numerous financial institutions. In the ordinary course of its business as a broker-dealer, MB&R may, from time to time, purchase securities from and sell securities to Abington or Fincorp. As a market maker in securities, MB&R and/or certain of its employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of Abington or Fincorp for their own accounts or for the accounts of customers of MB&R.

        The full text of MB&R's opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&R is attached to this document as Annex II. MB&R urges Abington stockholders to read both the opinion in its entirety and this document in its entirety. The opinion of MB&R is directed to the range of possible exchange ratios at which shares of Abington common stock may be exchanged for shares of Fincorp common stock and/or cash in the amount of $30.00 per share. The opinion of MB&R does not constitute a recommendation to any holder of

Abington common stock as to how such holder should vote at the Abington stockholders' meeting. The summary of the opinion and the matters considered in MB&R's analysis set forth in this document are qualified in their entirety by reference to the text of the opinion itself. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&R through the date of the opinion. In terms of the analytical process followed, no limitations were imposed by the Abington board upon MB&R with respect to the investigations made, matters considered or procedures followed in the course of rendering the opinion.

        In arriving at its oral opinion and updating the opinion for inclusion in written form in this document, MB&R considered the following:

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  the merger agreement by and between Abington and Fincorp, dated April 10, 2002;

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  this document in substantially the form to be sent to Abington stockholders;

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  Fincorp's annual reports to stockholders for 1999, 2000 and 2001;

  •
  Fincorp's annual reports on Form 10-KSB for 1999, 2000 and 2001;

  •
  Fincorp's quarterly report on Form 10-QSB for the first quarter of 2002;

  •
  Abington's annual reports to stockholders for 1999, 2000 and 2001;

  •
  Abington's annual reports on Form 10-K for 1999, 2000 and 2001;

  •
  Abington's quarterly report on Form 10-Q for the first quarter of 2002;

  •
  discussions relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of Abington and Fincorp;

  •
  the recent historical record of reported prices, trading volume and trading patterns for both Abington and Fincorp;

  •
  the recent historical record of cash and stock dividend payments for both Abington and Fincorp;

  •
  board minutes for Fincorp for the years 2000 and 2001;

  •
  discussions with certain members of the senior management of Fincorp concerning the past and current results of operations of Fincorp, its current financial condition and management's opinion of its future prospects;

  •
  discussions relating to certain of Fincorp's senior management regarding employment contracts;

  •
  discussions with certain members of the senior management of Abington concerning the past and current results of operations of Abington, its current financial condition and management's opinion of its future prospects;

  •
  anecdotal information, supplemented by the analysis of certain available demographic data, the current state of and future prospects for the economy of the Northeastern United States generally and the relevant market areas for Abington and Fincorp in particular;

  •
  specific merger analysis models developed by MB&R to evaluate potential business combinations of financial institutions using both historical reported information and projected future results, including the achievement of specific amounts of cost savings as a result of the proposed transaction; and

  •
  such other studies and analyses as MB&R considered appropriate under the circumstances associated with this particular transaction.

        MB&R's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the financial services industry generally. For purposes of rendering its opinion, MB&R has assumed and relied upon the accuracy and completeness of the information provided to it by Abington and Fincorp and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, MB&R has not completed any independent valuation or appraisal of any of the assets or liabilities of either Abington or Fincorp and has not been provided with such valuations or appraisals from any other source. With respect to any forecasts considered by MB&R in the course of rendering its opinion, MB&R has assumed without independent verification that such forecasts have been reasonably prepared to reflect the best currently available estimates and judgment of the parties making such forecasts.

        The following is a summary of the material analyses employed by MB&R in connection with rendering its opinion. Given that it is a summary, it is not a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&R in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the circumstances associated with a specific transaction. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&R did not attribute any particular weight to any one specific analysis or factor considered by it and made a number of qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&R recommends that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&R has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of Abington, Fincorp and MB&R. Any estimates which are referred to in MB&R's analyses are not necessarily indicative of actual values or predictive of future results or values. Future results and values may vary significantly from any estimates set forth.

        Collar Analysis and Range of Potential Exchange Ratios.    If the average closing price of the Abington common stock is between $15.17 and $18.55, the exchange ratio will be $30.00 divided by the average closing price. If the average closing price of the Abington common stock is $15.17 or lower (but not lower than $12.65, at which point the walk-away and cure provisions of the merger agreement are triggered), the exchange ratio will be fixed at 1.9769. If the average closing price is $18.55 or higher, the exchange ratio will be fixed at 1.6175. Consequently, the market value of the shares of Abington common stock issued to Fincorp stockholders in the merger may range both above and below $30.00. In the event, for example, that the exchange ratio determined for Abington common stock during the valuation period is the maximum 1.9769 shares of Abington for each share of Fincorp common stock, and Abington trades thereafter at a market value below $15.17 per share, the market value of the shares of Abington common stock issued to Fincorp stockholders in the merger will be less than $30.00. Conversely, in the event that the exchange ratio determined for Abington common stock during the valuation period is the minimum of 1.6175 shares of Abington for each share of Fincorp common stock, and Abington thereafter trades at a market value above $18.55 per share, the market value of the shares of Abington common stock issued to Fincorp stockholders in the merger will be greater than $30.00. Once the exchange ratio has been fixed, the market value of the shares of Abington common stock issued to Fincorp stockholders in the merger will vary directly with the market value of Abington common stock and can be derived by multiplying the final fixed exchange ratio by the market value of Abington.

        The following table illustrates the implied exchange ratios inside and outside the collar for the stock portion of consideration to be paid to Fincorp shareholders based on various prices for Abington stock. The table includes resulting total transaction values and shares to be issued. The focus of this table is to demonstrate the range of potential exchange ratios at which Abington shares will be exchanged for Fincorp shares, and most importantly, the maximum exchange ratio that may be derived dependent upon Abington's stock price. At the maximum exchange ratio of 1.9769, the greatest number of new shares will be issued in the transaction. In general, the higher the number of new shares issued, the greater potential for earnings per share dilution for Abington stockholders. Based on the information made available to MB&R by the parties, including estimates for certain cost savings opportunities, MB&R determined that there was no significant earnings per share dilution that would accrue to Abington stockholders at the maximum exchange ratio, and that the consideration to be paid in the aggregate is fair to the stockholders of Abington across the entire range of potential exchange scenarios. (Also see Accretion/Dilution Analysis).

Exchange Ratio Table

	Walkaway Abington Price of $12.64	(5% Below Bottom of Collar) Abington Price of $14.41	Bottom of Collar Abington Price of $15.17	Abington Price of $16.86(1)	Top of Collar Abington Price of $18.55	(5% Above Top of Collar) Abington Price of $19.48	7/8/02 Abington Price of $19.81(2)
Implied Exchange Ratio	1.9778	1.9769	1.9769	1.7794	1.6175	1.6175	1.6175
Transaction Value Per Share	$25.00	$28.49	$30.00	$30.00	$30.00	$31.51	$32.04
Total Transaction Value ($000)(3)	$15,629	$16,841	$17,366	$17,366	$17,366	$17,890	$18,074
Shares to be Issued(4)	686,925	686,612	686,612	618,017	561,786	561,786	561,786

(1)
Represents the average of the closing bid and asked market prices for Abington common stock, excluding the two lowest bid prices and two highest asked prices, for the 10 consecutive trading days up to and including April 9, 2002. Also defined as the signing date average closing price of Abington.

(2)
Represents the average of the closing bid and asked market prices for Abington common stock, excluding the two lowest bid prices and two highest asked prices, for the 10 consecutive trading days up to and including July 8, 2002.

(3)
Based on 525,384 shares of Fincorp common stock issued and outstanding as of March 31, 2002, plus 53,480 option shares, assuming that all options are exercised prior to the closing of the transaction; reflects the exchange of 60% of the shares of Fincorp common stock for shares of Abington common stock and 40% for cash.

(4)
Based on 578,864 shares outstanding, reflecting full exercise of options and the exchange of 60% of the shares of Fincorp for shares of Abington.

        The actual exchange ratio at which shares of Abington common stock will be exchanged for shares of Fincorp common stock will not be known until after the conclusion of the valuation period. The valuation period is the 10 trading-day period up to and including the date on which the last required regulatory approval is obtained. Unless the applicable walk away provisions have been triggered and cured, the exchange ratio will not be less than 1.6175 or greater than 1.9769.

        Walk-away Provision.    Fincorp has the contractual right (although not the obligation) to terminate the merger agreement by giving written notice to Abington not later than the end of the first business day following the date on which the last required regulatory approval is obtained if the average closing price of the Abington common stock is less than 75% of $16.86 ($12.65). During the two-day period commencing with its receipt of such notice, Abington shall have the option of increasing the consideration to be paid to Fincorp stockholders, or the right to cure, by adjusting the per share stock consideration to equal the quotient obtained by dividing $25.00 by Abington's average closing price. The exchange ratio table in the preceding section depicts the aggregate market value to be paid to Fincorp stockholders at the walkaway price. If the average closing price of Abington stock is less than $12.65, and Abington should exercise its right to cure, newly issued shares in the transaction would exceed 686,612 and may result in earnings per share dilution to Abington stockholders.

        Contribution Analysis.    Based on publicly reported financial data for Abington and Fincorp as of March 31, 2002 and the market price of $16.86 for Abington, the estimated relative contributions of the parties to the pro forma Abington on a purchase basis would have been approximately as follows had the proposed transaction been consummated as of that date. All purchase accounting adjustments associated with the pending transaction have been applied to Fincorp's contribution for that item, where adjustments are applicable. Purchase accounting adjustments do not include fair value adjustments of assets and liabilities to be acquired. Please note that the purchase accounting adjustments are estimated and are derived from the financial condition of both Abington and Fincorp as of March 31, 2002 for illustrative purposes. Purchase accounting adjustments will be evaluated at the time of closing and are subject to change.

Pro Forma Contribution Table
as of 03/31/02

Item	Abington	Fincorp
Ownership(1)	84%	16%
Assets	87%	13%
Intangible Assets(2)	19%	81%
Loans	83%	17%
Deposits	84%	16%
Common Equity(3)	79%	21%
Tangible Common Equity(4)	98%	2%
2002 Estimated Net Income(5)	81%	19%

(1)
Option shares included.

(2)
Intangible assets associated with the pending merger transaction, such as estimated goodwill and core deposit intangible, are represented by Fincorp's contribution percentage for the purposes of this table.

(3)
Attributes new equity issued associated with 60% of the merger consideration being in the form of stock to Fincorp's equity to determine contribution percentage.

(4)
Attributes intangible assets generated as a result of the merger transaction to Fincorp's intangible assets to determine contribution amount for tangible equity.

(5)
Factors in approximately $1.6 million in cost savings as a result of the pending merger, or 37% of Fincorp's pre-tax non-interest expense base on an annualized basis.

        Accretion/Dilution Analysis.    MB&R employed a proprietary analytical model to examine the combination of Abington and Fincorp. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a variety of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures. The model inquires into the likely economic feasibility of a given transaction at a given price level or a specified exchange rate (or a combination thereof) while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings that might be achieved along with various potential implementation time-tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given transaction.

        Utilizing its models, MB&R prepared pro forma analyses of the financial impact of the merger on Abington stockholders utilizing a range of potential transaction structures (i.e. 50% stock, 50% cash; 60% stock, 40% cash; and 70% stock, 30% cash) and of possible exchange ratios for the different mixes of stock consideration. Using internal earnings estimates and other specific assumptions supplied to MB&R by both Abington and Fincorp, MB&R compared across a range of prices ($28.00 to $30.00) the estimated earnings per share of Abington on a stand-alone basis for calendar year 2002 to the estimated earnings per share of the common stock of the combined company on a pro forma basis for calendar year 2002. MB&R's earnings analysis factored in a 37% annualized cost savings assumption from Fincorp's non-interest expense base, which MB&R believes to be an achievable level for this transaction. Specific cost savings areas, such as duplicative operational functions, were identified by both Abington and Fincorp for purposes of this analysis. Potential revenue enhancements as a result of the transaction were not accounted for in its analysis. MB&R also evaluated the pro forma capital position of the combined company for regulatory purposes.

        Utilizing the assumptions outlined above, MB&R's analysis concluded that the 60% stock, 40% cash structure was the recommended structure for this transaction, from an earnings and capital standpoint, and that the effect of the merger will be generally earnings neutral to estimated earnings per share for Abington in the year 2002. Achievement of the level of cost savings identified above on an annual basis will be an essential step in reaching accretive results in 2003. The non-dilutive nature to earnings per share of the purchase price and resulting range of exchange ratios, in conjunction with the cash consideration to be paid to Fincorp stockholders, forms the basis for MB&R's opinion that the consideration to be paid to Fincorp stockholders in the aggregate is fair to Abington stockholders from an financial point of view. On a book value or equity per share basis, the proposed transaction is approximately 5% accretive to Abington's stand-alone, diluted book value per share and approximately 17% dilutive to Abington's stand-alone, diluted tangible book value per share. By all current regulatory measures, the pro forma company will remain well-capitalized at the time the transaction is closed.

        Analysis of Comparable Transactions.    MB&R is reluctant to place much emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&R believes that such simplistic analysis frequently fails to adequately take into consideration such factors as:

  •
  material differences in the underlying capitalization of the comparable institutions which are being acquired;

  •
  differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

  •
  failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

  •
  material differences in the form or forms of consideration used to complete the transaction;

  •
  differences between the planned method of accounting for the completed transaction; and

  •
  such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

        With these reservations in mind, MB&R nonetheless examined statistics associated with other merger and acquisition transactions. The following criteria were utilized to create the sample:

  •
  the acquired institutions were both bank and thrift companies;

  •
  transactions were announced later than July 1, 2001, the beginning of the time period of the elimination of pooling of interests accounting treatment and revised accounting rules regarding goodwill amortization expense and subsequent charges to earnings for the acquirer associated with business combinations;

  •
  all companies with asset sizes of under $1 billion were examined due to the small sample of bank merger and acquisition transactions that have been announced since July 1, 2001 in which the target's asset size was in the $100 million range;

  •
  all transactions utilized purchase accounting with mixes of cash and stock as consideration; and

  •
  the geographic area represents the New England region of the United States.

The above criteria generated the following list of transactions:

Merger and Acquisition Transactions Announced Later than July 1, 2001

Acquirer	Acquired Entity	Acquired Entity State
Banknorth Group, Inc.	Ipswich Bancshares, Inc.	Massachusetts
Washington Trust Bancorp, Inc.	First Financial Corp.	Rhode Island
GBC Bancorp	Liberty Bank and Trust Company	Massachusetts
Chittenden Corporation	Ocean National Corporation	Maine
FirstFed America Bancorp, Inc.	Peoples Bancshares, Inc.	Massachusetts
American Financial Holdings	American Bank of Connecticut	Connecticut

        The following table compares some of the financial characteristics of the acquired banks in these transactions to Fincorp:

Selected Financial Data for Targets in
Merger and Acquisition Transactions Announced Later than July 1, 2001

Acquired Entity	Acquired Entity Assets ($000)	Acquired Entity Tang. Equity/ Assets (%)	Acquired Entity Return on Avg. Assets (%)	Acquired Entity Return on Avg. Equity (%)	Acquired Entity NPAs(2)/ Total Assets (%)
Ipswich Bancshares, Inc.(1)	321,115	4.71	0.94	18.95	0.06
First Financial Corp.	174,148	10.61	1.22	12.35	0.00
Liberty Bank and Trust Company	37,365	16.35	2.57	16.00	0.01
Ocean National Corporation	238,525	8.65	1.15	13.19	0.29
Peoples Bancshares, Inc.	926,309	3.45	0.48	16.50	0.68
American Bank of Connecticut	936,358	7.10	1.25	15.67	NA
Average	438,970	8.48	1.27	15.44	0.21
Median	279,820	7.88	1.19	15.84	0.06
Fincorp (as of 3/31/02)	123,864	8.10	1.04	12.85	0.00

(1)
Financial data for acquired entities as of most recently reported financial date at time of announcement.

(2)
Non-performing assets.

        The following table presents a comparison of the average and median values for three selected statistics with respect to transaction values and corresponding multiples of the acquired entities' trailing 12 months earnings and most recently reported book value and tangible book value at the time of announcement with the transaction multiples for Fincorp:

Transaction Multiples
Merger and Acquisition Transactions Announced Later than July 1, 2001

	Price/ Trailing 12 Mos. Earnings (x)	Price/ Book Value (%)	Price/ Tang. Book Value (%)
Abington/Fincorp(1)	16.30	156.99	156.99
Sample (6 Transactions)
Average	14.88	221.39	229.07
Median	14.17	212.97	221.72

(1)
Fincorp's multiples are based on earnings per share, book value per share and tangible book value per share of $1.84, $19.11 and $19.11, respectively. All data is as of or through the three months ended 3/31/02.

        The statistics for the proposed merger fall above both the average and median of the full sample of six transactions in terms of price to trailing 12 months earnings. The statistics for the proposed merger fall below the average and median values for the full sample of six transactions in terms of price to book value and price to tangible book value. Because of the reservations of MB&R concerning the meaningfulness of such comparisons, particularly in light of the abundance of inaccessible and intangible factors mentioned previously that are considered when examining a proposed transaction, MB&R has not drawn any conclusion based on a review of this data.

        Conclusion.    Based on the whole of MB&R's various analyses and taking into consideration the various factors which MB&R believes are relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above, MB&R delivered its written opinion to the board of directors of Abington that the consideration to be paid to Fincorp stockholders is fair from a financial point of view to the stockholders of Abington as of the date of the opinion letter. MB&R's signed and dated written opinion appears in Annex II.

        Compensation of MB&R.    Pursuant to a letter agreement with Abington dated April 10, 2002, MB&R will receive a cash fee payable upon the completion of certain events as follows: (a) $50,000 upon the execution and public announcement of the merger agreement with respect to the transaction; (b) $50,000 upon mailing of this document containing MB&R's written opinion; and (c) a final fee of $50,000 contingent upon the closing of the transaction.

        The fee payable to MB&R represents compensation for services rendered in connection with the analysis of the transaction, support of the negotiations, and participation in the drafting of documentation, and for the rendering of MB&R's opinion. Abington has also agreed to reimburse MB&R for its reasonable out-of-pocket expenses incurred in connection with the merger. Abington has also agreed to indemnify MB&R and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

        MB&R has filed a written consent with the Securities and Exchange Commission relating to the inclusion of its fairness opinion and the reference to such opinion and to MB&R in the registration statement in which this document is included. In giving its consent, MB&R did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor did MB&R thereby admit that it is an expert with respect to any part of such registration statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Opinion of Fincorp's Financial Advisor

        On January 28, 2002, KBW was retained by Fincorp to evaluate Fincorp's strategic alternatives as part of a stockholder enhancement program and to evaluate any specific proposals that might be received regarding an acquisition of Fincorp. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Fincorp board selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior consultative working relationship with Fincorp.

        Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of Fincorp. KBW delivered its opinion to the Fincorp board that, as of April 10, 2002, the merger consideration is fair, from a financial point of view, to the stockholders of Fincorp. The Fincorp board of directors accepted and relied on this opinion, among other factors, in deciding to approve the merger agreement and the merger. Such opinion was updated as of the date of this proxy statement/prospectus. No limitations were imposed by the Fincorp board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Fincorp board and to the inclusion of its updated opinion in this proxy statement/prospectus as Annex III.

        The full text of the opinion of KBW, which is attached as Annex III to this proxy statement/prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion.

        In rendering its opinion, KBW

  •
  reviewed the merger agreement,

  •
  reviewed Fincorp's and Abington's annual reports, proxy statements and Form 10-K's for the prior three fiscal years of 2001, 2000 and 1999 and Form 10-Qs for the quarters ended September 30, 2001 and June 30, 2001 and certain other internal financial analysis considered relevant,

  •
  discussed with senior management and the board of directors of Fincorp and its wholly owned subsidiary, The Massachusetts Co-operative Bank, the current position and prospective outlook for Fincorp,

  •
  discussed with senior management of Abington their operations, financial performance and future plans and prospects,

  •
  considered historical quotations, levels of activity and prices of recorded transactions in Fincorp's and Abington's common stock,

  •
  reviewed financial and stock market data of other thrifts in a comparable asset range to Fincorp,

  •
  reviewed financial and stock market data of other thrifts in a comparable asset range to Abington,

  •
  reviewed certain recent business combinations with thrifts as the acquired company, which KBW deemed comparable in whole or in part, and

  •
  performed other analyses which KBW considered appropriate.

        Analysis of Recent Comparable Acquisition Transactions.    In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last twelve months earnings, and premium to core deposits. All comparative metrics were as of December 31, 2001. The analysis included a comparison of the median and mean of the above ratios for pending acquisitions announced since August 1, 2000 and completed acquisitions since September 30, 2001, where the seller was a thrift, based on the following three comparable groups:

  •
  all pending and completed thrift acquisitions with deal value between $0 million and $30 million (38 deals);

  •
  all pending and completed thrift acquisitions with tangible equity to assets between 5 and 10% (37 deals); and

  •
  all pending and completed thrift acquisitions with return on average equity (ROAE) between 5 and 12% (32 deals).

        KBW derived the average and median pricing metrics of the three aforementioned comparable groups as stated below:

	Price to
	Tangible Book	Last 12 Months EPS	Core Deposit Premium
Pending
Average	137.1%	24.8x	5.2%
Median	134.2%	25.3x	4.9%
Completed
Average	136.0%	21.3x	6.1%
Median	127.6%	19.5x	5.3%
Abington/Fincorp transaction(1)	170.3%	21.1x	6.9%

(1)
Consideration of $30.00 per share, based on the average of the closing bid and asked prices of the Abington common stock during the 10-day trading period preceding public announcement of the merger (after discarding the two highest and the two lowest bid and asked prices).

        KBW viewed the three aforementioned comparable groups as the most appropriate to derive a comparable transaction value based on Fincorp's size, capital base and earnings. KBW viewed the fact that each group included at least 30 transactions as statistically significant for the purposes of comparison. KBW viewed the three metrics used—price to tangible book value, price to last twelve months earnings and core deposit premium—as the key metrics for evaluating the fairness, from a financial point of view, of the transaction.

        Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is above the median and mean values both on a tangible book value and core deposit premium basis and within the range of the aforementioned select transactions on a last twelve months earnings basis, KBW believes that this analysis supports the fairness, from a financial point of view, to Fincorp and its stockholders of the consideration to be paid in the merger.

        Discounted Dividend Analysis.    KBW performed a discounted dividend analysis to estimate a range of present values per share of Fincorp common stock. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that Fincorp could generate through December 31, 2006 and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future of Fincorp common stock.

        In calculating a terminal value of Fincorp common stock, KBW applied multiples of 17.5x, 19.5x and 21.5x to year 2006 forecasted earnings. The terminal multiple range is based on the median terminal multiple of completed transactions similar to this transaction based on deal value, tangible equity and return on average equity (see "Analysis of Recent Comparable Acquisition Transactions" contained in this section). In performing this analysis, KBW used three long-term sustainable earnings growth rates based on core earnings-per-share growth rates of comparable New England and Mid Atlantic thrifts since 1997. This average growth rate for the given time period was 12%. To provide some flexibility in the analysis 11% and 13% were used to develop a range for comparative purposes. The combined dividend stream and terminal value were then discounted back to December 31, 2001 using an assumed discount range in terms of the cost of equity of 11.5% to 13.5%. This discount range was established by using the Capital Asset Pricing Model ("CAPM") assuming a risk free rate of 5.398% (the ten year treasury as of 3/28/02), a beta of 1.0 and a market return of 11.01% which was based on the 10 year S&P 500 return over the past 10 years. The resulting CAPM produced a discount rate which further served in developing a range of discount rates KBW deemed appropriate with respect to the risk characteristics of the institution and the current market environment. The results of KBW's analysis are set forth in the following tables:

5 Year Earnings Growth Rate of 11%

		Terminal Multiple
		17.5x	19.5x	21.5x
	13.5%	$23.58	$25.84	$28.10
Discount Rate	12.5%	$24.78	$27.16	$29.55
	11.5%	$26.05	$28.57	$31.08

5 Year Earnings Growth Rate of 12%

		Terminal Multiple
		17.5x	19.5x	21.5x
	13.5%	$24.67	$27.03	$29.40
Discount Rate	12.5%	$25.92	$28.42	$30.91
	11.5%	$27.26	$29.89	$32.52

5 Year Earnings Growth Rate of 13%

		Terminal Multiple
		17.5x	19.5x	21.5x
	13.5%	$25.79	$28.27	$30.74
Discount Rate	12.5%	$27.11	$29.72	$32.32
	11.5%	$28.50	$31.26	$34.01

        In performing this analysis, KBW also assumed an annual asset growth rate for Fincorp of 5% and further assumed that earnings in excess of those necessary to maintain Fincorp's tangible common equity ratio at 8% could be paid out as dividends. Based on the foregoing criteria and assumptions, KBW determined that the present value of the Fincorp common stock ranged from $23.58 to $34.01 per share. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is within the range derived from the discounted dividend analysis, KBW believes that this analysis supports the fairness, from a financial point of view, to Fincorp and its stockholders of the consideration to be paid in the merger.

        The discount dividend analyses of Fincorp do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

        Selected Publicly Traded Thrift Analysis.    KBW selected certain publicly-traded thrifts located in Massachusetts in order to use public equity valuation metrics to compare Fincorp's valuation pursuant to the merger agreement. The information is based on historical financial data at December 31, 2001 and market prices as of March 26, 2002. These companies included Seacoast Financial Services Corporation, FIRSTFED AMERICA BANCORP, INC., First Essex Bancorp, Inc., BostonFed Bancorp, Inc., Medford Bancorp, Inc., Port Financial Corp., Berkshire Hills Bancorp, Inc., MASSBANK Corp., Abington, Woronoco Bancorp Inc., Bay State Bancorp, Inc., Warren Bancorp, Inc., LSB Corporation, Central Bancorp, Inc., Hingham Institution for Savings, Mystic Financial, Inc., Mayflower Co-operative Bank, and Falmouth Bancorp, Inc. (collectively the "Selected Thrifts"). KBW compared the equity market capitalization to latest twelve months tangible book value with respect to each of the Selected Thrifts and found that they traded in a range from 96.47% to 202.61% with a mean of 136.86% and a median of 126.88%. Additionally, KBW compared the equity market capitalization of the Selected Thrifts to latest twelve months earnings and found they traded in a range from 10.03x to 24.82x, with an average of 14.77x and a median of 14.60x. Applying the median tangible book multiple and median last twelve months earnings multiple to Fincorp's tangible book value and last twelve months earnings, yielded implied values respectively of $23.70 and $22.05 on a per share basis. Given that the consideration to be paid in the merger, as of the date of the opinion, is higher than the values derived by appropriating the median trading multiples of the Selected Thrift group (in which Fincorp has traded below or at the bottom of the range since inception), KBW believes that this analysis supports the fairness, from a financial point of view, to Fincorp and its stockholders of the consideration to be paid in the merger.

        Pro Forma Financial Impact/Accretion-Dilution Analysis.    KBW also analyzed the pro forma effects of the merger, on a core earnings basis, with respect to the accretion and/or dilution to the pro forma entity's fully-diluted book value per share, fully diluted tangible book value per share, fully-diluted earnings per share and cash earnings per share. This "look-back" pro forma analysis assumes the transaction was consummated on December 31, 2001 and assumes a 29% cost savings with respect to the non-interest expense of Fincorp as well as a one time merger charge of $1.35 million. KBW determined as a result of this analysis that the merger would be slightly dilutive to fully-diluted tangible book value per share by roughly 9.58%, yet would be accretive to both fully-diluted earnings per share and cash earnings per share by 4.05% and 6.05%, respectively. The analysis further indicated that the merger would be accretive to two key profitability ratios: Return on Tangible Equity and Cash Return on Tangible Equity. The following table sets forth the results of KBW's analyses.

Key Metrics	Accretion (Dilution)
Fully-Diluted Book Value	5.01%
Fully-Diluted Tangible Book Value	(9.58%)
Fully-Diluted GAAP Earnings per Share	4.05%
Cash Earnings per Share	6.05%
Return on Tangible Equity	9.34%
Cash Return on Tangible Equity	21.16%

Hence, based on the consideration to be paid in the merger, as of the date of the opinion, KBW believes that this analysis supports the fairness, from a financial point of view, to Fincorp and its stockholders of the consideration to be paid in the merger.

        Based on the above analyses KBW concluded that a $30 share price, was fair, from a financial point of view, to stockholders. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

        In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Fincorp and Abington. In its review, with the consent of the Fincorp board, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Fincorp or Abington.

        The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Fincorp as to how such stockholder should vote with respect to the merger. Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

        KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

        In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Fincorp. The resulting merger consideration was not determined by KBW, but was instead the result of negotiations and due diligence by the respective parties. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

        KBW will receive a fee of 1.0% ($173,000) of the announced deal value ($17.3 million) for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this proxy statement/prospectus, KBW has received $75,000 of such fee; the remainder of the fee is due upon approval by stockholders of the merger. KBW has received approximately $14,500 plus expenses as a result of a financial advisory engagement with Fincorp for strategic and capital management advisory and planning purposes as of June 14, 2000.

Merger Consideration and Election and Exchange Procedures

        Upon consummation of the merger, each outstanding share of Fincorp common stock will be converted into the right to receive $30.00 in cash or shares of Abington common stock, at the election of each Fincorp stockholder and subject to the election, allocation and proration procedures set forth in the merger agreement and described below. See "—Merger Consideration," "—Election Procedures" and "—Allocation Procedures" below. No fractional shares of Abington common stock will be issued in connection with the merger. Instead, Abington will make a cash payment to each Fincorp stockholder who would otherwise receive a fractional share.

        The form of the consideration ultimately received by Fincorp stockholders will depend upon the election, allocation and proration procedures described below and the choices of other Fincorp stockholders. Accordingly, no guarantee can be given that the choice of any given stockholder of Fincorp will be honored.

        In addition, because the tax consequences will depend on the form of consideration received, Fincorp stockholders are urged to read carefully the information set forth below under "—Federal Income Tax Consequences" commencing on page 78.

        Merger Consideration.    The merger agreement provides that each share of Fincorp common stock outstanding immediately prior to the effective time of the merger will, subject to allocation and election procedures, be converted into, and cancelled in exchange for, the right to receive either:

  •
  cash in an amount equal to $30.00 or

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  a number of whole shares of Abington common stock, plus cash in lieu of a fractional share, determined as follows:

  (i)
  if the average closing price is $18.55 or higher, the exchange ratio will be 1.6175 shares of Abington common stock for each share of Fincorp common stock;

  (ii)
  if the average closing price is between $15.17 and $18.55, the exchange ratio will be $30.00 divided by the average closing price; and

  (iii)
  if the average closing price is $15.17 or lower, the exchange ratio will be 1.9769 shares of Abington common stock for each share of Fincorp common stock.

        The average closing price is determined by averaging the closing bid and asked prices of Abington common stock during the 10 trading-day period preceding and including the date on which the last required regulatory approval is obtained, excluding the two highest asked prices and the two lowest bid prices.

        Shares held by Abington or Fincorp or any of their subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be cancelled. See "—Dissenters' Rights" beginning on page 81 for a discussion of the treatment of dissenters' shares.

        As described under "—Elections" below, Fincorp stockholders will have the opportunity to elect the form of consideration to be received for all shares of Fincorp common stock held by them, subject to allocation and proration procedures set forth in the merger agreement. The merger agreement provides that 40% of the shares of Fincorp common stock will be exchanged for cash and 60% will be exchanged for shares of Abington common stock.

        The market price of the Abington common stock at the effective time of the merger or at the time that Fincorp stockholders who are entitled to receive Abington common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than either recent prices or the Abington average closing price and the value of Abington shares issuable in exchange for each share of Fincorp common stock may be higher or lower than the cash price per share.

        The market price of Abington common stock is subject to change at all times based on the future financial condition and operating results of Abington, future market conditions and other factors. On April 9, 2002, the business day immediately preceding public announcement of the merger, the closing per share sale price of the Abington common stock was $17.50, and on July 22, 2002, the most recent business day prior to the printing of this document, the closing per share sale price of the Abington common stock was $19.25. For further information concerning the historical prices of the Abington common stock, see "Summary—Comparative Market Prices and Dividend Information" on page 28. You are urged to obtain current market prices for the Abington common stock in connection with voting your shares on the merger agreement at the annual meeting and making your election decision.

        Elections.    No later than four business days after the effective time of the merger, Fincorp stockholders will be sent an election form which will permit them:

  •
  to elect to receive Abington common stock in exchange for all shares of Fincorp common stock held by them, plus cash in lieu of any fractional share interest,

  •
  to elect to receive cash in exchange for all shares of Fincorp common stock held by them, or

  •
  to indicate that they make no election with respect to the consideration to be received by them in exchange for their shares of Fincorp common stock.

        The Fincorp shares in these three categories are referred to below as stock election shares, cash election shares and no-election shares. Shares of Fincorp common stock held by Fincorp stockholders who either do not submit a properly completed election form in a timely fashion or revoke their election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline will be designated no-election shares. Any dissenting shares under Delaware law will be deemed to have made cash elections for all of such shares and under no circumstances will such shares be reallocated as stock election shares pursuant to the allocation procedures described below. However, should a stockholder fail to fully comply with the procedures for perfecting dissenters' rights of appraisal, his or her shares will be deemed no-election shares.

        Election Procedures.    All elections will be required to be made on an election form. To make an effective election with respect to your shares of Fincorp common stock, you must, in accordance with the election form,

  •
  properly complete and return the transmittal and election forms to be provided to you to the exchange agent designated by Abington to receive these materials,

  •
  deliver the transmittal and election forms with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates), and

  •
  deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents.

        The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 20 days following the mailing of the letter of transmittal and election form, although the date may be extended by mutual agreement of Abington and Fincorp.

        You should not return your Fincorp stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Abington, Fincorp or any other party until you have received the letter of transmittal and election form.

        If you have a particular preference as to the form of consideration to be received for your shares of Fincorp common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election has not been made. Neither the Fincorp board nor its financial advisor makes any recommendation as to whether Fincorp stockholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "—Federal Income Tax Consequences" beginning on page 78.

        Even if you have no preference, it is suggested that you return your transmittal and election forms, together with your stock certificate(s), by the election deadline date indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See "—Procedures for Exchanging Fincorp Common Stock Certificates" beginning on page 64.

        Allocation Procedures.    The ability of Fincorp stockholders to receive all cash or all shares of Abington common stock in exchange for their shares of Fincorp common stock in the merger is subject to allocation procedures which are designed to ensure that the total consideration to all Fincorp stockholders is payable approximately 60% in Abington common stock and 40% in cash. The merger agreement provides that 40% of the shares of Fincorp common stock outstanding immediately prior to the effective time will be exchanged for cash, in the amount of $30.00 per share. The aggregate cash consideration would amount to $6.3 million based on the number of shares of Fincorp common stock outstanding on the record date for the annual meeting and $6.9 million assuming the exercise of all outstanding options to purchase shares of Fincorp common stock under Fincorp's stock option plan.

  •
  If the cash elections total more than the aggregate cash consideration, all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of Fincorp common stock held by dissenting stockholders) will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

  •
  If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

        Upon consummation of the merger, any shares of Fincorp common stock that are owned by Fincorp as treasury stock or that are held directly or indirectly by Abington, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Procedures for Exchanging Fincorp Common Stock Certificates

        Fincorp stockholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within 10 business days after the election deadline date. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Fincorp in accordance with the instructions accompanying the letter of transmittal form.

        Stockholders should not send in any stock certificates until they receive the appropriate transmittal materials from the exchange agent. Within four business days after the completion of the merger, the exchange agent will mail to each holder of record of Fincorp common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for Fincorp common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for Fincorp common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

        No stock certificates representing fractional shares of Abington common stock will be issued upon the surrender for exchange of Fincorp stock certificates. In lieu of the issuance of any such fractional share, Abington will pay to each former stockholder of Fincorp who otherwise would be entitled to receive a fractional share of Abington common stock an amount in cash determined by multiplying the fraction of a share of Abington common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average of the closing bid and asked prices for Abington common stock for the 10 trading-day period up to and including the date on which the last required regulatory approval is obtained, discarding the two highest asked prices and the two lowest bid prices, and averaging the remaining closing bid and asked prices.

        Fincorp stockholders who receive shares of Abington common stock in the merger will receive dividends on Abington common stock or other distributions declared after the completion of the merger only if they have surrendered their Fincorp stock certificates. Only then will they be entitled to receive all previously withheld dividends and distributions, without interest.

        After completion of the merger, no transfers of Fincorp common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Fincorp stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Abington will only issue an Abington stock certificate in a name other than the name in which a surrendered Fincorp stock certificate is registered if the stockholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Fincorp common stock formerly represented by such Fincorp stock certificate, and show that the stockholder has paid any applicable stock transfer taxes.

        If your Fincorp stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Abington stock certificate to which you may be entitled.

Fincorp Stock Options

        At the effective time of the merger, and except as provided in the next paragraph, each option to purchase shares of Fincorp common stock granted under Fincorp's stock option plan which is outstanding and unexercised immediately prior thereto, whether or not then vested and exercisable, will be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Fincorp common stock that would otherwise have been issuable upon the exercise thereof, an amount of cash computed by multiplying (i) the difference between the per share cash consideration ($30.00) and the per share exercise price applicable to such option by (ii) the number of shares of Fincorp common stock subject to the option.

        In lieu of receiving cash as described in the preceding paragraph, a holder of an option to purchase shares of Fincorp common stock may elect to have the option converted into an option to purchase shares of Abington common stock. The election must be in writing and must be mailed to Fincorp prior to the 20th day following the date of mailing of the election form. Abington will assume each such Fincorp option in accordance with the terms of the Fincorp stock option plan and related stock option agreement, including terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that after the effective time of the merger:

  •
  Abington and the compensation committee of its board of directors will be substituted for Fincorp and the Fincorp board of directors or duly authorized board committee administering the Fincorp stock option plan;

  •
  each Fincorp stock option assumed by Abington will be exercisable solely for shares of Abington common stock;

  •
  the number of shares of Abington common stock subject to such Fincorp stock option will be equal to the number of shares of Fincorp common stock subject to such Fincorp stock option immediately before the effective time of the merger multiplied by the per share stock consideration, rounded down to the nearest share; and

  •
  the per share exercise price under each such Fincorp stock option will be adjusted by dividing the per share exercise price under each such Fincorp stock option by the per share stock consideration, rounded up to the nearest cent.

        Pursuant to the merger agreement, Abington agreed to register under the Securities Act of 1933 the shares of Abington common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement within five business days after consummation of the merger.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of a majority of the shares of Abington common stock voted at the annual meeting must have voted in favor of the issuance of shares of Abington common stock in the merger and a majority of the outstanding shares of Fincorp common stock must have approved the merger agreement;

  •
  all regulatory approvals required to consummate the merger and the bank merger must have been obtained and be in full force and effect and all statutory waiting periods in respect thereof must have expired, and no required approval can contain any condition, restriction or requirement which Abington's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger and the bank merger to such a degree that Abington would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger or the bank merger;

  •
  the registration statement of Abington of which this document is a part must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn and all required "blue sky" approvals shall have been obtained;

  •
  the shares of Abington common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Stock Market's National Market; and

  •
  Abington must have received an opinion of Foley Hoag LLP to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, and with respect to certain related federal income tax considerations.

        In addition to the foregoing conditions, the obligation of Abington to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Abington:

  •
  the representations and warranties of Fincorp in the merger agreement that are qualified as to materiality must be true and correct and the representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date;

  •
  Fincorp must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

  •
  Abington must have received a certificate from specified officers of Fincorp with respect to compliance with the foregoing conditions to the obligations of Abington;

  •
  Fincorp dissenting shares shall not represent 25% or more of the outstanding Fincorp common stock;

  •
  the payments agreements described under "—Interests of Certain Persons in the Merger" shall have been duly executed and delivered;

  •
  all consents, approvals or waivers (other than regulatory approvals) required to permit Abington to succeed to the obligations, rights and interests of Fincorp or its subsidiaries under any loan agreement, note, mortgage, lease or other agreement shall have been obtained by Fincorp except for consents, the failure of which to obtain would not in the aggregate have a material adverse effect on Abington;

  •
  the existing employment agreements shall have been terminated without any payment becoming due other than pursuant to the payments agreements;

  •
  Fincorp shall not have made any payments in excess of the limits set forth in Section 280G of the Internal Revenue Code if those payments would violate certain restrictions set forth in the merger agreement; and

  •
  Abington shall have received such certificates of Fincorp's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Abington may reasonably request.

        In addition to the other conditions set forth above, the obligation of Fincorp to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Fincorp:

  •
  the representations and warranties of Abington in the merger agreement that are qualified as to materiality must be true and correct and the representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date;

  •
  Abington must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

  •
  Fincorp must have received a certificate from specified officers of Abington with respect to compliance with the foregoing conditions to the obligations of Fincorp;

  •
  the exchange agent shall have delivered a certificate to Fincorp stating that it has received authorization from Abington to issue the common stock in exchange for the Fincorp common stock and cash in an amount sufficient to pay the aggregate cash consideration to be paid hereunder and cash in lieu of fractional shares; and

  •
  Fincorp shall have received such certificates of Abington's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Fincorp may reasonably request.

Regulatory Approvals

        Consummation of the merger is subject to prior receipt of all required approvals of and consents to the merger and the bank merger by all applicable federal and state regulatory authorities.

        Federal Reserve Board.    The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

  •
  such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

        Section 225.12(d)(2) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. Abington believes that the proposed merger and bank merger satisfy these requirements and, accordingly, has submitted a notice to the Federal Reserve Board under this regulation. The Federal Reserve Bank of Boston has advised Abington by letter dated June 27, 2002 that it does not object to consummation of the acquisition of Fincorp by Abington without the filing of a formal application.

        FDIC.    The parties currently intend to merge Fincorp's banking subsidiary, The Massachusetts Co-operative Bank, into Abington Savings Bank as soon as practicable after the merger of Fincorp into a wholly owned subsidiary of Abington. The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. The FDIC will review the bank merger under statutory criteria which is substantially the same as that required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above, except that the FDIC will not conduct an independent antitrust analysis of the bank merger if the Federal Reserve Board does so. Applicable regulations require publication of notice of the applications for approval of the bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

        Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

        State Approvals and Notices.    The merger is subject to the prior approval of the Massachusetts Board of Bank Incorporation under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local communities of Abington and such other matters as the Massachusetts Board may deem necessary or advisable.

        In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the Fund for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the Fund.

        The merger of Abington Savings Bank and The Massachusetts Co-operative Bank is subject to the prior approval of the Massachusetts Commissioner of Banks under Section 34D of Chapter 168 and Section 26D of Chapter 170 of the Massachusetts General Law. The factors considered by the Commissioner in deciding whether to approve the bank merger are similar to the factors considered by the Massachusetts Board in deciding whether to approve the merger of Abington and Fincorp, as described above.

        Status of Applications and Notices.    Abington and Fincorp have filed all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Abington that had such condition or requirement been known Abington, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Abington may elect not to consummate the merger. See "—Conditions to the Merger" beginning on page 66.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

        Pending consummation of the merger, Fincorp may not, and will cause each Fincorp subsidiary not to, among other things, take the following actions without the prior written consent of Abington (which consent shall not be unreasonably withheld):

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Abington the goodwill of the customers of Fincorp and its subsidiaries and others with whom business relations exist;

  •
  issue or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options and other rights to acquire Fincorp common stock outstanding on the date of the merger agreement and disclosed to Abington;

  •
  declare any dividend on its capital stock, other than dividends from wholly owned subsidiaries of, or to, Fincorp or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

  •
  amend its articles of organization or by-laws (or equivalent documents);

  •
  except as permitted by the merger agreement, take specified actions with respect to its business, including enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; foreclose on any commercial real estate without first obtaining a Phase I environmental audit, enter into derivatives contracts; incur indebtedness; make certain parachute payments; acquire all or a portion of any other entity; or make contributions to its charitable foundation other than to maintain its tax exempt status;

  •
  take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, as amended;

  •
  take any action that would result in

    (1)
    any of the representations and warranties of Fincorp not being true and correct in any material respect at or prior to the effective time of the merger,

    (2)
    any of the conditions to the merger set forth in the merger agreement not being satisfied, or

    (3)
    a material violation of the merger agreement, the bank merger agreement, except in each case as may be required by applicable law and regulation; or

  •
  agree to do any of the foregoing.

        The merger agreement also provides that pending consummation of the merger Abington may not, and will cause each subsidiary of Abington not to, take the following actions without the prior written consent of Fincorp:

  •
  take any action that is reasonably likely to prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, as amended;

  •
  take any action that is reasonably likely to result in

  (1)
  any of the representations and warranties of Abington not being true and correct in any material respect at or prior to the effective time of the merger;

  (2)
  any of the conditions to the merger set forth in the merger agreement not being satisfied; or

  (3)
  a material violation of the merger agreement or the bank merger agreement, except in each case as may be required by applicable law and regulation;

  •
  repurchase any shares of Abington common stock; or

  •
  agree to do any of the foregoing.

        Abington has also agreed in a separate agreement that it will use its reasonable best efforts to cause its directors and executive officers to refrain from trading in Abington common stock during the period from July 1, 2002 until the end of the period in which the average closing price is determined.

Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the Fincorp board of directors is required to recommend that Fincorp stockholders approve the merger agreement at all times prior to and during the meeting of Fincorp stockholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the Fincorp board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Fincorp to comply with their fiduciary duties to the Fincorp stockholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "—No Solicitation" below.

No Solicitation

        Fincorp has agreed that neither it nor any of its subsidiaries nor any of their respective officers or directors will solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Fincorp (including a purchase of all of substantially all of its assets) or more than 15% of the outstanding equity securities of Fincorp or any of its subsidiaries (any such proposal or offer is referred to as an "acquisition proposal"). Fincorp has also agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors will, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal. Fincorp has also agreed that it will use its reasonable best efforts to cause its subsidiaries' employees, agents and representatives not to take any of the actions described in the preceding two sentences. However, neither Fincorp nor its board of directors is prevented from:

  •
  complying with its disclosure obligations under federal or state law;

  •
  providing information in response to a request therefore by a person who has made an unsolicited bona fide written acquisition proposal if the Fincorp board of directors receives from the person so requesting such information an executed confidentiality agreement no less favorable to it than the confidentiality agreement entered into on January 23, 2002 by Abington with KBW;

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

  •
  recommending such an acquisition proposal to the stockholders of Fincorp,

if and only to the extent that (1) in each of the last three cases referred to above, the Fincorp board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) with respect to the last case referred to above, the Fincorp board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Fincorp's stockholders from a financial point of view than the merger. Fincorp is required to notify Abington promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Abington and Fincorp made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Articles V and VI of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate in all material respects through the completion of the merger See "—Conditions to the Merger" beginning on page 66.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, unless a different date and time is specified as the effective time in such documents. A certificate of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Abington after such satisfaction or waiver which is no later than the later of five business days after such satisfaction or waiver or the first month end following such satisfaction or waiver, or on such other date as Abington and Fincorp may mutually agree upon.

        A closing will take place immediately prior to the effective time of the merger or on such other date as Abington and Fincorp may mutually agree upon.

Termination and Amendment

        The merger agreement may be terminated:

  •
  by mutual consent of the boards of directors of the parties;

  •
  by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice thereof from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

  •
  by either Abington or Fincorp if the merger is not consummated by January 31, 2003, unless the failure to consummate the arises out of the knowing action or inaction of the party seeking to terminate the merger agreement or of any of Fincorp's directors, which action or inaction is in violation of the merger agreement or, in the case of a Fincorp director, in violation of his or her voting agreement;

  •
  by either party if any required regulatory approvals for consummation of the merger or the bank merger shall have been denied by a final nonappealable order;

  •
  by either party if the stockholders of Fincorp or Abington do not approve the merger agreement at a meeting of their respective stockholders duly called for such purpose;

  •
  by Abington, prior to the Fincorp or Abington annual meeting, if Fincorp shall have breached the covenants described under "—No Solicitation" on page 71, the Fincorp board of directors shall have failed to recommend that the stockholders of Fincorp approve the merger agreement or shall have withdrawn, modified or changed such recommendation in a manner which is adverse to Abington, or Fincorp breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement;

  •
  by Abington, if a third party commences a tender offer or exchange offer for 10% or more of the outstanding Fincorp common stock and the board of directors of Fincorp recommends that Fincorp stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

  •
  by Fincorp, if the price of the Abington common stock is less than $12.65 and Abington does not increase the number of shares to be received by holders of Fincorp common stock who are entitled to shares of Abington common stock in the merger.

        The parties may amend the merger agreement at any time before the merger actually takes place provided that no amendment may be made that changes in kind or reduces in amount the merger consideration without further approval of the Fincorp stockholders.

Termination Payments

        Abington Special Payment.    Abington has agreed to pay Fincorp $250,000 if Fincorp terminates the merger agreement because Abington has breached any of its representations, warranties, agreements or covenants and the breach is likely to have a material adverse effect on Fincorp and the breach was caused by Abington's willful conduct or gross negligence. Abington has also agreed to reimburse Fincorp for up to $250,000 in expenses.

        Fincorp Special Payment.    Fincorp has agreed to pay Abington $250,000 if Abington terminates the merger agreement because Fincorp has breached any of its representations, warranties, agreements or covenants and the breach is likely to have a material adverse effect on Abington and the breach was caused by Fincorp's willful conduct or gross negligence. Fincorp has also agreed to reimburse Abington for up to $250,000 in expenses.

        Fincorp has agreed to pay Abington $1 million if:

  •
  Abington or Fincorp terminates the merger agreement because Fincorp's stockholders failed to approve the merger agreement, or

  •
  Abington terminates the merger agreement because Fincorp has breached, and failed to cure, any of its representations, warranties, agreements or covenants, but only if such breach would be likely to result in a material adverse effect to Abington and such breach was caused by the willful conduct or gross negligence of Fincorp, or

  •
  Abington terminates the merger agreement because a tender offer or exchange for 10% or more of the outstanding shares of Abington common stock has commenced, or

  •
  Abington terminates the merger agreement prior to the Fincorp or Abington annual meeting if Fincorp has breached its covenant not to solicit other offers, the Fincorp board has failed to recommend that the Fincorp stockholders approve the merger agreement or has withdrawn, modified or changed its recommendation in a manner that is adverse to Abington, or Fincorp breaches its covenant to call and hold a meeting of stockholders to consider the merger agreement;

and, in each of the foregoing cases, within 18 months of the termination, Fincorp or its bank subsidiary has entered into an agreement to enter into an acquisition transaction with an entity other than Abington.

        Fincorp's $1 million payment to Abington would be reduced by any payment made by Fincorp because of breach, including expenses.

        The special payments agreed to by each party are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate the non-terminating party if the merger is not completed. The existence of the Fincorp special payments could significantly increase the cost to a potential acquirer of acquiring Fincorp. Consequently, the Fincorp special payments may discourage persons who otherwise might be interested in making a competing proposal to acquire Fincorp, even if those persons were prepared to pay consideration which had more value than the merger consideration to be received under the merger agreement.

Directors and Officers of Abington and Abington Savings Bank following the Merger and the Bank Merger

        After completion of the merger, the officers and directors of Abington will be those persons serving as officers and directors of Abington immediately prior to the merger and two of the current directors of Fincorp or The Massachusetts Co-operative Bank designated by Abington after consultation with Fincorp.

        After completion of the merger of Abington Savings Bank and The Massachusetts Co-operative Bank, the officers and directors of Abington Savings Bank will be those persons serving as officers and directors of Abington Savings Bank immediately prior to the bank merger and two of the current directors of Fincorp or The Massachusetts Co-operative Bank designated by Abington after consultation with Fincorp.

Interests of Certain Persons in the Merger

        When you are considering the recommendation of Fincorp's board of directors with respect to approving the merger agreement, you should be aware that some directors and executive officers of Fincorp may be deemed to have interests in the merger in addition to their interests as stockholders generally. The Fincorp board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

        Stock Options.    The merger agreement provides that at the effective time of the merger each outstanding and unexercised option to purchase shares of Fincorp common stock granted pursuant to the Fincorp stock option plan will cease to represent the right to acquire shares of Fincorp common stock and will be converted into a specified cash amount or, at the election of an option holder, a right to acquire shares of Abington common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. See "—Fincorp Stock Options" beginning on page 65. The Fincorp stock option plan provides for the full vesting of all outstanding options to purchase Fincorp common stock upon a change in control of Fincorp. The merger constitutes such a change in control. At the record date for the annual meeting, the executive officers and directors of Fincorp and The Massachusetts Co-operative Bank held options to purchase an aggregate of 42,682 shares of Fincorp common stock, including options to purchase 15,000 and 8,050 shares held by Messrs. Green and Paciulli, respectively. All of the options held by Messrs. Green and Paciulli were fully vested as of the record date for the annual meeting.

        Employee Stock Ownership Plan.    The merger agreement provides for termination of Fincorp's employee stock ownership plan as of the effective date of the merger. At that time, all shares held by Fincorp's ESOP will be converted into the right to receive the merger consideration. After the ESOP's indebtedness has been repaid out of the proceeds of the merger consideration, the balance remaining with respect to unallocated shares will be allocated and distributed to ESOP participants as provided in the ESOP. As of the record date of the annual meeting, 4,243 of the allocated ESOP shares have been allocated to the ESOP accounts of Messrs. Green and Paciulli and 30,110 of the ESOP shares remain unallocated.

        Restricted Stock Awards.    Certain of the executive officers and directors of Fincorp have been granted restricted stock awards, which vest over time in accordance with Fincorp's stock option plan. Pursuant to the terms of the plan, all of these awards become fully vested upon a change in control of Fincorp. The merger constitutes such a change in control. At the record date for the annual meeting, the executive officers and directors of Fincorp and The Massachusetts Co-operative Bank held an aggregate of 16,979 stock awards, of which 5,999 and 3,120 were held by Messrs. Green and Paciulli, respectively. All of the stock awards held by Messrs. Green and Paciulli were fully vested as of the record date for the annual meeting.

        Agreements with Executive Officers of Fincorp.    In connection with the execution of the merger agreement, the following agreements were entered into relating to Messrs. Green and Paciulli:

  •
  payments agreements among Abington, Fincorp, The Massachusetts Co-operative Bank and each of Messrs. Green and Paciulli, which provide, among other things, for the termination of Messrs. Green's and Paciulli's employment agreements with Fincorp and The Massachusetts Co-operative Bank and termination of Messrs. Green's and Paciulli's right to receive benefits under The Massachusetts Co-operative Bank's management supplemental executive retirement plan upon consummation of the merger in exchange for a cash payment at that time in the amounts of $349,300 and $256,365, respectively,
  •
  a consulting agreement between Abington and Mr. Green pursuant to which Mr. Green has agreed to provide consulting services to Abington for a period of six months following completion of the merger and not to compete with Abington in certain parts of southeastern Massachusetts in return for a payment of $100,000, and to provide certain additional services relating to matters about which he has particular expertise in return for a payment of $110,000 following successful completion of those matters, and

  •
  an employment agreement between Abington Savings Bank and Mr. Paciulli pursuant to which Abington Savings Bank has agreed to employ Mr. Paciulli for a period of one year following completion of the merger at a base salary of $120,000 per year and to pay to Mr. Paciulli a retention bonus of $60,000 if he remains employed by Abington Savings Bank for one year following completion of the merger in recognition of the special contributions he will have made to the integration of the business and operations of The Massachusetts Co-operative Bank with the business and operations of Abington Savings Bank.

        For additional information concerning Messrs. Green's and Paciulli's existing employment agreements and the management supplemental executive retirement plan, see "Election of Directors of Fincorp—Executive Compensation" beginning on page 123.

        Fincorp and The Massachusetts Co-operative Bank have entered into change in control agreements with two executive officers of The Massachusetts Co-operative Bank. The agreements provide for a payment of approximately six months' base salary for each of the officers if the officer's employment is terminated following a change in control. The merger would constitute a change in control under the agreements.

        Indemnification and Insurance.    The merger agreement provides that Abington will indemnify all persons who were officers or directors of Fincorp or any of its subsidiaries prior to the merger for acts or omissions occurring prior to the completion of the merger to the same extent those persons were indemnified under Fincorp's certificate of incorporation and by-laws in effect on the date of the merger agreement, including matters related to the negotiation, execution and performance of the merger agreement.

        Abington will use its reasonable best efforts to maintain in effect for a period of six years after completion of the merger officer's and directors' liability insurance for the persons covered by Fincorp's existing directors' and officers' liability insurance on terms no less favorable than the directors' and officers' liability insurance coverage currently maintained by Fincorp. Abington is not required to expend in any one year more than 150% of the annual premiums currently paid by Fincorp for such insurance. If Abington is unable to maintain comparable coverage because the cost would exceed 150% of the annual premiums currently paid by Fincorp, it will use its reasonable best efforts to obtain as much comparable insurance as is available for that amount.

        Other than as set forth above, no director or executive officer of Fincorp has any direct or indirect material interest in the merger, except insofar as ownership of Fincorp common stock might be deemed such an interest. See "Election of Directors of Fincorp—Information with Respect to Nominees, Continuing Directors and Certain Executive Officers" beginning on page 119.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

        As soon as administratively practicable after the effective time of the merger, Abington will take all reasonable action so that employees of Fincorp and its subsidiaries will be entitled to participate in the Abington employee benefit plans of general applicability to the same extent as similarly-situated employees of Abington and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Abington employee benefit plans, Abington will recognize years of service with Fincorp and its subsidiaries to the same extent as such service was credited for such purpose by Fincorp.

        If employees of Fincorp or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Abington, Abington will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Abington;
  •
  provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and
  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

        Employees of Fincorp or its subsidiaries (other than employees who are a party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause after completion of the merger will be entitled to receive severance payments in accordance with The Massachusetts Co-operative Bank's severance plan. Abington has agreed, however, that in no event will any such employee receive less than eight weeks of severance.

        For a period of six months following the effective time of the merger, Abington will provide job counseling and outplacement services to all employees of Fincorp and its subsidiaries whose employment was terminated, other than for cause, disability or retirement, at or following the effective time of the merger. During that period, Abington also will notify those former employees who wish to continue to be so notified of opportunities for positions with Abington or a Abington subsidiary for which Abington reasonably believes such persons are qualified and consider any application for such positions submitted by such persons. However, any decision to offer employment to any such person will be made in the sole discretion of Abington.

Bank Merger

        Pursuant to the merger agreement, The Massachusetts Co-operative, a wholly owned subsidiary of Fincorp, will be merged with and into Abington Savings Bank, a wholly owned subsidiary of Abington, as soon as practicable following consummation of the merger.

Resale of Abington Common Stock

        The Abington common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Fincorp stockholder who may be deemed to be an affiliate of Abington for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Fincorp for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% stockholders) who control, are controlled by or are under common control with (1) Abington or Fincorp at the time of the Fincorp and Abington annual meetings or (2) Abington at or after the effective time of the merger.

        Rule 145 will restrict the sale of Abington common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Fincorp at the time of the Fincorp and Abington annual meetings, provided they do not become affiliates of Abington at or following the effective time of the merger, may publicly resell any Abington common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Abington common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Abington as required by Rule 144. Persons who are affiliates of Abington after the effective time of the merger may publicly resell the Abington common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

        The ability of affiliates to resell shares of Abington common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Abington's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Abington common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of Abington common stock received by persons who may be deemed to be affiliates of Abington or Fincorp in the merger.

        Fincorp has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Abington a letter agreement intended to ensure compliance with the Securities Act of 1933.

Material Federal Income Tax Consequences

        The following are the material United States federal income tax consequences of the merger generally applicable to stockholders of Fincorp who are "United States persons" as defined for United States federal income tax purposes and who hold their shares of Fincorp common stock as a capital asset.

        For United States federal income tax purposes, a "United States person" is:

  •
  a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended,
  •
  a corporation or partnership (as defined by the Internal Revenue Code) that is organized under the laws of the United States or any state,
  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source, and
  •
  a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.

        This description of the material federal income tax consequences of the merger is based on the Internal Revenue Code, existing and proposed Treasury Regulations and judicial and administrative determinations, as each is in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. The statements in this proxy statement/prospectus, and the opinion of counsel that the merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code that is described below are not binding on the Internal Revenue Service or a court. As a result, neither Fincorp nor Abington can assure you that the tax considerations or such opinion will not be challenged by the Internal Revenue Service or sustained by a court if so challenged.

        The following does not address aspects of United States taxation other than United States federal income taxation. It does not address all aspects of United States federal income taxation that may apply to Fincorp stockholders who are subject to special rules under the Internal Revenue Code, including, without limitation, rules that apply to persons who acquired shares of Fincorp common stock as a result of the exercise of employee stock options, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a "functional currency" other than the United States dollar, persons who hold their Fincorp shares as part of a straddle, wash sale, hedging or conversion transaction, and certain United States expatriates. In addition, the opinion and tax consequences described here do not address the state, local or foreign tax consequences of the merger.

        Stockholders of Fincorp are urged to consult and rely on their own tax advisors with respect to the United States federal, state and local, and foreign tax consequences of the merger based upon their particular circumstances.

        It is a condition to the obligations of each of Abington and Fincorp to effect the merger that Abington shall have received an opinion from its counsel, Foley Hoag LLP, dated as of the effective time of the merger, to the effect that the merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon factual representations and assumptions that will be provided by Abington, Fincorp and others. Based on such factual representations and assumptions, it is the opinion of Foley Hoag LLP, that:

  •
  The merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code.
  •
  Neither Abington nor Fincorp will recognize any taxable gain or loss as a result of the merger.
  •
  The federal income tax consequences of the merger to a Fincorp stockholder generally will depend on whether the stockholder receives cash, Abington common stock or a combination thereof in exchange for the stockholder's shares of Fincorp common stock.

        Receipt of Solely Abington Common Stock (plus any cash in lieu of a fractional share).    A Fincorp stockholder who receives solely Abington common stock in exchange for all of such stockholder's shares of Fincorp common stock in the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share interest in Abington common stock. A Fincorp stockholder who receives cash in lieu of a fractional share will be treated as if such stockholder had received a fractional share and then exchanged such fractional share for cash in a redemption by Abington. A Fincorp stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such capital gain or loss will be long-term capital gain or loss if the Fincorp common stock exchanged was held for more than one year.

        Receipt of Solely Cash.    A Fincorp stockholder who receives solely cash in exchange for all of such stockholder's shares of Fincorp common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for the shares of Fincorp common stock exchanged, which gain or loss will be long-term capital gain or loss if the shares of Fincorp common stock were held for more than one year.

        Receipt of Both Abington Common Stock and Cash.    A Fincorp stockholder who receives both Abington common stock and cash consideration in exchange for all of such stockholder's shares of Fincorp common stock generally will recognize gain, but not loss, to the extent of the lesser of:

  (1)
  the total amount of cash received by such stockholder, and
  (2)
  the difference between (a) the sum of the fair market value of the Abington common stock received in the merger plus the total amount of cash received in the merger, and (b) the stockholder's aggregate tax basis in the shares of Fincorp common stock surrendered in the merger.

Any gain so recognized will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Internal Revenue Code. Such capital gain will be long-term capital gain if the shares of Fincorp common stock exchanged were held for more than one year.

        Basis.    A Fincorp stockholder who receives shares of Abington common stock in the merger will have a tax basis in such shares equal to such stockholder's aggregate tax basis in the Fincorp shares being exchanged, decreased by (a) the amount of any cash received by the stockholder and (b) the amount of loss to the stockholder which was recognized on such exchange, and increased by (x) the amount which was treated as a dividend, and (y) the amount of gain to the stockholder which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

        Holding Period.    The holding period of Abington common stock received will include the holding period of the shares of Fincorp common stock being exchanged.

        Dissenting Stockholders.    A holder of Fincorp common stock who dissents with respect to the merger, as discussed under "—Dissenters' Rights" beginning on page 81, and who receives cash in respect of his or her shares of Fincorp common stock generally will be treated in the same manner as a holder who exchanges his or her shares of Fincorp common stock solely for cash in accordance with the above discussion.

        Backup Withholding.    A non-corporate holder of Fincorp common stock may be subject to information reporting and backup withholding on any cash payments he or she receives. Such a Fincorp stockholder will not be subject to backup withholding, however, if he or she:

  •
  furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal; or
  •
  is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Fincorp stockholder's United States federal income tax liability, provided such stockholder furnishes the required information to the Internal Revenue Service.

        Reporting Requirements.    A Fincorp stockholder who receives Abington common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with his or her United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

        Abington will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Abington will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001 and effective for fiscal years beginning January 1, 2002, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles recorded by Abington in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Abington issued after the merger will reflect the results attributable to the acquired operations of Fincorp beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See "Summary—Comparative Per Share Data" beginning on page 26.

Expenses of the Merger

        The merger agreement provides that each of Fincorp and Abington will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the registration statement of which this document is a part will be shared equally between Abington and Fincorp.

Listing of the Abington Common Stock

        Abington has agreed to use its reasonable best efforts to cause the shares of Abington common stock to be issued in the merger to be approved for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

Voting Agreements

        In connection with the execution of the merger agreement, each director of Fincorp and The Massachusetts Co-operative Bank entered into a voting agreement with Abington pursuant to which each director agreed that at any meeting of the stockholders of Fincorp, the director shall:

  •
  appear at such meeting or otherwise cause all shares of Fincorp common stock owned by him or her to be counted as present for purposes of calculating a quorum; and

  •
  vote (or cause to be voted), in person or by proxy, all shares of Fincorp common stock owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting

  (1)
  in favor of adoption and approval of the merger agreement and the merger,

  (2)
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Fincorp contained in the merger agreement or of the director contained in the stockholder agreement, and

  (3)
  against any acquisition proposal (as defined in the merger agreement) or any other action or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the stockholder agreement.

        Pursuant to the voting agreements, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Fincorp common stock owned by him or her prior to the meeting at which stockholders of Fincorp will consider the merger agreement.

        The voting agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        Fincorp also agreed to use its reasonable best efforts to cause those persons who may be deemed to be affiliates of Fincorp pursuant to Rule 145 under the Securities Act of 1933 to deliver to Abington prior to the date of the annual meeting a written agreement containing certain restrictions on the transfer of shares of Abington common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See "—Resale of Abington Common Stock" on page 77.

Dissenters' Rights

        Under the Delaware General Corporation Law, Fincorp stockholders may object to the merger and demand in writing that Fincorp pay the fair value of their shares provided they comply with all statutory procedures. Determination of fair value is based on all relevant factors. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex IV to this document.

        Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedures may cause the appraisal rights to terminate. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Notice of Fincorp stockholders' appraisal rights will not be given other than as described in this document and as required by the Delaware General Corporation Law.

        Section 262 generally requires the following:

  •
  Written Demand for Appraisal.  A dissenting Fincorp stockholder must deliver a written demand for appraisal to Fincorp before the taking of the vote at the annual meeting. A proxy or a vote against the merger will not alone constitute demand for appraisal. Fincorp stockholders should read the paragraphs below for more details on making a demand for appraisal.

  •
  Refrain from Voting for the Merger Proposal.  Fincorp stockholders must not vote in favor of the merger agreement or the merger. Fincorp stockholders are not required to vote against the merger agreement to exercise their right to appraisal; however if a Fincorp stockholder votes in favor of the merger agreement or the merger, his or her right to appraisal will terminate, even if the Fincorp stockholder previously filed a written demand for appraisal.

  •
  Continuous Ownership of Fincorp Shares.  A Fincorp stockholder must continuously hold his or her shares of Fincorp stock from the date he or she makes the demand for appraisal through the closing of the merger.

        A written demand for appraisal of Fincorp stock is only effective if it is signed by or for the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on his or her stock certificate(s). Any person who is a beneficial owner of Fincorp stock, but not a stockholder of record, must have the stockholder of record for his or her shares sign a demand for appraisal on his or her behalf.

        A Fincorp stockholder who owns Fincorp stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that he or she is signing the demand for appraisal in that capacity.

        If a Fincorp stockholder owns Fincorp stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

        A record owner, such as a broker, who holds Fincorp stock as a nominee for others, may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, the record owner should specify in the written demand the number of shares as to which he or she wishes to demand appraisal. If the record owner does not specify the number of shares, we will assume that the written demand covers all the shares of Fincorp stock that are in the record owner's name.

        If you are a Fincorp stockholder, you should address the written demand to Fincorp, Inc., 70 Quincy Avenue, Quincy, Massachusetts 02169, Attention: Secretary. It is important that Fincorp receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

        Written Notice.    Within 10 days after the closing of the merger, Abington (as the surviving corporation of the merger) must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

        Petition with the Chancery Court.    Within 120 days after the closing of the merger, either Abington or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Fincorp stock held by all of the stockholders who are entitled to appraisal rights. A Fincorp stockholder who intends to exercise his or her rights of appraisal should file a petition in the chancery court. Neither Fincorp nor Abington has any intentions at this time to file a petition. Because Fincorp has no obligation to file a petition, if no Fincorp stockholder files such a petition within 120 days after the closing, then the dissenting Fincorp stockholders will lose their rights of appraisal.

        Withdrawal of Demand.    Fincorp stockholders who change their minds and decide they no longer want appraisal may withdraw their demands for appraisal at any time within 60 days after the closing of the merger. Fincorp stockholders may also withdraw their demands for appraisal after 60 days after the closing of the merger, but only with the written consent of Abington. Any Fincorp stockholder who withdraws his or her demand for appraisal will receive the merger consideration provided in the merger agreement.

        Request for Appraisal Rights Statement.    A Fincorp stockholder who has complied with the conditions of Section 262 will be entitled to receive a statement from Abington (as the surviving corporation of the merger) setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, a Fincorp stockholder must send a written request to Abington within 120 days after the closing of the merger. After the merger, Abington will mail the statement to the stockholder requesting it either 10 days after receiving the request or, if later, ten days after the last date for Fincorp stockholders to perfect their appraisal rights.

        Chancery Court Procedures.    If a Fincorp stockholder properly files a petition for appraisal in the chancery court and delivers a copy to Abington, will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Abington as to the value of their shares. If so ordered by the court, the register in the chancery court will then send notice to all of the stockholders on such list of the time and place set for a hearing on the petition. At such hearing, the chancery court shall determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The chancery court may also require Fincorp stockholders to submit their stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. Fincorp stockholders who do not follow the chancery court's directions may be dismissed from the proceeding.

        Appraisal of Shares.    After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Fincorp to pay that value to the stockholders who are entitled to appraisal. The chancery court can also direct Fincorp to pay a fair rate of interest on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for their shares, Fincorp stockholders must surrender their stock certificates to Abington.

        The chancery court could determine that the fair value of shares of Fincorp stock is more than, the same as, or less than the merger consideration. In other words, Fincorp stockholders who demand appraisal rights could receive less consideration than they would under the merger agreement.

        Costs and Expenses of Appraisal Proceeding.    The costs and expenses of the appraisal proceeding may be assessed against Fincorp and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. Fincorp stockholders can request that the chancery court determine the amount of interest, if any, that Fincorp should pay on the value of stock owned by stockholders entitled to the payment of interest. They may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

        Loss of Stockholder's Rights.    If a Fincorp stockholder demands appraisal, after the closing of the merger he or she will not be entitled to:

  •
  vote the shares of stock, for any purpose, for which he or she has demanded appraisal;

  •
  receive payment of dividends or any other distribution with respect to the shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

  •
  receive the payment of the consideration provided for in the merger agreement.

        A dissenting Fincorp stockholder can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if the dissenting Fincorp stockholder delivers to Fincorp a written withdrawal of the demand for an appraisal and his or her acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Fincorp. As explained above, these actions will also terminate the Fincorp stockholder's appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court's approval. The chancery court may condition its approval upon any terms that it deems just.

        A Fincorp stockholder who fails to comply strictly with these procedures will lose his or her appraisal rights. Consequently, we strongly urge any Fincorp stockholder who wishes to exercise his or her appraisal rights to consult a legal advisor before attempting to exercise appraisal rights.

Operations of Abington After the Merger

        Abington expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to amount to roughly 37% of Fincorp's current level of operating expenses and will be derived primarily from reductions in personnel (approximately $1,065,000) and the integration of back-office operations (approximately $495,000, including savings relating to audits, legal fees, other professional services and insurance expenses). In addition, because Fincorp will be merged into Abington, the costs associated with Fincorp operating as a publicly held entity also will be eliminated. The after-tax cost savings and other operating synergies for 2002 and 2003 are expected to amount to approximately $400,000 and $1.56 million, respectively. The estimated savings for 2003 are higher than for 2002 since completion of the merger and consolidation of computer systems are not expected to occur until late in the third quarter or early in the fourth quarter of 2002. Abington also anticipates that it will be able to increase revenues from the Fincorp franchise by selling products and services to Fincorp customers that are not currently offered by Fincorp, including such non-deposit investment products as insurance annuities and mutual funds, and small business and commercial lending. Abington has not formally estimated these revenue enhancements, however, and has not included them in its financial analysis of the merger.

        Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset, to some degree, by increases in other expenses, including expenses related to the integration of the two companies.

        Abington anticipates that the acquisition of Fincorp will not be dilutive to earnings in 2002 and will be accretive to earnings in 2003.

        Although management of Abington has performed substantial financial analysis of the proposed merger, identification of all cost savings and potential revenue enhancements associated with the merger has not been completed. Moreover, no assurances can be given that any cost savings or any revenue enhancements will be realized at any given time in the future.

        The estimated cost savings that are expected to be realized by the combined company do not reflect estimated after-tax merger-related costs of approximately $1.6 million, which will be recorded as Abington's goodwill. These costs primarily relate to the termination of employment contracts, change-in-control contracts and severance obligations, professional fees, exit costs associated with contract terminations and other expenses required to be accrued in accordance with accounting principles generally accepted in the United States of America, less any estimated tax benefits. Additionally, the estimated cost savings do not reflect any other non-recurring expenses that may be incurred during the merger and integration period, which are not capitalizable to goodwill. In evaluating the cost savings and other potential benefits of the merger, the Abington board of directors considered the amount of the transaction costs which are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.

SUPERVISION AND REGULATION OF ABINGTON AND FINCORP

General

        Abington, as a registered bank holding company under the Bank Holding Company Act of 1956, as amended, is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. Fincorp is subject to the supervision of, and to regular inspection by, the Office of Thrift Supervision ("OTS"). Abington Savings Bank, Abington's wholly owned banking subsidiary, is a Massachusetts-chartered savings bank, and The Massachusetts Co-operative Bank, Fincorp's wholly owned banking subsidiary, is a Massachusetts-chartered co-operative bank. Both banks are subject to regulation, supervision and examination by the Commissioner of Banks of The Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation ("FDIC"). The following discussion summarizes certain aspects of those federal banking laws and regulations that affect Abington and Fincorp and their subsidiaries.

        As a bank holding company, the activities of Abington and those of companies that it controls or in which it holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto as of November 11, 1999, the day before the date of enactment of the Gramm-Leach-Bliley Act, discussed under "—Financial Modernization" on page 89. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies such as Abington are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

        Bank holding companies such as Abington are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law. Any such acquisition is, however, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

        Federal law allows a state-chartered savings or co-operative bank that is an insured depository institution and that qualifies as a "qualified thrift lender" to elect to be treated as a "savings association" for purposes of the savings and loan holding company provisions of federal law. Such election results in its holding company being regulated as a savings and loan holding company by the OTS rather than as a bank holding company by the Federal Reserve Board. The Massachusetts Co-operative Bank has made such an election. Fincorp is subject to OTS regulations, examinations, supervision and reporting requirements. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Additionally, The Massachusetts Co-operative Bank is required to notify the OTS at least 30 days before declaring any dividend to Fincorp.

        The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to certain restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank also may open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

Capital and Operational Requirements

        The Federal Reserve Board and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. Abington and its banking subsidiary and Fincorp's banking subsidiary are subject to these capital guidelines. Fincorp is regulated by the OTS and is not subject to these capital guidelines. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. "Tier 1 capital" generally consists of common and qualifying preferred stockholders' equity, less certain intangibles and other adjustments. "Tier 2 capital" and "Tier 3 capital" generally consist of subordinated and other qualifying debt, preferred stock that does not qualify as Tier 1 capital and the allowance for credit losses up to 1.25% of risk-weighted assets.

        The sum of Tier 1, Tier 2 and Tier 3 capital, less investments in unconsolidated subsidiaries, represents qualifying "total capital," at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. At March 31, 2002, Abington's Tier 1 and total risk-based capital ratios under these guidelines were 12.02% and 13.28%, respectively, and The Massachusetts Co-operative Bank's were 11.92% and 12.79%, respectively.

        The "leverage ratio" requirement is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. At March 31, 2002, Abington's and The Massachusetts Co-operative Bank's leverage ratios were 6.16% and 7.51%, respectively.

        Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Neither Abington nor Fincorp is currently subject to this annual capital charge.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation, and permits regulatory action against a financial institution that does not meet such standards.

        The various federal bank regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total risk-based capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of Abington and Fincorp is considered "well capitalized."

        The Federal bank regulatory agencies also have adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. The banking agencies do not intend to establish an explicit risk-based capital charge for interest rate risk but will continue to assess capital adequacy for interest rate risk under a risk assessment approach based on a combination of quantitative and qualitative factors and have provided guidance on prudent interest rate risk management practices.

Distributions

        Abington and Fincorp both derive funds for cash distributions to their respective stockholders primarily from dividends received from their respective banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

        In addition to the foregoing, the ability of Abington and Fincorp and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of Abington and Fincorp and their respective stockholders and creditors to participate in any distribution of the assets or earnings of the respective subsidiaries of Abington and Fincorp is further subject to the prior claims of creditors of such subsidiaries.

"Source of Strength" Policy

        According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance

Act, in the event of a loss suffered or anticipated by the FDIC either as a result of default of a banking or thrift subsidiary of a bank holding company such as Abington or related to FDIC assistance provided to a subsidiary in danger of default the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

Financial Modernization

        Effective March 11, 2000, the Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration with the Federal Reserve Board that the bank holding company seeks to become a financial holding company. No regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

        The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

        Neither Abington nor Fincorp is a financial holding company.

DESCRIPTION OF ABINGTON CAPITAL STOCK

        Abington is authorized to issue up to 12,000,000 shares of Abington common stock and up to 3,000,000 shares of preferred stock. The capital stock of Abington does not represent or constitute a deposit account and is not insured by the FDIC.

        The following description of the Abington capital stock does not purport to be complete and is qualified in all respects by reference to Abington's articles of organization and by-laws, and the Massachusetts Business Corporation Law.

Abington Common Stock

        General.    Each share of Abington common stock has the same relative rights and is identical in all respects with each other share of Abington common stock. The Abington common stock is not subject to call for redemption and, upon receipt by Abington of the shares of Fincorp common stock surrendered in exchange for Abington common stock, each share of Abington common stock offered hereby will be fully paid and non-assessable.

        Voting Rights.    Except as provided in any resolution or resolutions adopted by the Abington board of directors establishing any series of Abington preferred stock, the holders of Abington common stock possess exclusive voting rights in Abington. Each holder of Abington common stock is entitled to one vote for each share held on all matters voted upon by stockholders, and stockholders are not permitted to cumulate votes in elections of directors.

        Dividends.    Subject to the rights of the holders of any series of Abington preferred stock, the holders of the Abington common stock are entitled to such dividends as may be declared from time to time by the Abington board of directors out of funds legally available therefore.

        Preemptive Rights.    Holders of Abington common stock do not have any preemptive rights with respect to any shares which may be issued by Abington in the future; thus, Abington may sell shares of Abington common stock without first offering them to the then holders of the Abington common stock.

        Liquidation.    In the event of any liquidation, dissolution or winding up of Abington, the holders of the Abington common stock would be entitled to receive, after payment of all debts and liabilities of Abington, all assets of Abington available for distribution, subject to the rights of the holders of any Abington preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Abington common stock.

Abington Preferred Stock

        The Abington board of directors is authorized to issue Abington preferred stock and to fix and state voting powers, designations, preferences or other annual rights and the qualifications, limitations and restrictions of these shares. The Abington preferred stock may be issued in distinctly designated series, may be convertible into Abington common stock and may rank prior to the Abington common stock as to dividend rights, liquidation preferences, or both.

        The authorized but unissued shares of Abington preferred stock, as well as the authorized but unissued and unreserved shares of Abington common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Abington preferred stock, as well as Abington common stock, would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of the Abington common stock on the Nasdaq Stock Market's National Market or the requirements of any exchange on which the Abington common stock may then be listed.

Other Provisions

        The articles of organization and by-laws of Abington contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Abington, including provisions:

  •
  classifying the Abington board of directors into three classes to serve for three years with one class being elected annually;
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  authorizing the Abington board of directors to fix the size of the Abington board of directors;
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  requiring the vote of a majority of the continuing directors to fill vacancies in the Abington board of directors if there is an interested stockholder;
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  requiring the vote of a majority of the continuing directors to nominate persons to the board of directors if there is an interested stockholder;
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  requiring a two-thirds vote for removal of directors by stockholders;
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  increasing the amount of stock required to be held by stockholders seeking to call a special meeting of stockholders above the minimum established by statute;
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  requiring the vote of a majority of the continuing directors to call a special meeting if there is an interested stockholder; and
  •
  requiring an increased or "supermajority" vote of stockholders to approve specified business combinations unless certain price and procedural requirements are met or the Abington continuing directors approve the business combination in the manner provided therein.

        An interested stockholder generally means a person or entity that owns more than 10% of Abington's outstanding voting stock, including affiliates of such persons. Continuing directors generally means those directors who are not affiliated with an interested stockholder and who were board members before the interested stockholder became an interested stockholder.

        The provisions in the by-laws of Abington include specific conditions under which persons may be nominated for election as directors of Abington at an annual meeting of stockholders and business may be transacted at an annual meeting of stockholders.

        Massachusetts has adopted a "business combination" statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have the same anti-takeover effects as certain provisions in Abington's articles of organization and by-laws. See "Comparison of the Rights of Stockholders—State Anti-takeover Statutes" beginning on page 98.

Transfer Agent

        The transfer agent and registrar for the Abington common stock is Registrar & Transfer Company.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

        Abington is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law, and Fincorp is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. When the merger is completed, those Fincorp stockholders who receive shares of Abington common stock will become stockholders of Abington. Their rights as stockholders of Abington will be governed by the articles of organization and by-laws of Abington and the Massachusetts Business Corporation Law.

        The following summary is not intended to be a complete statement of the differences affecting the rights of Fincorp's stockholders, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The summary is qualified in its entirety by reference to the certificate of incorporation and by-laws of Fincorp, the articles of organization and by-laws of Abington and applicable laws and regulations.

Authorized Capital Stock

        Fincorp.    Fincorp is authorized to issue 2,500,000 shares of common stock, $.01 par value per share, and 500,000 shares of preferred stock, $.01 par value per share. As of July 8, 2002, the record date for the Fincorp annual meeting, 526,040, shares of common stock were outstanding. No shares of preferred stock were outstanding.

        Abington.    Abington is authorized to issue 12,000,000 shares of common stock, $0.10 par value per share, and 3,000,000 shares of preferred stock, $0.10 par value per share. As of July 17, 2002, the record date for the Abington annual meeting, 3,189,852 shares of common stock were outstanding. No shares of preferred stock are outstanding.

Voting Rights

        Fincorp.    Each holder of Fincorp common stock is entitled to one vote for each share of Fincorp common stock that they hold. Fincorp's certificate of incorporation limits the voting rights of holders of more than 10% of the outstanding shares of common stock. Such stockholders do not have voting rights with respect to shares held in excess of 10% of the outstanding shares of common stock. Holders of Fincorp common stock have no cumulative voting rights.

        Abington.    Each holder of Abington common stock is entitled to one vote for each share of Abington common stock that they hold. Holders of Abington common stock have no cumulative voting rights.

Election, Number, and Classification of Directors

        Fincorp.    Fincorp's certificate of incorporation provides that the number of directors will be set by resolution adopted by a majority vote of the entire board of directors. The current number of directors is ten. Fincorp's certificate of incorporation and by-laws provide for three classes of directors. Each class is elected for a three year term. At each annual meeting of stockholders, one class of directors is elected to serve a three-year term. The vote of a plurality of the votes cast at an annual meeting is required to elect the directors of Fincorp.

        Abington.    Abington's by-laws provide that the number of directors and their classifications will be set by the board of directors, subject to the rights of the holders of any series of Abington preferred stock. If there is an interested stockholder, the vote of a majority of the continuing directors is also required to set the size of the board. The vote of a plurality of the votes cast at an annual meeting is required to elect the directors of Abington. The current number of directors is 12.

Filling Vacancies on the Board of Directors and Removal of Directors

        Fincorp.    Any vacancy occurring in the board of directors of Fincorp, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from resignation, removal, death or other cause, may be filled only by a majority of the directors then in office, even if less than a quorum. A director elected to fill such a vacancy holds office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified.

        Under Delaware law, directors may be removed with or without cause by the holders of a majority of shares entitled to vote in the election of directors, unless the certificate of incorporation provides otherwise. However, if the corporation has a classified board, directors can be removed only for cause. Fincorp has a classified board. Fincorp's certificate of incorporation provides that any director or the entire board of directors may be removed from office for cause by the affirmative vote of at least 80% of the voting power of all of the outstanding shares of capital stock of Fincorp entitled to vote generally in the election of directors (after giving effect to any limitation on voting rights of shares owned in excess of 10%), voting together as a single class.

        Abington.    Vacancies on the Abington board, whether by reason of an increase in the number of directors, death, resignation, removal or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. If there is an interested stockholder, the vacancy may be filled only by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Directors chosen by the board to fill a vacancy hold office until the next election of the class for which the director has been chosen.

        Pursuant to Abington's articles of organization and by-laws, directors of Abington may be removed with or without cause by the affirmative vote of not less than two-thirds of the total votes eligible to be cast by stockholders at a meeting of stockholders called expressly for such purpose. At lease 30 days prior to the meeting, written notice must be sent to the director whose removal will be considered. If the removal is for cause, the director must be provided an opportunity to be heard before the stockholders.

Duties of Directors in Evaluating Offers

        Fincorp.    In evaluating a tender offer, merger proposal or purchase of substantially all of Fincorp's assets, the board of directors of Fincorp may consider certain factors in determining whether the offer or proposal is in the best interests of Fincorp and its stockholders. Among the factors that the board may consider are the following:

  •
  the social and economic effects of the proposal on Fincorp's present and future customers and employees and those of its subsidiaries and on the communities in which Fincorp and its subsidiaries operate or are located;
  •
  the ability of Fincorp to fulfill its corporate objectives as a savings and loan holding company;
  •
  the ability of Fincorp's bank subsidiary to fulfill the objectives of a stock form savings bank; and
  •
  the factors that the board of directors of Fincorp's bank subsidiary would consider in evaluating a change in control of the subsidiary.

        Abington.    In evaluating a tender offer, merger proposal or purchase of substantially all of Abington's assets, the board of directors of Abington may consider certain factors in determining whether the offer or proposal is in the best interests of Abington and its stockholders. Among the factors that the board may consider are the following:

  •
  the interests of Abington's employees, suppliers, creditors and customers;
  •
  the economy of the state, region and nation;
  •
  community and societal considerations; and
  •
  the long-term and short-term interests of Abington and its stockholders, including the possibility that these interests may be best served by the continued independence of Abington.

Exculpation of Directors and Officers

        Fincorp.    Consistent with Delaware law, Fincorp's certificate of incorporation provides that no director of Fincorp shall be personally liable to Fincorp or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Fincorp or its stockholders,
  •
  for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,
  •
  under Section 174 of Delaware General Corporation Law dealing with unlawful payments of dividends or unlawful stock repurchases or redemptions, or
  •
  with respect to any transaction from which the director derived an improper personal benefit.

        Fincorp's certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Fincorp shall be eliminated or limited to the extent permitted by the Delaware General Corporation Law, as so amended.

        Abington.    Massachusetts Business Corporation Law allows and Abington's articles of organization provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, Massachusetts law and the articles of organization provide that Abington will not limit or eliminate personal liability of a director:

  •
  for any breach of the director's duty of loyalty to Abington or its stockholders,
  •
  for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,
  •
  under certain provisions of Massachusetts law (Sections 61 or 62 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts) dealing with illegal distributions and loans to directors and officers, or
  •
  with respect to any transaction from which the director derived an improper personal benefit.

        The articles of organization also provide that if the Massachusetts Business Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Abington shall be eliminated or limited to the extent permitted by the Massachusetts Business Corporation Law, as so amended.

Indemnification of Directors and Officers

        Fincorp.    Fincorp's certificate of incorporation provides for indemnification of its officers and directors to the fullest extent permitted by Delaware law. In general, the Delaware General Corporation Law provides that a corporation may indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceedings, for actions they had no reasonable cause to believe were unlawful. In addition, the Delaware General Corporation Law and Fincorp's certificate of incorporation provide that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

        Abington.    Abington's by-laws provide for indemnification of its officers and directors to the extent permitted by law. The Massachusetts Business Corporation Law generally provides that a corporation may not indemnify any person with respect to any matter as to which the person has been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation. Abington's by-laws additionally provide that no indemnification will be provided if a proceeding is compromised or settled so as to impose liability on an officer or director if Abington has obtained an opinion of counsel that the officer or director did not act in good faith in the reasonable belief that his or her actions were in the best interests of Abington.

        In addition, Abington's by-laws require, as permitted by the Massachusetts General Corporation Law, that Abington advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. However, if the proceeding is initiated by continuing directors (or, if there are no interested stockholders, by the board of directors) Abington may, but need not pay expenses in advance of the final disposition.

Special Meetings of Stockholders

        Fincorp.    The Fincorp certificate of incorporation provides that special meetings of stockholders may be called only by majority vote of the whole board of directors, including vacancies.

        Abington.    In accordance with Abington's articles of organization and by-laws, special meetings of stockholders may be called by either a majority of the directors then in office or by the clerk. A special meeting may also be called by any other officer if the clerk refuses to call the meeting upon the written request of the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting or such lesser percentage, if any (but not less than 40%), as shall be determined to be the maximum percentage which Abington is permitted by applicable law to establish for the call of a special meeting. If there is an interested stockholder, the vote of a majority of the continuing directors is also required for the meeting to be called by directors. If no officer is willing to call a special meeting, a meeting may be called upon written request to the court of the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting.

Stockholder Nominations

        Fincorp.    Directors of Fincorp may be nominated by or at the direction of the board of directors or by any stockholder who complies with the notice requirements set forth in Fincorp's by-laws. In general, stockholder nominations must be made by delivery of a written notice to the secretary at least 90 days in advance of the meeting as long as prior notice or public disclosure of the date of the meeting is made at least 100 days in advance of the meeting. If less than 100 days prior notice or public disclosure is made, the deadline is the tenth day after such notice or disclosure. The notice must include certain information about the nominee and the stockholder making the nomination.

        Abington.    Directors of Abington may be nominated by or at the direction of a majority of the board of directors or a designated committee of the board (unless there is an interested stockholder, in which case the vote of a majority of the continuing directors is also required) or by any stockholder who complies with the notice requirements set forth in Abington's by-laws. In general, stockholder nominations must be made by delivery of a written notice to the clerk no more than 150 but not less than 60 days in advance of the meeting. The notice must include certain information about the nominee and the stockholder making the nomination.

Stockholder Proposals

        Fincorp.    Fincorp's by-laws generally provide that stockholder proposals that are submitted in writing to the secretary at least 90 days prior to the meeting and that relate to a proper subject matter for stockholder action will be considered at an annual meeting, as long as prior notice or public disclosure of the date of the meeting is made at least 100 days in advance of the meeting. If less than 100 days prior notice or public disclosure is made, the deadline is the tenth day after such notice or disclosure. The proposal must contain certain information, including a brief description of the matter, any material interest of the stockholder in the proposal and certain information about the stockholder making the proposal.

        Abington.    Abington's by-laws generally provide that stockholder proposals that are submitted in writing to the clerk no more than 150 days but not less than 60 days prior to the meeting and that relate to a proper subject matter for stockholder action will be considered at an annual meeting. The proposal must contain certain information, including a brief description of the matter, any financial interest of the stockholder in the proposal and certain information about the stockholder making the proposal.

Stockholder Action without a Meeting

        Fincorp.    Fincorp by-laws and certificate of incorporation provide that stockholders may not act by written consent in lieu of a stockholder meeting.

        Abington.    Abington's by-laws permit the stockholders to act by written consent in lieu of a meeting. The consent must be unanimous.

Amendment of Governing Instruments

        Fincorp.    Fincorp's certificate of incorporation provides that the certificate of incorporation may be amended or any provision repealed in the manner provided by Delaware law. Under the Delaware General Corporation Law, amendments to the certificate of incorporation may be adopted by the board of directors and the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class. Fincorp's certificate of incorporation provides that certain amendments to the certificate of incorporation require the affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of the capital stock entitled to vote for directors, voting together as a single class. A supermajority vote is required for amendments to provisions pertaining to

  •
  who may call special meetings of stockholders,

  •
  how the certificate of incorporation may be amended,

  •
  limitation of voting rights of holders owning more than 10% of Fincorp's outstanding shares of common stock,

  •
  prohibition on stockholders acting by consent,

  •
  the election, nomination and removal of directors,

  •
  amendment of by-laws,

  •
  approval required for certain business combinations, and

  •
  indemnification.

        Delaware law generally confers the power to adopt, amend or repeal by-laws in the stockholders of the corporation. However, any corporation may confer the power to adopt, amend or repeal by-laws on its board of directors, but the corporation cannot divest or limit the power of the stockholders to take such action. The certificate of incorporation of Fincorp expressly permits a majority of the whole the board of directors (including vacancies) to adopt, amend or repeal the by-laws. The Fincorp certificate of incorporation also permits stockholders to adopt, amend or repeal the by-laws. The affirmative vote of 80% of the outstanding shares of capital stock entitled to vote for directors is required to adopt, amend or repeal the by-laws.

        Abington.    Under Massachusetts law, a corporation's articles of organization may be amended by the vote of two-thirds of each class of stock outstanding and entitled to vote, unless the articles of organization provide for a lesser vote, but not less than a majority. Abington's articles of organization provide that the articles may be amended by majority vote of stockholders if the board of directors, by a two-thirds vote, recommends the amendment. If there is an interested stockholder at any time within the 60-day period immediately preceding the stockholders' meeting, the affirmative vote of a majority of the continuing directors is also required. If the amendment is not recommended by the vote of two-thirds of the directors, the vote of at least 80% of the total votes eligible to be cast by stockholders on the amendment, voting together as a single class, is required.

        Massachusetts Business Corporation Law generally provides that the stockholders have the power to make, amend or repeal the by-laws. If permitted by the articles of organization, the by-laws may provide that the directors may also make, amend and repeal the by-laws. Abington's articles of organization and by-laws permit the board of directors to adopt, amend or repeal the by-laws by the affirmative vote of a majority of the directors then in office. If there is an interested stockholder, the affirmative vote of a majority of the continuing directors then in office is also required.

        The Abington by-laws may be amended by the affirmative vote of the holders of a majority of the total votes eligible to be cast if the board of directors, by a two thirds vote, recommends the amendment. If the amendment is not recommended by the vote of two-thirds of the directors, the vote of at least 80% of the total votes eligible to be cast by stockholders on the amendment is required.

Mergers, Consolidations and Sales of Assets

        Fincorp.    The Delaware General Corporation Law generally provides that a merger or consolidation must be approved by the affirmative vote of a majority of the outstanding shares. The Fincorp certificate of incorporation requires that certain business combinations with "interested stockholders" be approved by the holders of not less than 80% of the outstanding voting stock, unless certain price and procedural requirements are met or the Fincorp board, including a majority of "disinterested directors," approves the business combination. An "interested stockholder" generally is defined to include any person, firm or entity that is the beneficial owner of more than 10% of the voting shares of Fincorp. A "disinterested director" generally is defined to include any director who was a director of Fincorp prior to the time the interested stockholder became an interested stockholder and who is not an affiliate or associate of an interested stockholder.

        Abington.    Under the Massachusetts Business Corporation Law, mergers generally must be approved by the affirmative vote of two-thirds of the outstanding shares of each class of stock of the corporation. A corporation's articles or organization may provide that the approval of less than two-thirds, but not less than a majority, of the outstanding shares is sufficient to approve a merger. Unless a corporation's articles of organization so requires, the approval of the stockholders is not required if the corporation is the surviving corporation and:

  •
  the merger does not change the name, the number of authorized shares or other provisions of the articles of organization,

  •
  the number of shares to be issued in connection with the merger does not exceed 15% of the shares of the corporation outstanding prior to the merger, and

  •
  the issue by vote of the directors of any unissued stock to be issued in the merger has been authorized in accordance with the Massachusetts Business Corporation Law.

The Abington articles of organization provide that approval of a merger or consolidation requires the affirmative vote of a majority of the outstanding shares if the board of directors, by a two-thirds vote, recommends the merger or consolidation. If there is an interested stockholder, the merger or consolidation must also be approved by the vote of a majority of the continuing directors then in office.

        The articles of organization of Abington require that certain other business combinations with an "interested stockholder" be approved by the holders of not less than 80% of the outstanding voting stock of Abington, voting together as a single class, unless certain price and procedural requirements are met or the Abington board, including a majority of the "continuing directors," approves the merger or other business combination. An "interested stockholder" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Abington. A "continuing director" generally is defined to include any director who was a director of Abington prior to the time the interested stockholder became an interested stockholder and who is not an affiliate or associate of an interested stockholder.

State Anti-Takeover Statutes

        Fincorp.    Delaware has adopted a "business combination" statute. Under this statute, a Delaware corporation such as Fincorp is generally prohibited from engaging in a business combination with an "interested stockholder" for a three-year period following the time when the stockholder became an interested stockholder, unless:

  •
  the board of directors approved the transaction before the stockholder became an interested stockholder;

  •
  upon becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation; or

  •
  the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder vote to approve the transaction at a meeting.

Except as specified by law, an interested stockholder includes any person who is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

  •
  an affiliate or associate of any such person.

        Abington.    Massachusetts has adopted a "business combination" statute (Chapter 110F of the Massachusetts Business Corporation Law). In general, a Massachusetts corporation such as Abington is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested stockholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such stockholder became an interested stockholder, except under certain circumstances, which include:

  •
  prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; or

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 90% of the voting stock of the corporation (excluding shares held by certain affiliates of the corporation and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer).

        Massachusetts has adopted a "control share" statute (under Chapter 110D of Massachusetts Business Corporation Law). In general, any person (referred to as the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33.33% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all stockholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares acquired. The statute permits a Massachusetts corporation to elect not to be governed by its provisions by including in its articles of organization or by-laws a provision pursuant to which the corporation "opts out" of the statute. Abington has not expressly opted out of the statute.

Dissenters' Rights of Appraisal

        Fincorp.    Stockholders of a Delaware corporation have the right to dissent and demand appraisal of the fair value of their shares in some business combination transactions. These rights are not available (unless the corporation's articles of organization provide otherwise) for shares of stock of Delaware corporations that are either listed on a national securities exchange or quoted on the Nasdaq National Market or held by more than 2,000 stockholders unless the corporation's stockholders are required to accept for such stock anything other than:

  •
  stock of the surviving corporation,

  •
  stock of any company either listed on a national securities exchange or quoted on the Nasdaq National Market or held by more than 2,000 stockholders,

  •
  cash in lieu of fractional shares of corporations described in the two above bullet points, or

  •
  a combination of the foregoing.

        For a detailed description of dissenters' rights of Fincorp stockholders, see "The Merger—Dissenters' Rights" beginning on page 81.

        Abington.    Under the Massachusetts Business Corporation Law, a stockholder of a Massachusetts corporation such as Abington generally has the right to dissent from, and obtain payment of the fair value of his shares in the event of a statutory merger or consolidation, an amendment to the certificate of incorporation which adversely affects the rights of stockholders or a sale, lease or exchange of all or substantially all of a corporation's property and assets, subject in each case to specified procedural requirements. Such appraisal rights are not available when the corporation is the surviving corporation of the merger and no vote of its stockholders is required for the merger.

ELECTION OF DIRECTORS OF ABINGTON
(Abington Proposal 2)

General

        The Abington board of directors consists of 12 members and is divided into three classes, each having four members. Directors serve for three-year terms with one class of directors being elected by the stockholders of Abington at each annual meeting.

        Pursuant to Abington's by-laws, the board of directors acted as a nominating committee for selecting nominees for election as directors. The board has nominated James P. McDonough, Gordon N. Sanderson, Wayne P. Smith and Jeffrey Stone as directors for a three-year term. Each of the nominees except Mr. Stone is currently serving as a director of Abington. Mr. Stone has consented to be named as a nominee in this proxy statement/prospectus.

        Unless authority is withheld, proxies in the accompanying form will be voted "FOR" the election of the four nominees, to hold office until the 2005 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If the proxy withholds authority to vote for one or more nominees for director, the stockholder's instructions will be followed.

        Abington has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

        The board of directors recommends that you vote "FOR" the four nominees for director set forth above.

Information Regarding Nominees and Directors

        The following table sets forth certain information as of July 17, 2002, the record date, regarding the current directors whose term of office continues beyond the 2002 annual meeting and the nominees for director of Abington:

	Name	Age	Director Since*	Term as Director Will Expire
	Bruce G. Atwood	64	1978	2004
	William F. Borhek	63	1980	2003
	Ann Carter	46	2002	2003
	Ralph B. Carver, Jr.	74	1980	2004
	Joel S. Geller	61	1982	2004
	Rodney D. Henrikson	66	1973	2003
	A. Stanley Littlefield	76	1985	2003
**	James P. McDonough	51	1990	2002
**	Gordon N. Sanderson	69	1985	2002
	Laura J. Sen	46	2001	2004
**	Wayne P. Smith	64	1973	2002
**	Jeffrey Stone	45	N/A	N/A

*
Includes (where applicable) service as a trustee of Abington Savings Bank prior to its conversion from mutual to stock form in 1986 and as director of the Abington Savings Bank from the date of the conversion to the establishment of Abington as the holding company of the Abington Savings Bank on January 31, 1997. All directors of Abington are also directors of the Abington Savings Bank.

**
Nominees for director.

        The principal occupation and business experience during at least the last five years of each director and nominee is as follows:

        Bruce G. Atwood has been Vice President-Operations and Treasurer of Hyer Industries, Inc., a manufacturer of industrial scales, since 1978.

        William F. Borhek has been President of Wm. F. Borhek Insurance Agency, Inc., a general insurance agency, since 1964.

        Ann Carter has been Executive Vice President and Chief Operating Officer of The Rasky/Baerlein Group, a Boston-based full-service communication firm, since 1997. From 1994 until 1997, she was Senior Vice President and Director of Client Service. Prior to joining The Rasky/Baerlein Group in 1994, she was a Vice President at Winthrop Financial Associates, a real estate investment and management company, for ten years.

        Ralph B. Carver, Jr. has been retired since 2000. Prior to that time, he was operator since 1964 and owner since 1987 of Transport Properties Trust and President, Treasurer and a director of Den-Lea Rental, Inc., a truck leasing company, from 1979 until 1999.

        Joel S. Geller has been a partner in Wein-Gell Associates, an investment firm, since 1969. Until February 2000, he was the owner-manager and a director of Abington Liquors Corp., a retail liquor store.

        Rodney D. Henrikson has been Treasurer of Henrikson Realty Corp., a real estate company, since 1974 and President since 1997. He was Treasurer of Henrikson's Dairy, Inc., a food processing and distribution company, from 1974 through 1984 and President from 1984 through 1986.

        A. Stanley Littlefield is an attorney in private practice in Abington, Massachusetts. He was formerly District Attorney of Plymouth County.

        James P. McDonough has been President and Chief Executive Officer of Abington since its incorporation on October 15, 1996. Mr. McDonough has also served as President and Chief Executive Officer of Abington Savings Bank since August 1991. Previously, he served as President and Chief Operating Officer of Abington Savings Bank from November 1990 to August 1991 and Senior Vice President-Lending of Abington Savings Bank from December 1987 to November 1990. Mr. McDonough was also Vice President-Regional Manager of GEM Mortgage Corporation of North America from 1983 to 1987. Mr. McDonough is a graduate of Massasoit Community College and Boston State College.

        Gordon N. Sanderson has been retired since 1991. From 1970 to 1991, he was Vice President-Sales of B & W Press, Inc., a specialty printing company.

        Laura J. Sen has been Executive Vice President, Merchandise for BJ's Wholesale Club since 1997. She was Vice President, Logistics from 1989 to 1993 and Senior Vice President, General Merchandise from 1993 to 1997.

        James J. Slattery has been President of J. H. Slattery Insurance Agency, Inc., Abington, Massachusetts, an independent insurance agency, since 1958.

        Wayne P. Smith is Treasurer and a director of Suburban Enterprises Inc., Abington, Massachusetts, a sales and marketing firm.

        Jeffrey Stone has served as the President and Chief Executive Officer of Tweeter, Inc. since January 2000 and as Chief Operating Officer from 1990 to 2000. He has served as a Director of Tweeter since 1990. From 1987 to 1990, Mr. Stone served as the Executive Vice President of Bread & Circus, a specialty natural foods supermarket chain, and from 1983 to 1987 as Vice President of Human Resources and Training for Scandinavian Design, a specialty furniture retailer.

Committees and Meetings of the Board of Directors

        For the year ended December 31, 2001, Abington's board of directors met 10 times and Abington Savings Bank's board of directors met 16 times. Each incumbent director attended at least 75% of all meetings of Abington's board and Abington Savings Bank's board and any committees thereof of which he was a member.

        The board of directors has an Executive Committee, an Audit Committee and a Compensation Committee (as well as other committees, described below), but does not have a nominating committee or another committee performing a similar function. The board of directors serves as the nominating committee.

        The Executive Committee, of which Messrs. Atwood, Henrikson, Geller, McDonough and Smith are the current members, is the primary operating committee of the board of directors and is vested with the authority of the board in most matters, except those powers which by law may not be delegated. The Executive Committee also serves as the Executive Committee of Abington Savings Bank's board. During 2001, the Executive Committee met 15 times.

        The Audit Committee, which is currently comprised of Messrs. Sanderson and Carver and Ms. Sen, is responsible for recommending the selection of Abington's independent certified public accountants, reviewing the scope of the annual examination of Abington's financial statements, reviewing the report of the independent certified public accountants, reviewing the independent certified public accountants' recommendations to management concerning auditing, accounting and tax issues, aiding the board in discharging its responsibility in financial reporting and related matters and reviewing the services and fees of the independent certified public accountants. The Audit Committee also serves as the Audit Committee of Abington Savings Bank's board. During 2001, the Audit Committee met four times.

        The Compensation Committee, of which Messrs. Atwood, Carver and Littlefield are the current members, reviews and establishes salaries and other compensation of certain officers and employees of Abington and its subsidiaries, and administers Abington's stock option plans and recommends to the board of directors the granting of stock options to employees eligible thereunder. The Compensation Committee also serves as the Compensation Committee of Abington Savings Bank's board. The Compensation Committee met nine times during 2001.

        The board of directors of Abington nominates candidates for election as directors. In accordance with Abington's by-laws, the board will consider nominees recommended by a stockholder of Abington, provided that the stockholder notifies the Clerk of Abington of the proposed nominee in writing, setting forth certain required information regarding the nominee. Such notification must be made in a timely manner, as set forth in the by-laws. To be timely, such notice must be received by Abington not less than 60 nor more than 150 days prior to the scheduled date of the annual meeting of stockholders, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, within 10 days of public disclosure of the date of the annual meeting. The board may reject any stockholder nomination that is not timely made or does not otherwise satisfy the requirements of Abington's by-laws.

        Abington Savings Bank maintains a Community Reinvestment Act Committee, of which Messrs. Borhek, Littlefield and Sanderson are the current members. Mario A. Berlinghieri, Senior Vice President, Credit Policy and Administration of Abington Savings Bank, chaired the committee during 2001. Other Abington Savings Bank employees also serve on this Committee. The CRA Committee reviews Abington Savings Bank's policy with respect to the Community Reinvestment Act and establishes Abington Savings Bank's goals and guidelines in this area. The CRA Committee met four times during 2001.

        Abington Savings Bank also maintains a Loan Committee, of which Messrs. Borhek, Henrikson, Littlefield and McDonough are the current members. The primary responsibilities of the Committee include overseeing the administration of Abington Savings Bank's Loan Policy, monitoring credit quality trends, reviewing and recommending to the board of directors the Loan Loss Reserve calculation, reviewing the quarterly Watch List and approving charge-offs. The Loan Committee met 33 times during 2001.

Compensation of Directors

        During the year ended December 31, 2001, directors received $600 for each Abington Savings Bank board meeting that they attended as well as an annual fee of $8,000. Members of the Executive Committee and the Loan Committee received an annual fee of $7,000. Members of the Audit and Compensation Committees received an annual fee of $5,000. Members of all other committees received $600 for each committee meeting that they attended during the year. Members of the board who are employees of Abington or Abington Savings Bank do not receive these fees. Generally, Abington's board of directors meets immediately prior to or after an Abington Savings Bank board meeting. In such instances, directors do not receive additional fees for attendance at meetings of Abington's board. Otherwise, the directors of Abington receive the same fees they receive for attendance at an Abington Savings Bank board meeting.

        Pursuant to Abington's Deferred Stock Compensation Plan, non-employee directors of Abington or any of its subsidiaries may elect to defer payment of compensation for service as a director. Directors who elect to defer compensation are awarded stock units in lieu of cash compensation for each board and committee meeting attended (other than Executive Committee meetings), and in lieu of quarterly cash payments for service on the Executive Committee. For each dollar of cash compensation foregone, directors receive a fraction of a stock unit equal to one divided by $15.75, the fair market value of Abington's common stock calculated as of July 1, 2001. Each stock unit represents one share of Abington's common stock. At the current time, no directors defer compensation pursuant to the plan.

        In June 2000, Abington adopted a transition and retirement plan for directors, which provides for a payment to eligible directors upon their retirement from the board. To be eligible for a payment under the plan, a director must have attained the age of 55 and must have served on the board of Abington or Abington Savings Bank for at least ten years. Depending on the length of service, the payment upon retirement would be an amount equal to one to three times the director's board compensation, defined in the plan as an amount equal to the sum of (i) the annual fee paid to directors for service on the board, and (ii) the aggregate annual fees payable for attendance at 12 monthly board meetings.

MANAGEMENT OF ABINGTON

Executive Officers

        The names and ages of all executive officers of Abington and Abington Savings Bank as of the record date and the principal occupation and business experience during at least the last five years for each are set forth below:

        James P. McDonough.    For biographical information concerning Mr. McDonough, see "Election of Directors of Abington—Information Regarding Directors and Nominees" above.

        Kevin M. Tierney, Sr. has been Vice President of Abington since June 1999, Executive Vice President of Abington Savings Bank since November 1998 and Chief Operating Officer of Abington Savings Bank since May 2000. Prior to November 1998, he served as Executive Vice President/General Manager for the Consumer Network Services Division of Electronic Data Services, Inc., overseeing all operations for the Division from October 1997 to November 1998. From 1986 to October 1997, Mr. Tierney served as a Senior Vice President of Retail Banking and Operations for Salem Five Cents Savings Bank. Prior to that, from 1983 to 1986, he served as Regional Business Manager for the Electronic Financial Services Division of Automatic Data Processing. Mr. Tierney is 43 years old.

        Robert M. Lallo has been Chief Financial Officer of Abington and Executive Vice President of Abington Savings Bank since May 2000 and Treasurer of Abington and Abington Savings Bank and Chief Financial Officer of Abington Savings Bank since June 1997. From June 1997 until May 2000, he was Senior Vice President of Abington Savings Bank. From October 1993 until June 1997, he served as Vice President and Treasurer of Abington Savings Bank. Prior to joining Abington Savings Bank in 1993, Mr. Lallo held various positions with Arthur Andersen LLP, including Audit Manager, from July 1986 to October 1993. Mr. Lallo is a graduate of Boston College with degrees in both Accounting and Finance and is a Certified Public Accountant. Mr. Lallo is 37 years old.

        Mario A. Berlinghieri has been Senior Vice President, Credit Policy and Administration of Abington Savings Bank since February 2000. From 1996 until February 2000, Mr. Berlinghieri served as Senior Vice President, Business Banking Division of Abington Savings Bank. Prior to 1996, he served as Program Manager of the Executive Office of Communities & Development for The Commonwealth of Massachusetts in 1995; Vice President and Senior Risk Manager of Fleet Bank of Massachusetts in charge of commercial portfolio approval from 1992 to 1994; and Regional Manager—Boston Small Business Lending for Bank of New England from 1990 to 1992. Mr. Berlinghieri is a graduate of Suffolk University with a B.S./B.A. degree in Banking/Finance and an M.B.A. in Business Administration. Mr. Berlinghieri is 52 years old.

        Jack B. Meehl, Jr. has been Senior Vice President, Business Banking Division of Abington Savings Bank since February 2000. Mr. Meehl served as Senior Vice President and Area Manager for Small Business Services at Fleet National Bank from 1992 to 1999. From 1971 to 1992 he held various positions at Bank of New England including Vice President and Team Leader of the Community Lending and Commercial Real Estate Lending Groups. Mr. Meehl is a graduate of Curry College with a B.S. degree in Economics. Mr. Meehl is 52 years old.

        Cynthia A. Mulligan has been Senior Vice President-Consumer Banking Division of Abington Savings Bank since September 2000. From September 1998 to September 2000, Ms. Mulligan was the owner of Sales Coaching and Systems, specializing in executive coaching and sales consulting services and from 1997 to 1998 was Sales/Manager at Randstad, a human resource staffing and recruiting company. Ms. Mulligan was employed at Abington Savings Bank as Director of Marketing, Training and Public Relations, Vice President of Retail Banking, and Director of Training and Recruiting from September 1992 until February 1997. Ms. Mulligan has a B.A. degree from Colby College. Ms. Mulligan is 33 years old.

        All executive officers of Abington and Abington Savings Bank hold office until the first meeting of the board of directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless a shorter term is specified in the vote appointing them. Officers may generally be removed from office by vote of two-thirds of the board of directors.

Executive Compensation

Summary Compensation Table

        The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by Abington and Abington Savings Bank with respect to the Chief Executive Officer and Abington's and Abington Savings Bank's most highly compensated officers other than the Chief Executive Officer who served as officers at the end of fiscal 2001 and whose annual compensation exceeded $100,000 for fiscal 2001.

		Annual Compensation			Long Term Compensation	All Other Compensation(1)
Name and Principal Position	Fiscal Year	Salary(2)	Bonus(3)	Other(4)	Option Grants
James P. McDonough President and Chief Executive Officer of Abington and Abington Savings Bank	2001 2000 1999	$310,690 292,898 264,810	$0 116,000 89,000		10,000 10,000 10,000	$21,180 12,992 14,556
Kevin M. Tierney, Sr. Vice President of Abington; Executive Vice President and Chief Operating Officer of Abington Savings Bank	2001 2000 1999	173,398 161,050 149,999	0 54,208 39,900		8,500 11,000 0	53,483 5,247 6,688
Robert M. Lallo Chief Financial Officer and Treasurer of Abington; Executive Vice President, Treasurer and Chief Financial Officer of Abington Savings Bank	2001 2000 1999	138,318 133,184 102,491	0 43,930 28,689		8,500 19,000 7,000	25,949 5,758 5,689
Jack B. Meehl, Jr.(5) Senior Vice President, Business Banking Division of Abington Savings Bank	2001 2000	104,039 89,683	17,988 24,749		6,400 10,000	8,967 506
Cynthia A. Mulligan(6) Senior Vice President, Consumer Banking Division of Abington Savings Bank	2001 2000	107,190 31,479	20,780 2,000		0 10,000	6,039 0

(1)
Includes life insurance premiums of $2,594, $626, $288, $981 and $187 in 2001 for Messrs. McDonough, Tierney, Lallo and Meehl and Ms. Mulligan, respectively. Also includes allocation of shares of Abington common stock to employees under Abington Savings Bank's Employee Stock Ownership Plan (the "ESOP"). The dollar value of Abington's ESOP contributions in 2001 for Messrs. McDonough, Tierney, Lallo and Meehl and Ms. Mulligan was $6,819, $1,244, $2,116, $625 and $517, respectively. For Mr. McDonough, includes $1,417, which represents the economic value of term insurance purchased in connection with his supplemental executive retirement agreement; because Mr. McDonough's supplemental executive retirement agreement provides for a defined benefit, does not include amounts accrued by the Bank with respect to his agreement. See "Supplemental Executive Retirement Agreements." For Messrs. Tierney and Lallo, includes $42,000 and $15,000, respectively, contributed by the Bank to a Trust for providing a supplemental retirement benefit for Messrs. Tierney and Lallo. See "Supplemental Executive Retirement Agreements."

(2)
Represents gross salary prior to deduction for employee's voluntary 401(k) contribution; during 2000, Abington did not provide matching 401(k) contributions.

(3)
Bonuses are reported for the year they were earned, even if paid in the subsequent year.

(4)
Perquisites and other personal benefits paid to each officer included in the Summary Compensation Table in each instance aggregated less than 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each officer, and accordingly, are omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(5)
Mr. Meehl joined Abington in February 2000.

(6)
Ms. Mulligan rejoined Abington in September 2000.

Option Grants in Last Fiscal Year

        The following Option Grants Table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 2001 by Abington to the executive officers named in the Summary Compensation Table.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year
			Exercise Price per Share ($/Sh)(1)
Name	Options Granted			Expiration Date
					5%	10%
James P. McDonough	10,000	18.22%	$12.91	2/15/11	$81,700	$206,900
Kevin M. Tierney, Sr.	8,500	15.48	12.91	2/15/11	69,445	175,865
Robert M. Lallo	8,500	15.48	12.91	2/15/11	69,445	175,865
Jack B. Meehl, Jr.	6,400	11.66	12.91	2/15/11	52,288	132,416
Cynthia A. Mulligan	0	N/A	N/A	N/A	N/A	N/A

(1)
Stock options were granted under Abington's 2000 Stock Option Plan at an exercise price equal to the fair market value of Abington common stock on the date of the grant. The stock options expire ten years from the date of grant.

(2)
Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of Abington common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Abington's estimates of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of Abington common stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts shown will be received by the individuals.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 2001 and stock options held as of December 31, 2001 by the executive officers named in the Summary Compensation Table.

			Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options At Fiscal Year-End(1)
	Shares Acquired On Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James P. McDonough	37,500	$511,462	100,000	20,000	$792,175	0
Kevin M. Tierney, Sr.	0	0	39,500	0	67,556	0
Robert M. Lallo	0	0	32,900	14,000	142,758	0
Jack B. Meehl, Jr.	0	0	16,400	0	53,656	0
Cynthia A. Mulligan	0	0	10,000	0	45,990	0

(1)
Value is based on the last sales price of Abington common stock of $15.139 on December 31, 2001, as reported by The Nasdaq Stock Market National Market System, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Abington common stock on the date of the sale of the shares underlying the options.

Compensation Committee Report

        The Compensation Committee of the board is currently composed of three directors, Messrs. Atwood, Carver and Littlefield. The Compensation Committee administers Abington's stock option plans. This Committee is charged with the responsibility of reviewing and approving executive officers' compensation and recommending all discretionary grants of stock options under Abington's stock option plans. The following describes the compensation programs in effect during fiscal 2001.

        Compensation Policy.    Abington's compensation policies are designed to pay executives an annual salary that is industry competitive and an annual bonus that is based both on the performance of Abington (as compared to its annual business plan as well as a selected peer group) and on individual goals established for each of the executives for the fiscal year. Abington also has longer term incentives based on stock options. All three components of compensation are reviewed by the committee to ensure salaries remain competitive, bonuses reward performance and stock options provide continued incentives.

        Salaries for executive officers are based on the duties and responsibilities of the position held by the executive compared with executive officers of other companies in the industry. Salaries are reviewed and established annually. Various industry salary surveys are reviewed in establishing the new compensation. The Chief Executive Officer prepares a performance review, including an assessment of prior-year performance, for each executive officer, then communicates this information to the Compensation Committee. Based on this information and its performance review of the Chief Executive Officer, which is based on its assessment of the degree to which the Chief Executive Officer accomplished pre-established strategic and financial goals, the Compensation Committee makes recommendations to the board of directors, which establishes annual executive salaries for the next year.

        Executive officers and key management employees of Abington and Abington Savings Bank participate in Abington's Management Incentive Compensation Program (the "Bonus Plan"). Payments under the Bonus Plan are contingent on Abington meeting its strategic and operational objectives for the fiscal year. Bonuses may be awarded for the achievement of Abington's financial performance goals and an individual participant's objectives. Bonus awards are determined by a defined formula; factors considered in this formula include financial performance of Abington, return on equity and evaluation of achievement of strategic and/or operational goals and unit profitability. Based on the extent to which Abington achieves those objectives, participants, depending on the Bonus Plan group, may receive from 15% to 40% of base salary. The committee reviews both individual and Abington goals annually. However, the board of directors has final authority with respect to all bonus awards. Approximately 4.2% of Abington's compensation to executives of Abington and Abington Savings Bank in fiscal 2001 was in the form of bonuses.

        On March 27, 1997, the board of directors of Abington adopted a Long Term Performance Incentive Plan (the "LTIP") as an incentive for executive management and members of the board of directors to build long-term stockholder value. The LTIP replaces a similar plan previously adopted by Abington Savings Bank. The LTIP provides a mechanism for granting options under Abington's option plan. The LTIP was amended in February 2000 to provide that options granted under the LTIP on or after the date of amendment are fully vested on the date of grant. Options granted prior to amendment of the LTIP become exercisable after the fair market value per share of the common stock exceeds 120% of the exercise price for a period of 30 consecutive business days, upon the ninth anniversary of the date of grant or upon a change of control of Abington.

        Chief Executive Officer Compensation.    Mr. McDonough's salary, bonus and stock options are determined by the Compensation Committee substantially in accordance with the policies described above relating to all executives of Abington.

                      COMPENSATION COMMITTEE
                      Bruce G. Atwood, Chairman
                      Ralph B. Carver, Jr.
                      A. Stanley Littlefield

Compensation Committee Interlocks and Insider Participation

        Bruce G. Atwood, Ralph B. Carver, Jr. and A. Stanley Littlefield served on the Compensation Committee during fiscal 2001. Persons serving on the Compensation Committee had no relationships with Abington other than their relationship to Abington as directors entitled to the receipt of standard compensation as directors and members of certain committees of the board and their relationship to Abington as stockholders, except as described below under "Certain Transactions with Management of Abington and Others." No person serving on the Compensation Committee or on the board of directors of Abington is an executive officer of another entity for which an executive officer of Abington or Abington Savings Bank serves on the board of directors or on that entity's compensation committee.

401(k) Plan

        Abington Savings Bank has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code for the benefit of its employees, including officers. Subject to certain eligibility requirements, the 401(k) plan permits each participant to defer up to 15% of such participant's annual salary up to a maximum annual amount ($10,500 in calendar year 2001). Abington Savings Bank contributes to the account of each eligible plan participant an amount equal to 3% of the plan participant's annual compensation and matches 50% of the first 6% of annual salary contributed by a participant.

Retirement Plan

        The board of directors of Abington Savings Bank voted to terminate Abington Savings Bank's Savings Banks Employees Retirement Association Pension Plan, a qualified, tax-exempt defined benefit plan, effective on or about December 31, 2000. In connection with the termination of the Plan, Abington Savings Bank's board of directors also voted to cease the accrual of pension benefits, effective October 31, 2000.

        As a result of the termination of the Plan, eligible employees were offered a single sum settlement equal to the value of their benefits under the Plan. In addition, a portion of the surplus of the Plan has been used to enhance benefits of eligible employees. Eligible employees who did not roll over these benefits into other pension vehicles are subject to significant tax penalties. Distributions were made in February 2002. The following are settlements and enhancements for the executive officers named in the Summary Compensation Table.

Executive	Basic Value	Enhancement	Total
James P. McDonough	$182,276	$116,692	$298,968
Kevin M. Tierney, Sr.	17,606	10,446	28,052
Robert M. Lallo	34,566	23,907	58,473
Jack B. Meehl, Jr.(1)	0	0	0
Cynthia A. Mulligan(1)	0	0	0

(1)
Mr. Meehl joined Abington in February 2000 and Ms. Mulligan re-joined Abington in September 2000; therefore, neither was eligible to participate in the Plan prior to its termination.

Termination of Employment and Change-in-Control Arrangements

        Abington and Abington Savings Bank have entered into special termination agreements with Messrs. McDonough, Tierney, Lallo, Berlinghieri and Meehl and Ms. Mulligan.

        The Agreements provide for severance payments if the officer's employment with Abington or Abington Savings Bank is terminated within three years following a change in control of Abington (as defined in the agreements) under certain circumstances, including either (1) termination of the officer's employment by Abington or Abington Savings Bank for any reason other than death, deliberate dishonesty with respect to Abington or any subsidiary or affiliate thereof or conviction of a crime involving moral turpitude, or (2) resignation by the officer subsequent to the occurrence of any of the following events: (a) a reduction in compensation, (b) a significant change in the officer's authority or responsibility, (c) a reasonable determination by the officer that he is unable to exercise his prior authority or responsibility as a result of such change in control or (d) the failure by Abington or Abington Savings Bank to continue any material compensation, incentive, bonus or benefit plan (or provide an appropriate substitute plan) or the failure by Abington or Abington Savings Bank to continue the officer's participation therein on a basis not materially less favorable as existed at the time of the change of control. In such event, the officer would receive a lump sum payment equal to approximately three times (in the case of Ms. Mulligan, two times) the officer's average annual compensation (including bonuses) over the five years prior to the change in control. Notwithstanding the foregoing, under the terms of Ms. Mulligan's agreement, if a Change of Control takes place after the second anniversary of the date on which Ms. Mulligan's employment with Abington Savings Bank commenced and a Terminating Event occurs within three years after such Change in Control, the Employers shall pay to Ms. Mulligan an amount equal to three times such "base amount" applicable to the Executive, less One Dollar ($1.00), payable in one lump-sum payment on the date of termination.

Supplemental Executive Retirement Agreements

        Abington Savings Bank has entered into a new supplemental executive retirement agreement with Mr. McDonough dated as of August 23, 2001 and a related split dollar agreement for the purpose of providing a supplemental retirement benefit to Mr. McDonough. Abington Savings Bank has established a trust for the purpose of holding funds contributed by Abington Savings Bank to fund this benefit.

        The agreement provides that Mr. McDonough will be entitled to receive at age 65 an annual supplemental retirement benefit (payable in equal monthly installments during Mr. McDonough's life or for a minimum of 20 years) calculated by (x) multiplying (i) 65% times (ii) Mr. McDonough's final average compensation (as defined in the agreement) and by (y) subtracting from such result the following: (i) one half of the annual amount payable to Mr. McDonough as a primary social security retirement benefit at age 65, (ii) the annual pension payable to Mr. McDonough from defined benefit pension plans at age 65, as if such pension were paid as a single-life annuity and (iii) the annual annuity equivalent (as defined in the agreement) for any defined contribution plans maintained by Abington Savings Bank or Abington during Mr. McDonough's employment.

        If Mr. McDonough's employment with Abington Savings Bank is terminated other than for cause (as defined in the agreement) prior to his attaining the age of 65, Mr. McDonough is entitled to receive, at age 65, a lesser benefit.

        If Mr. McDonough dies prior to age 65 while he is employed by Abington Savings Bank or Abington, in lieu of the benefit provided under his supplemental executive retirement agreement, his designated beneficiary is entitled to a benefit equal to three times Mr. McDonough's final average compensation plus the aggregate amount of all accruals made by Abington Savings Bank or Abington with respect to the benefit up to the end of the then-preceding year.

        If within three years following a change in control (as defined in the agreement) Mr. McDonough's employment is terminated for other than cause or death or Mr. McDonough resigns following the failure of the board of directors to elect him to the office of President and Chief Executive Officer or his salary, benefits or scope of responsibility are reduced, Mr. McDonough is entitled to receive the benefit to which he would have been entitled had he resigned at age 65. If Mr. McDonough dies before age 65, his designated beneficiary is entitled to receive a benefit equal to three times Mr. McDonough's final compensation for the three calendar years (out of his final five calendar years of employment with Abington Savings Bank) during which his compensation was the highest plus an amount equal to the accruals previously made by Abington Savings Bank or Abington with respect to the SERP benefit.

        Abington Savings Bank has entered into a supplemental executive retirement agreement with each of Kevin M. Tierney, Sr. and Robert M. Lallo, dated as of July 26, 2001, for the purpose of providing a supplemental retirement benefit to the executives. Pursuant to each of the agreements, Abington Savings Bank will make an annual contribution to a trust during the term of the executive's employment with Abington Savings Bank. The executive becomes fully vested in the funds contributed to the trust (including the investment proceeds thereon) on the date that is the later to occur of (i) two years from the date of the agreement or (ii) five years from the date the executive commenced employment with Abington Savings Bank. In addition, the executive becomes fully vested upon (i) termination of the executive's employment by him for good reason (as defined in the agreements), (ii) the executive's death, (iii) termination of the executive's employment by Abington Savings Bank without cause (as defined in the agreements), or (iv) a change in control. Upon a change in control, Abington Savings Bank will make an irrevocable contribution to the trust in an amount equal to three times the amount of Abington Savings Bank's annual contribution to the trust. Abington Savings Bank's obligation to make an annual contribution ceases when the executive reaches the age of 65 or if his employment terminates for any reason. Upon termination of the executive's employment, he is entitled to receive, at age 65, the funds contributed to the trust and the investment proceeds thereon, provided the executive is vested in the benefit. Abington Savings Bank's annual contribution for Mr. Tierney is $42,000 and for Mr. Lallo $15,000.

Employee Stock Ownership Plan

        Abington Savings Bank established an Employee Stock Ownership Plan (the "ESOP"), effective as of November 1, 1985. As amended, employees age 18 or older who have completed at least 500 hours of service with Abington Savings Bank in a six-month period beginning with the employee's date of employment or any anniversary thereof are eligible to participate in the ESOP. Notwithstanding the foregoing, each person who is an employee shall be eligible to participate in the ESOP as of the first day of the plan year during which he shall have attained the age of 18 and completed at least twelve months of service with Abington Savings Bank during which he shall have completed at least 1,000 hours of service.

        The ESOP is funded by contributions made in cash or stock. Cash contributions will generally be invested in common stock of Abington and stock contributions will be made in common stock of Abington. Benefits may be paid in shares of common stock or in cash, subject to the participant's right to require payment in shares.

        In November 1993, the ESOP entered into a loan agreement with Abington Savings Bank pursuant to which the ESOP borrowed $570,000 to purchase 94,256 shares of Abington common stock. The loan was repaid during 2000. Shares purchased with loan proceeds have been held in a suspense account for allocation among participants as the loan was repaid. All shares have been allocated. The ESOP's purchases of additional shares of Abington common stock (including reinvestment of cash dividends) will be and have been made through periodic purchases on the open market effected through a broker-dealer, subject to market conditions. The timing and price of the purchases are in the discretion of the ESOP trustee. An aggregate of 5,579 shares were allocated to participants for the plan year ended December 31, 2001.

        Commencing in 2001, the board of directors may approve annual cash contributions to the ESOP, which will be used to purchase shares of Abington common stock for immediate allocation to participants. The amount of any such cash contributions will be based on Abington's accomplishment of financial and strategic goals. No such contributions were made in 2001.

        Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation (including bonuses). As of January 1, 2002, benefits become 20% vested after one year of eligible service with an additional 20% becoming vested each year thereafter. Non-vested benefits that are forfeited are reallocated among remaining participants in the same manner as contributions. Benefits are payable upon retirement, death, disability or separation from service with Abington Savings Bank. Dividends paid by Abington on allocated shares of common stock held in the ESOP may be paid directly to the participants in cash. Abington Savings Bank's contributions to the ESOP are not fixed so future benefits payable under the ESOP cannot be estimated.

        A Committee consisting of Lewis J. Paragona, Ida C. Frazier and Lynn C. Neacy administers the ESOP. The trustee of the ESOP is currently James P. McDonough. Under the ESOP, the Committee is required to solicit instructions from the participants with respect to voting shares that have been allocated to such participants, and is required to follow such instructions in directing the trustee to vote such allocated shares. Upon the direction of the Committee, the trustee also exercises numerous other powers including the right to sell or otherwise dispose of common stock held by the ESOP.

Section 16(a) Beneficial Ownership Compliance

        During 2001, Abington was subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Abington's officers and directors, and persons who own more than 10% of a registered class of Abington's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% stockholders are required by Securities and Exchange Commission regulations to furnish Abington with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of Forms 3, 4 and 5 furnished to Abington during and with respect to 2001, or written representations that no Forms 5 were required, Abington believes that all Section 16(a) filing requirements applicable to Abington's and Abington Savings Bank's officers, directors and greater-than-10% beneficial owners were complied with during 2001.

Certain Transactions with Management of Abington and Others

        Certain of the directors and officers of Abington and Abington Savings Bank are at present, as in the past, customers of Abington Savings Bank and have loans with Abington Savings Bank in the ordinary course of business. Certain of the directors of Abington and Abington Savings Bank also are at present, as in the past, directors, officers or stockholders of corporations, trustees of trusts or members of partnerships which are customers of Abington Savings Bank and which have loans with Abington Savings Bank in the ordinary course of business. Such loan transactions with directors and officers of Abington and Abington Savings Bank and with such corporations, trusts and partnerships were on terms, including interest rates and collateral, substantially the same as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other features unfavorable to Abington Savings Bank.

ABINGTON AUDIT COMMITTEE REPORT

        The Audit Committee of Abington Bancorp, Inc. is composed of three independent directors, as defined by the Nasdaq Stock Market's listing standards, and operates under a written charter adopted by the board of directors. The Committee recommends to the board of directors the selection of Abington's independent accountants.

        The Audit Committee is appointed by the board to assist the board in monitoring (1) the integrity of the financial statements of Abington, (2) the compliance by Abington with legal and regulatory requirements and (3) the independence and performance of Abington's internal and external auditors.

        The Committee held four meetings during 2001. The meetings were designed to facilitate and encourage communication among the Committee, Abington's internal auditors and Abington's independent accountants (Arthur Andersen LLP).

        Management is responsible for Abington's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Abington's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

        Abington's Audit Committee has reviewed and discussed the audited financial statements of Abington for the fiscal year ended December 31, 2001 with management and its independent accountants. The Committee has also discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with Arthur Andersen LLP.

        Abington's independent accountants have also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

        Based upon the above mentioned review and discussions, the Audit Committee recommended to the board of directors that Abington's audited financial statements be included in Abington's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                      AUDIT COMMITTEE
                      Gordon N. Sanderson, Chairman
                      Ralph B. Carver, Jr.
                      Laura J. Sen

ABINGTON PERFORMANCE GRAPH

        The following performance graph compares the performance of Abington's cumulative stockholder return with that of two broad market indices (the S&P 500 Index and the Nasdaq Stock Market (U.S.)) and a published industry index (the Nasdaq Bank Stocks) for the most recent five fiscal years. The cumulative stockholder return for shares of common stock and each of the indices is calculated assuming that $100 was invested on December 31, 1996. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001
ABBK	100	211	147	115	125	175
Nasdaq Stock Market (U.S.)	100	123	173	321	193	153
Nasdaq Bank Stocks	100	167	166	160	182	198
S&P 500	100	134	172	209	190	168

INFORMATION CONCERNING AUDITORS OF ABINGTON

        Arthur Andersen LLP served as auditors for Abington during the past fiscal year. The board of directors has selected PricewaterhouseCoopers LLP as its auditors, effective July 1, 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. A representative of Arthur Andersen LLP will not be present at the annual meeting.

        Audit Fees.    Arthur Andersen LLP billed Abington an aggregate of $92,500 in fees for professional services rendered in connection with the audit of Abington's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in Abington's Quarterly Reports on Form 10-Q for that fiscal year.

        Financial Information Systems Design And Implementation Fees.    Arthur Andersen LLP billed Abington an aggregate of $13,000 for professional services rendered to Abington for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001. The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of Arthur Andersen LLP.

        All Other Fees.    Arthur Andersen LLP billed Abington an aggregate of $27,250 in fees for tax compliance, planning and consulting services rendered to Abington during the fiscal year ended December 31, 2001. The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of Arthur Andersen LLP.

CERTAIN BENEFICIAL OWNERS OF ABINGTON COMMON STOCK

        The following table sets forth certain information as of the record date regarding each person known by Abington to own beneficially more than 5% of Abington common stock, each director and nominee for director of Abington, each executive officer named in the Summary Compensation Table and all directors and executive officers of Abington as a group.

Name		Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
	Dennis E. Barry and Joseph L. Barry, Jr. c/o Hallamore Motor Transportation, Inc. 795 Plymouth Street Holbrook, MA 02343	309,000	(3)	9.69%
*	James P. McDonough c/o Abington Savings Bank 536 Washington Street Abington, MA 02351	244,902	(4)	7.51
	Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	186,100	(5)	5.83
	Joel S. Geller	156,842	(6)	4.91
*	Wayne P. Smith	74,425	(7)	2.32
	James J. Slattery	71,500	(8)	2.24
	Robert M. Lallo	48,389	(9)	1.50
*	Gordon N. Sanderson	43,665	(10)	1.36
	Bruce G. Atwood	42,207	(11)	1.32
	Kevin M. Tierney, Sr.	41,905	(12)	1.30
	William F. Borhek	33,610	(13)	1.05
	Rodney D. Henrikson	31,197	(14)	.97
	A. Stanley Littlefield	26,500	(15)	.83
	Ralph B. Carver, Jr.	23,764	(16)	.74
	Jack B. Meehl, Jr.	17,476	(17)	.55
	Cynthia A. Mulligan	11,104	(18)	.35
	Laura J. Sen	10,700	(19)	.33
	Ann Carter	10,100	(20)	.32
*	Jeffrey Stone	0
	All directors and executive officers as a group (17 persons)	929,195	(21)	26.53

*
Nominee for Director
(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.
(2)
Calculated based on outstanding shares of Abington common stock as of the record date.
(3)
Based upon information provided to Abington on March 27, 2001, Dennis E. Barry owns 159,000 shares as to which he has sole voting and dispositive power and Joseph L. Barry, Jr. owns 150,000 shares as to which he has sole voting and dispositive power.
(4)
Includes 70,000 shares subject to currently exercisable options, 14,932 shares held in his self-directed IRA, 135,152 shares owned jointly with his wife and 2,473 shares owned by his wife in a self-directed IRA. Also includes 569 shares held by Mr. McDonough as custodian for one of his two children and 569 shares held by his wife as custodian for one of his two children (1,138 shares total). Mr. McDonough disclaims beneficial ownership of the shares owned directly by his wife. Also includes 14,911 shares held by the ESOP as to which Mr. McDonough has the power to direct the voting. Does not include 10,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days.

(5)
Abington has obtained a copy of a report on Schedule 13G, dated February 2, 2001, as filed with the Securities and Exchange Commission, stating that Dimensional Fund Advisors Inc. (the "Fund") is the beneficial owner of 186,100 shares, of which it has sole voting power and sole dispositive power with respect to all 186,100 shares. The Schedule 13G states that all of the shares reported in the Schedule are owned by advisory clients of the Fund. The Fund disclaims beneficial ownership of all such shares.

(6)
Includes 7,500 shares subject to currently exercisable options, 2,000 shares owned jointly with his mother, 23,000 shares owned jointly with his wife, 3,568 shares owned directly by his wife, 1,688 shares owned by his son, 2,228 shares owned by his daughter, and 113,026 shares owned by a partnership in which Mr. Geller is a partner. Also includes 1,832 shares which have been accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Geller disclaims beneficial ownership of the 3,568 shares owned directly by his wife and the shares owned by his son and daughter. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(7)
Includes 12,000 shares subject to currently exercisable options, 11,500 shares owned jointly with his wife, 21,374 shares owned by his wife and 1,524 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(8)
Includes 7,500 shares subject to currently exercisable options, 5,708 shares held in his IRA, 4,000 shares held as custodian for each of two daughters (8,000 shares total), 4,040 held as custodian for his son, 200 shares owned by his wife, 1,624 shares held in his wife's IRA, 100 shares held by his wife as custodian for his son and 12,825 shares owned by a corporation of which he is a principal owner. Also includes 1,753 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Slattery disclaims beneficial ownership of the shares held on behalf of his children and the shares owned by his wife. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(9)
Includes 39,900 shares subject to currently exercisable options, 1,804 shares held in his self-directed IRA and 2,680 shares owned jointly with his wife. Also includes 3,265 shares held by the ESOP as to which Mr. Lallo has the power to direct voting. Does not include 7,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $24.90 per share for a period of 30 consecutive business days

(10)
Includes 12,000 shares subject to currently exercisable options and 31,665 shares owned through a Realty Trust. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(11)
Includes 12,000 shares subject to currently exercisable options, 11,674 shares owned by his wife and 16,505 shares owned by a Trust in which Mr. Atwood is Trustee. Also includes 2,028 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Atwood disclaims beneficial ownership of the shares owned by his wife. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(12)
Includes 39,500 shares subject to currently exercisable options and 1,105 shares held by the ESOP as to which Mr. Tierney has the power to direct voting.

(13)
Includes 9,000 shares subject to currently exercisable options, 21,062 shares owned jointly with his wife and 2,335 shares owned directly by his wife. Also includes 1,117 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Mr. Borhek disclaims beneficial ownership of the shares owned directly by his wife. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(14)
Includes 10,500 shares subject to currently exercisable options, 5,405 shares in a corporation in which Mr. Henrikson is an officer, director and stockholder. Also includes 1,916 shares held in his self-directed IRA and 1,916 shares held by his wife in a self-directed IRA. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(15)
Includes 12,000 shares subject to currently exercisable options and 12,500 shares owned jointly with his wife. Does not include 2,000 shares subject to options which are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 for a period of 30 consecutive business days.

(16)
Includes 7,500 shares subject to currently exercisable options and 15,000 shares owned jointly with his wife. Also includes 1,264 shares accrued under the Abington Bancorp, Inc. Deferred Stock Compensation Plan for Directors. Does not include 2,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) of the Abington common stock is at least $24.90 per share for a period of 30 consecutive business days.

(17)
Includes 16,400 shares subject to currently exercisable options and 41 shares held by the ESOP as to which Mr. Meehl has the power to direct voting.

(18)
Includes 10,000 shares of currently exercisable options. Also includes 394 shares held in her self-directed IRA, 676 shares owned by her spouse in a self-directed IRA and 34 shares held by the ESOP as to which Ms. Mulligan has the power to direct voting.

(19)
Includes 10,000 shares subject to currently exercisable options and 700 shares owned jointly with her spouse.

(20)
Includes 10,000 shares subject to currently exercisable options and 100 shares owned jointly with her spouse.

(21)
Includes 312,800 shares obtainable by exercise of currently exercisable options held by all directors and executive officers as a group. Also includes 21,101 shares held by the ESOP as to which executive officers of Abington have the power to direct the voting. Does not include 42,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the relevant option agreements) of the Abington common stock is at least $24.90 per share for a period of 30 consecutive business days.

PROPOSALS FOR THE ABINGTON 2003 ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by stockholders for inclusion in the proxy statement and form of proxy to be used by Abington in connection with the next annual meeting of stockholders of Abington is December 22, 2002. In addition, Abington's by-laws provide that any director nominations and new matters submitted by stockholders must be filed with the Clerk of Abington not less than 60 days nor more than 150 days before the date of such meeting. For next year's annual meeting, the deadline for submission of notice is March 22, 2003. Any such nominations or proposals should be mailed to: Clerk, Abington Bancorp, Inc., 536 Washington Street, Abington, Massachusetts 02351.

ELECTION OF DIRECTORS OF FINCORP
(Fincorp Proposal 2)

General

        The board of directors of Fincorp currently consists of ten directors and is divided into three classes. Each of the ten members of the board of directors also presently serves as a director of The Massachusetts Co-operative Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

        The three nominees proposed for election at the annual meeting by the board of directors are Paul C. Green, John E. Hurley, Jr. and Robert E. McGovern. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and Fincorp.

        If the proposed acquisition of Fincorp by Abington is approved, all of our elected board members will serve until the merger is completed.

        In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present board of directors. Alternatively, the board of directors may adopt a resolution to reduce the size of the board. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card will be voted "FOR" the election of all nominees proposed by the board of directors.

        The board of directors recommends that you vote "FOR" the three nominees for director set forth above.

Information with Respect to Nominees, Continuing Directors and Certain Executive Officers

        The following table sets forth, as of the record date, the names of nominees nominated by the board of directors, continuing directors and the named executive officers, their ages, a brief description of their recent business experience, including present occupations and employment, the year in which each became a director of The Massachusetts Co-operative Bank and the year in which their terms (or, in the case of nominees nominated by the board of directors, their proposed terms) as director of Fincorp expire. This table also sets forth the amount of common stock and the percent thereof beneficially owned by each director and all directors and executive officers as a group as of the record date. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since (1)	Expiration of Term as Director	Amount And Nature of Beneficial Ownership(2)		Ownership as a Percent of Class(3)
NOMINEES
Paul C. Green Chairman of the Board, President and Chief Executive Officer of Fincorp and The Massachusetts Co-operative Bank.	52	1991	2002	36,164.77	(4,5)	6.69%
John E. Hurley, Jr. Probation officer, Chelsea, Massachusetts.	60	1981	2002	2,018	(6)	*

Robert E. McGovern Retired, former real estate director for the Boston Redevelopment Authority, Boston, Massachusetts.	83	1972	2002	2,018	(6)	*
CONTINUING DIRECTORS
Robert H. Quinn Partner, Quinn & Morris, a law firm located in Boston, Massachusetts.	74	1974	2004	2,018	(6)	*
Joseph W. Sullivan Retired, former President of Neponset Lincoln Mercury, Boston, Massachusetts.	64	1977	2004	3,668	(6)	*
Diane Valle Former President through 2000 of Harbor Greenery, a retail florist located in Boston, Massachusetts.	49	1983	2004	3,836	(6,7)	*
Scott E. Buck Partner of Buck, Zyskowski & Buck, CPA's, a CPA firm located in Allentown, Pennsylvania.	38	2000	2003	734	(8)	*
Mark W. Jaindl President & CEO of AmericanBank, an Internet bank located in Allentown, Pennsylvania.	42	2000	2003	57,162	(8,9)	10.87%
John P. O'Hearn, Jr. Executive Vice President of Meredith & Grew, Inc., a real estate firm located in Boston, Massachusetts.	62	1973	2003	17,638	(6)	3.35%
William E. Schantz II Principal of Warner & Schantz LLC, an employee benefit consulting firm located in Allentown, Pennsylvania.	37	2000	2003	569	(8)	*
NAMED EXECUTIVE OFFICER (WHO IS NOT A DIRECTOR)
Anthony A. Paciulli Vice President of Fincorp and Executive Vice President of The Massachusetts Co-operative Bank	52	N/A	N/A	13,667.27	(10,11)	2.56%
All directors and executive officers as a group (11 persons)(12)	N/A	N/A	N/A	139,493.04		25.19%

*
Does not exceed 1.0% of Fincorp's voting securities.

(1)
Includes years of service as a director of The Massachusetts Co-operative Bank.

(2)
Includes 27,970 shares, which are underlying currently exercisable options.

(3)
As of the record date, there were 525,384 shares of common stock outstanding.

(4)
Includes 2,295.77 shares, which have been allocated to the account of Paul C. Green under the ESOP.

(5)
Includes 15,000 shares, which may be purchased pursuant to the exercise of options.

(6)
Includes 656 shares for each, which may be purchased pursuant to the exercise of options.

(7)
Includes 1,818 shares held by Ms. Valle as custodian for her daughter.

(8)
Includes 328 shares for each, which may be purchased pursuant to the exercise of options.

(9)
Includes 7,700 shares held in trust for Mr. Jaindl's son, 3,960 shares held in trust for Mr. Jaindl's daughter and 12,043 shares held by Mr. Jaindl's father.

(10)
Includes 1,947.27 shares, which have been allocated to the account of Anthony A. Paciulli under the ESOP.

(11)
Includes 8,050 shares, which may be purchased pursuant to the exercise of options.

(12)
Includes 4,243.04 shares, which have been allocated to the accounts of executive officers under the ESOP and 27,970 shares, which are underlying currently exercisable options.

Meetings and Committees of the Board of Directors

        The board of directors of Fincorp and the board of directors of The Massachusetts Co-operative Bank conduct business through meetings of the board of directors and through activities of their committees. The board of directors of Fincorp and The Massachusetts Co-operative Bank generally meet on a monthly basis and may have additional meetings as needed. During the fiscal year ended December 31, 2001, the board of directors of Fincorp held 13 meetings and the board of directors of The Massachusetts Co-operative Bank held 13 meetings. All of the directors of Fincorp attended at least 75% of the total number of Fincorp's board meetings held and committee meetings on which such directors served during the fiscal year ended December 31, 2001. The board of directors of Fincorp maintains committees, the nature and composition of which are described below:

        Audit and Compliance Committee.    The Audit and Compliance Committee of Fincorp consists of Messrs. Buck, Hurley, Quinn and Sullivan. All members of the Audit Committee are deemed to be independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. This committee is responsible for reviewing audit reports and management's actions regarding the implementation of audit findings and reviewing compliance with all relevant laws and regulations. During the fiscal year ended December 31, 2001, the Audit and Compliance Committee held one meeting.

        Nominating Committee.    Fincorp's Nominating Committee for the 2002 annual meeting consisted of Messrs. Green and Schantz, Ms. Valle and John Sousa, a former director who resigned in February 2002. The committee considers and recommends the nominees for director to stand for election at Fincorp's annual meeting. Fincorp's Certificate of Incorporation and by-laws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of Fincorp. The stockholder's notice of nomination must contain all information relating to the nominee, which is required to be disclosed by Fincorp's by-laws and by the Exchange Act. The Nominating Committee met on December 20, 2001.

        Compensation Committee.    The Compensation Committee of Fincorp consists of Messrs. Hurley, Jaindl, and O'Hearn and Ms. Valle. Such committee is responsible for all matters regarding compensation and fringe benefits for officers and employees of Fincorp and The Massachusetts Co-operative Bank and meets on an as needed basis. During the fiscal year ended December 31, 2001, the Compensation Committee held one meeting.

Directors' Compensation

        Directors' Fees.    All non-employee directors of Fincorp are paid an annual retainer fee of $1,800. Effective January 2002, each member of Fincorp's Executive Committee is currently paid an annual retainer of $2,500. Non-employee directors of The Massachusetts Co-operative Bank are currently paid an annual retainer of $6,600. Each member of The Massachusetts Co-operative Bank's Security Committee is currently paid an annual retainer of $1,800. Effective January 2002, each member of The Massachusetts Co-operative Bank's Executive Committee is currently paid an annual retainer of $2,500.

        Incentive Plan.    Under the incentive plan adopted by Fincorp's stockholders on July 21, 1999, each member of the board of directors of Fincorp who is not an officer or employee of Fincorp or The Massachusetts Co-operative Bank received non-statutory stock options to purchase 1,487 shares of common stock at an exercise price of $12.00, the fair market value of the common stock on November 16, 1999, the date the option was granted, and stock awards for 595 shares (these awards are referred to as directors' awards). The directors' awards initially granted under the incentive plan vest equally over a five-year period, beginning on November 16, 2000.

        The three directors, Scott E. Buck, Mark W. Jaindl and William E. Schantz II, elected at the 2000 annual meeting received non-statutory stock options to purchase 1,487 shares of common stock at an exercise price of $12.375, the fair market value of the common stock on July 13, 2000, the date the option was granted, and stock awards for 595 shares. These directors' awards initially granted under the incentive plan vest equally over a five-year period, beginning on July 13, 2001.

Executive Compensation

        Summary Compensation Table.    The following table sets forth the cash compensation paid as well as other compensation paid or accrued for services rendered in all capacities during fiscal years ended December 31, 2001, 2000 and 1999 to the Chief Executive Officer and the highest paid executive officer who earned and/or received salary and bonus in excess of $100,000.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)(2)	Restricted Stock Awards ($)(3)		Securities Underlying Options/SARs (#)		All Other Compensation ($)(4)(5)
Paul C. Green President and Chief Executive Officer	2001 2000 1999	$130,603 125,580 122,360	— — —	$33,863 21,656 12,004	$	— — 65,448	$	— 1,090 12,546	$153,115 483 3,251
Anthony A. Paciulli Vice President	2001 2000 1999	107,403 103,272 104,138	— — —	28,722 17,509 9,866		— — 34,032		— 500 6,818	93,112 500 3,514

(1)
Does not include the aggregate amount of perquisites and other personal benefits, which was less than 10% of the total annual salary and bonus reported.

(2)
Other Annual Compensation includes ESOP allocations with a market value as of December 31, 2001 of $33,863 for Mr. Green and $28,722 for Mr. Paciulli.

(3)
As of December 31, 2001, the market value of the shares subject to stock awards held by Messrs. Green and Paciulli were $88,485 and $46,020, respectively.

(4)
Other Compensation includes a cash payment for sick time of $500 for Mr. Paciulli.

(5)
During the fourth quarter of 2001, Fincorp amended the employment agreements of each of the named executive officers. In exchange for agreeing to these amendments, Messrs. Green and Paciulli received a cash payment in the amount of $100,000 and $65,000, respectively.

        Employment Agreements.    The Massachusetts Co-operative Bank and Fincorp entered into employment agreements with Messrs. Green and Paciulli effective December 22, 1998. The employment agreements are intended to ensure that The Massachusetts Co-operative Bank and Fincorp will be able to maintain a stable and competent management base. The continued success of The Massachusetts Co-operative Bank and Fincorp depends to a significant degree on the skills and competence of the above referenced officers.

        The employment agreements provide for a three-year term for Mr. Green and a one-year term for Mr. Paciulli. The employment agreements with Fincorp are extended on a daily basis unless written notice of non-renewal is given by the board of directors, and the term of the employment agreements with The Massachusetts Co-operative Bank are renewable on an annual basis. The employment agreements provide that each executive's base salary will be reviewed annually. The current base salaries for Messrs. Green and Paciulli are $141,051 and $113,847, respectively. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by The Massachusetts Co-operative Bank or Fincorp for cause, as defined in the employment agreements, at any time. In the event The Massachusetts Co-operative Bank or Fincorp chooses to terminate employment for reasons other than for cause, or in the event of the executive's resignation from The Massachusetts Co-operative Bank or Fincorp upon: (i) failure to re-elect the executive to his current office; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a relocation of the executive's principal place of employment by more than 25 miles; (iv) a reduction in the benefits and perquisites being provided to the executive in the employment agreement; (v) liquidation or dissolution of The Massachusetts Co-operative Bank or Fincorp; or (vi) a breach of the employment agreement by The Massachusetts Co-operative Bank or Fincorp, the executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary and bonuses due to the executive for the remaining term of the employment agreement plus the value of certain stock-based awards held by the executive on the date of termination and contributions that would have been made on the executive's behalf to any employee benefit plans of The Massachusetts Co-operative Bank and Fincorp during the remaining term of the employment agreement. The Bank and Fincorp would also continue and pay for the executive's life, health, dental and disability coverage for the remaining term of the employment agreement. The employment agreements restrict each executive's right to compete against The Massachusetts Co-operative Bank or Fincorp for a period of one year from the date of termination of the agreement if his employment is terminated without cause, except if termination follows a change in control.

        Under the employment agreements, if voluntary (in connection with reasons stated in the agreements) or involuntary termination follows a change in control of The Massachusetts Co-operative Bank or Fincorp, the executive or, in the event of the executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) base salary and bonuses that would have been paid for the remaining term of the agreement, plus the value of any stock options or stock awards that had not yet vested or become exercisable on the date of termination; or (ii) three times the average of the five preceding taxable years' annual compensation. The Massachusetts Co-operative Bank and Fincorp would also continue the executive's life, health, and disability coverage for thirty-six (36) months in the case of Mr. Green and twelve (12) months in the case of Mr. Paciulli. Notwithstanding that both The Massachusetts Co-operative Bank and Fincorp employment agreements provide for a severance payment in the event of a change in control, the executive would not receive duplicative payments or benefits under the agreements.

        Payments to the executives under the employment agreements with The Massachusetts Co-operative Bank are guaranteed by Fincorp in the event that payments or benefits are not paid by The Massachusetts Co-operative Bank. Payment under the employment agreements with Fincorp would be made by Fincorp. All reasonable costs and legal fees paid or incurred by an executive pursuant to any dispute or question of interpretation relating to the employment agreements shall be paid by The Massachusetts Co-operative Bank or Fincorp, respectively, if an executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that The Massachusetts Co-operative Bank and Fincorp shall indemnify the executives to the fullest extent allowable under Massachusetts and Delaware law, respectively.

        Prior to fiscal year end, Fincorp and Messrs. Green and Paciulli agreed to amend their employment agreements to limit the change in control payments that would be payable under the terms of their agreements to the maximum amount that would not trigger adverse tax consequences under the golden parachute rules of the Internal Revenue Code. As consideration for agreeing to these reductions in the potential change in control benefits, Messrs. Green and Paciulli received a cash payment of $100,000 and $65,000, respectively. In addition, the vesting of their options and restricted stock awards was accelerated. In the event of a change in control of The Massachusetts Co-operative Bank or Fincorp and termination of employment, the estimated amount payable to Messrs. Green and Paciulli under their agreements would be approximately $410,000 and $300,000, respectively. In addition, Messrs. Green and Paciulli would be entitled to continued benefit coverage for a period of 36 months in the case of Mr. Green and 24 months in the case of Mr. Paciulli. These benefits have an estimated cost of approximately $90,000 for Mr. Green and $50,000 for Mr. Paciulli. In connection with the execution of the agreement and plan of merger by and between Fincorp and Abington, each of Messrs. Green and Paciulli entered into agreements with Abington which would further limit the payments due to them under their respective employment agreements in the event the proposed merger is consummated.

        Management Supplemental Executive Retirement Plan.    The Massachusetts Co-operative Bank maintains a non-qualified deferred compensation arrangement known as a "Management Supplemental Executive Retirement Plan" (the "MSERP"). The Massachusetts Co-operative Bank intends the MSERP to make up lost ESOP benefits to designated participants who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete repayment of the ESOP loan. Generally, upon the retirement of an eligible individual (designated by the board of directors of The Massachusetts Co-operative Bank or a participating affiliate of The Massachusetts Co-operative Bank) or upon a change in control of The Massachusetts Co-operative Bank or Fincorp prior to complete repayment of the ESOP Loan, the MSERP will provide the individual with a benefit determined by first (i) projecting the number of shares that would have been allocated to the individual under the ESOP if the individual had remained employed throughout the term of the ESOP loan (measured from the individual's first date of ESOP participation) and (ii) reducing that number by the number of shares actually allocated to the individual's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the common stock over the preceding five years. The individual's benefits become payable under the MSERP upon the participant's retirement (in accordance with the standard retirement policies of The Massachusetts Co-operative Bank) or upon the change in control of The Massachusetts Co-operative Bank or Fincorp. The Massachusetts Co-operative Bank may establish a grantor trust in connection with the MSERP to satisfy the obligations of The Massachusetts Co-operative Bank with respect to the MSERP. The assets of the grantor trust would remain subject to the claims of The Massachusetts Co-operative Bank's general creditors in the event of The Massachusetts Co-operative Bank's insolvency until paid to the individual pursuant to the terms of the MSERP. Messrs. Green and Paciulli participate in the MSERP.

        For a description of the manner in which the merger would affect Messrs. Green's and Paciulli's employment agreement and their participation in the MSERP, see "The Merger—Interests of Certain Persons in the Merger" beginning on page 75.

        The following table provides certain information with respect to the number of shares of common stock represented by outstanding options held by the named executive officers as of December 31, 2001. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the common stock. Neither named executive officer exercised any options during this period.

Fiscal Year-End Option Value

	Number of Securities Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In-the-Money Options at Fiscal Year-End($)(3)
Name
	Exercisable		Unexercisable	Exercisable	Unexercisable
Paul C. Green	13,801 1,199	(1) (2)	— —	$44,439.22 3,453.12	— —
Anthony A. Paciulli	7,500 550	(1) (2)	— —	24,150.00 1,584.00	— —

(1)
The options have an exercise price of $11.53 per share.

(2)
The options have an exercise price of $11.87 per share.

(3)
The price of the common stock on December 31, 2001 was $14.75 per share.

Audit Committee Report

        The Audit Committee has reviewed and discussed the audited financial statements of Fincorp with management and has discussed with Grant Thornton LLP, Fincorp's independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61 ("SAS 61"). In addition, the Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required to be delivered by them under Independence Standards Board Standard No. 1 ("ISB Standard No. 1") addressing all relationships between the auditors and Fincorp that might bear on the auditors' independence. The Audit Committee has reviewed the materials to be received from Grant Thornton LLP and has met with representatives of Grant Thornton LLP to discuss the independence of the auditing firm.

        The Audit Committee has reviewed the non-audit services currently provided by Fincorp's independent auditor and has considered whether the provision of such services is compatible with maintaining the independence of Fincorp's independent auditors.

        Based on the Audit Committee's review of the financial statements, its discussion with Grant Thornton LLP regarding SAS 61, and the written materials provided by such firm under ISB Standard No. 1 and the related discussion with such firm of their independence, the Audit Committee has recommended to the board of directors that the audited financial statements of Fincorp be included in its Annual Report on Form 10-KSB for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                      THE AUDIT AND COMPLIANCE COMMITTEE
                      Scott E. Buck
                      John E. Hurley, Jr.
                      Robert H. Quinn
                      Joseph W. Sullivan

Section 16(a) Beneficial Ownership Compliance

        Section 16(a) of the Exchange Act requires Fincorp's executive officers, directors, and persons who own more than 10% of any registered class of Fincorp's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish Fincorp with copies of all Section 16(a) reports they file.

        Based solely on its review of the copies of the reports it has received and written representations provided to Fincorp from the individuals required to file the reports, Fincorp believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Fincorp common stock during the fiscal year ended December 31, 2001.

Certain Transactions with Management of Fincorp and Others

        Since 1991, The Massachusetts Co-operative Bank has maintained a policy prohibiting making loans to executive officers and directors. However in 1998, The Massachusetts Co-operative Bank made a one-time exception to this policy and refinanced a loan to a member of the board of directors which loan was initially originated by The Massachusetts Co-operative Bank prior to 1991. This loan was sold in the secondary market in February 1998. As of December 31, 2001, The Massachusetts Co-operative Bank had two loans outstanding to directors totaling $79,275, both of which were originated prior to 1991. All advances made to directors since 1991 consist of advances made under the line of credit agreements made with the directors prior to 1991. All of such related party loans and advances were made by The Massachusetts Co-operative Bank in the ordinary course of business with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

        On August 16, 2000 Fincorp and The Massachusetts Co-operative Bank and three of its directors that were elected at the 2000 annual meeting of stockholders (Mark W. Jaindl, William E. Schantz II and Scott E. Buck) and certain named affiliates entered into an agreement pursuant to which Fincorp agreed to increase the size of The Massachusetts Co-operative Bank's board by three members and to appoint Directors Jaindl, Schantz and Buck to the new positions. Fincorp and The Massachusetts Co-operative Bank also agreed to re-nominate those individuals for election to Fincorp's board when their current terms expire in 2003. Directors Jaindl, Schantz and Buck agreed to support management's nominees at the 2001 annual meeting.

INFORMATION CONCERNING AUDITORS OF FINCORP

        Audit Fees.    During the fiscal year ended December 31, 2001, the aggregate fees billed for professional services rendered for the audit of Fincorp's annual financial statements and the reviews of the financial statements included in Fincorp's Quarterly Reports on Form 10-QSB filed during the fiscal year ended December 31, 2001 were $64,919.71.

        Financial Information Systems Design And Implementation Fees.    Fincorp did not engage Grant Thornton LLP to provide advice to Fincorp regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

        All Other Fees.    For the fiscal year ended December 31, 2001, the aggregate fees paid by Fincorp to Grant Thornton LLP for all other services (other than audit services and financial information systems design and implementation services) were $9,194.13.

CERTAIN BENEFICIAL OWNERS OF FINCORP COMMON STOCK

        The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of Fincorp's outstanding shares of common stock on the record date or as disclosed in certain reports received to date regarding such ownership filed by such persons with Fincorp and with the Securities and Exchange Commission, in accordance with Sections 13(d) and 13(g) of the Exchange Act. Other than those persons listed below, Fincorp is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of Fincorp's common stock as of the record date.

Name and Address of Beneficial Owner	Number of Shares		Percent of Outstanding Common Stock
Frederick J. Jaindl, Mark W. Jaindl, Zachary John Jaindl Trust and Julianne Katherine Jaindl Trust ("Jaindl")	57,162	(1)	10.87%
1964 Diehl Court Allentown, Pennsylvania 18104
The Massachusetts Co-operative Bank Employee Stock Ownership Plan (the "ESOP") 70 Quincy Avenue Quincy, Massachusetts 02169	48,002	(2)	9.14%
Paul C. Green 70 Quincy Avenue Quincy, Massachusetts 02169	36,164.77	(3)	6.68%

(1)
Based on information filed in a Schedule 13D, as amended, Jaindl may, in the aggregate, be deemed the beneficial owner of 57,162 shares. Based on Fincorp information, this includes 131 vested stock awards and 328 vested exercisable options granted under the Massachusetts Fincorp, Inc. 1999 Stock-Based Incentive Plan.

(2)
First Bankers Trust, N.A. has been appointed as the corporate trustee for the ESOP (the "ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, will vote all unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants. As of July 8, 2002, the record date, 17,892.2 shares have been allocated under the ESOP and 30,109.8 shares remain unallocated.

(3)
Based on information filed in a Schedule 13D, Green may be deemed the beneficial owner of 36,164.77 shares.

PROPOSALS FOR THE FINCORP 2003 ANNUAL MEETING

        To be considered for inclusion in Fincorp's proxy statement and form of proxy relating to the 2003 annual meeting of stockholders, which will be held only if the merger is not consummated before the time of such meeting, a stockholder proposal must be received by the Secretary of Fincorp at the address set forth on the notice of annual meeting of stockholders not later than January 1, 2003. If such annual meeting is held on a date more than 30 calendar days from May 29, 2003, a stockholder proposal must be received a reasonable time before the proxy solicitation for such annual meeting is made to be considered for inclusion in Fincorp's proxy statement. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the Rules and Regulations under the Exchange Act.

        The by-laws of Fincorp set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders. Pursuant to the by-laws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The by-laws of Fincorp provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of Fincorp not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which Fincorp's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. In order for the notice of a stockholder proposal for consideration at Fincorp's 2003 annual meeting of stockholders to be timely, which meeting will be held only if the merger is not consummated prior to the time of such meeting, Fincorp would have to receive such notice no later than February 28, 2003 assuming the 2003 annual meeting is held on May 29, 2003 and that Fincorp provides at least 100 days notice or public disclosure of the date of the meeting. The advance notice by stockholders must include the stockholder's name and address, as they appear on Fincorp's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Fincorp's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Fincorp to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

ADJOURNMENT OF ANNUAL MEETINGS
(Abington and Fincorp Proposal 3)

        Abington.    In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the annual meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Abington at the time of the annual meeting to be voted for an adjournment, if necessary, Abington has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The proposal to adjourn the annual meeting to solicit additional proxies requires the approval of the holders of a majority of the shares voted on the matter. The board of directors of Abington unanimously recommends that stockholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned, if the annual meeting is adjourned for less than 30 days.

        Fincorp.    In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the annual meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Fincorp at the time of the annual meeting to be voted for an adjournment, if necessary, Fincorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The proposal to adjourn the annual meeting to solicit additional proxies requires the approval of the holders of a majority of the shares voted on the matter. The board of directors of Fincorp recommends that stockholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned, if the annual meeting is adjourned for less than 30 days.

RATIFICATION OF FINCORP'S AUDITORS (Fincorp Proposal 4)

        Grant Thornton LLP was Fincorp's independent auditors for the 2001 fiscal year. The board of directors presently has renewed Fincorp's arrangements with Grant Thornton LLP to be its auditors for the 2002 fiscal year, subject to the ratification of such appointment by Fincorp's stockholders. Representatives of Grant Thornton LLP are expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they so desire. The appointment of auditors must be ratified by a majority of the votes cast by stockholders at the annual meeting. Proxies marked as abstentions or broker non-votes are not counted as votes cast.

        The Fincorp board of directors recommends that stockholders vote "FOR" the ratification of the appointment of Grant Thornton LLP as Fincorp's auditors.

LEGAL OPINION

        The validity of the Abington common stock to be issued in the merger will be passed upon by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Abington incorporated by reference herein from Abington's annual report on Form 10-K for the year ended December 31, 2001 were audited by Arthur Andersen, LLP, which previously issued its report dated January 14, 2002 on those financial statements. However, as noted in the Form 10-K that accompanies this proxy statement/prospectus, that report has not been reissued by Arthur Andersen in connection with the registration statement containing this proxy statement/ prospectus. Additional information about Arthur Andersen appears in the "Risk Factors" section.

        The consolidated financial statements of Fincorp incorporated by reference herein from Fincorp's annual report on Form 10-KSB for the year ended December 31, 2001 have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Each of Abington and Fincorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Abington and Fincorp at the Securities and Exchange Commission's public reference rooms at the following locations in Washington, D.C., New York, New York and Chicago, Illinois.

Public Reference Room Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	The Woolworth Bldg. 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Securities and Exchange Commission's public reference rooms. Abington's and Fincorp's Securities and Exchange Commission filings are also available to the public from document retrieval services and at the Securities and Exchange Commission's Internet website (http://www.sec.gov).

        Abington has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Securities and Exchange Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Abington and Fincorp to "incorporate by reference" into this document, which means that Abington and Fincorp can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Abington and Fincorp incorporates by reference the respective documents filed by them with the Securities and Exchange Commission listed below.

Abington SEC Filings (File No. 0-16018	Period/Date
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002
Annual Report on Form 10-K	Year ended December 31, 2001
Annual Report on Form 10-K/A	Filed March 22, 2002, April 30, 2002 and July 26, 2002
Current Reports on Form 8-K	Filed April 12, 2002 and July 1, 2002
Fincorp SEC Filings (File No. 0-24791	Period/Date
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002
Annual Report on Form 10-K	Year ended December 31, 2001
Annual Report on Form 10-KSB/A	Filed April 30, 2002
Current Reports on Form 8-K	Filed April 12 and 23, 2002

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Abington Bancorp, Inc. 536 Washington Street Abington, Massachusetts 02351 Attention: Robert M. Lallo (781) 982-3200	Massachusetts Fincorp, Inc. 70 Quincy Avenue Quincy, Massachusetts 02169 Attention: Eric Pearson (617) 769-1161

        To obtain timely delivery, you should request desired information no later than five business days prior to the date of the annual meeting, or by August 19, 2002.

        Accompanying this document are the following documents:

  (1)
  Fincorp's 2001 Annual Report to Stockholders, including the audited consolidated balance sheets of Fincorp as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2001.

  (2)
  Fincorp's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 (excluding exhibits).

  (3)
  Abington's 2001 Annual Report to Stockholders, including the audited consolidated balance sheets of Abington as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and statements of cash flows for each of the three years in the period ended December 31, 2001.

  (4)
  Abington's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (excluding exhibits).

        You should rely only on the information contained or incorporated by reference in this document. Neither Abington nor Fincorp has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Abington nor Fincorp is making an offer to sell or soliciting an offer to buy any securities other than the Abington common stock to be issued by Abington in the merger, and neither Abington nor Fincorp is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

Annex I

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 10, 2002

AND

AMENDED AND RESTATED ON MAY 23, 2002 (AS OF APRIL 10, 2002)

AMONG

ABINGTON BANCORP, INC.,

ABINGTON ACQUISITION CORP.

AND

MASSACHUSETTS FINCORP, INC.

I

TABLE OF CONTENTS

RECITALS

ARTICLE I. DEFINITIONS; DISCLOSURE		1
1.01.	Certain Definitions	1
1.02.	Other Definitional Matters	7
1.03.	Disclosure Schedules	7
ARTICLE II. THE MERGER		7
2.01.	The Merger	7
2.02.	Effective Date and Effective Time; Closing	8
2.03.	Parent Merger	8
ARTICLE III. CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES		9
3.01.	Conversion of Shares	9
3.02.	Optional Termination	10
3.03.	Election Procedures	10
3.04.	Exchange Procedures	12
3.05.	Rights as Shareholders; Stock Transfers	13
3.06.	No Fractional Shares	14
3.07.	Dissenting Shares	14
3.08.	Anti-Dilution Provisions	14
3.09.	Withholding Rights	14
3.10.	Company Options	15
ARTICLE IV. ACTIONS PENDING ACQUISITION		16
4.01.	Agreements of the Company	16
4.02.	Agreements of Parent and Merger Sub	19
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
5.01.	Organization, Standing and Authority	19
5.02.	Company Capital Stock	19
5.03.	Subsidiaries	20
5.04.	Corporate Power	20
5.05.	Corporate Authority	20
5.06.	Regulatory Approvals; No Defaults	20
5.07.	SEC Reports	21
5.08.	Absence of Certain Changes or Events	21
5.09.	Litigation	22
5.10.	Regulatory Matters	22
5.11.	Compliance With Laws	23
5.12.	Material Contracts; Defaults	23
5.13.	No Brokers	23
5.14.	Employee Benefit Plans	23
5.15.	Labor Matters	25
5.16.	Environmental Matters	26
5.17.	Tax Matters	27
5.18.	Risk Management Instruments	28
5.19.	Loans; Nonperforming and Classified Assets	28

I-i

5.20.	Properties	29
5.21.	Intellectual Property	29
5.22.	Fiduciary Accounts	30
5.23.	Books and Records	30
5.24.	Insurance	30
5.25.	Allowance For Loan Losses	30
5.26.	Transactions With Affiliates	30
5.27.	Required Vote; Antitakeover Provisions	30
5.28.	Fairness Opinion	30
5.29.	Transactions in Securities	31
5.30.	Disclosure	31
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31
6.01.	Organization, Standing and Authority	31
6.02.	Capital Stock	31
6.03.	Subsidiaries	31
6.04.	Corporate Power	32
6.05.	Corporate Authority	32
6.06.	Regulatory Approvals; No Defaults	32
6.07.	Financial Reports and SEC Documents; Material Adverse Effect	33
6.08.	Litigation	33
6.09.	No Brokers	33
6.10.	Tax Matters	34
6.11.	Regulatory Matters	34
6.12.	Ownership of Company Common Stock	34
6.13.	Financial Ability	34
6.14.	Disclosure	34
6.15.	Compliance With Laws	34
6.16.	Material Contracts; Defaults	35
6.17.	Labor Matters	35
6.18.	Environmental Matters	35
6.19.	Loans; Nonperforming and Classified Assets	36
6.20.	Allowance For Loan Losses	36
ARTICLE VII. COVENANTS		36
7.01.	Reasonable Best Efforts	36
7.02.	Shareholder Approvals	37
7.03.	Registration Statement	37
7.04.	Regulatory Filings	38
7.05.	Press Releases	38
7.06.	Access; Information	39
7.07.	Affiliates	39
7.08.	Acquisition Proposals	39
7.09.	Certain Policies	40
7.10.	Nasdaq Listing	41
7.11.	Indemnification	41
7.12.	Benefit Plans	42
7.13.	Bank Merger	43
7.14.	Notification of Certain Matters	43
7.15.	Payments and Related Agreements	43

I-ii

ARTICLE VIII. CONDITIONS TO CONSUMMATION OF THE MERGER		44
8.01.	Conditions to Each Party's Obligation to Effect the Merger	44
8.02.	Conditions to Obligation of the Company	44
8.03.	Conditions to Obligations of Parent and Merger Sub	45
ARTICLE IX. TERMINATION		46
9.01.	Termination	46
9.02.	Effect of Termination; Expenses	47
9.03.	Company Special Payment	48
9.04.	Parent Special Payment	49
ARTICLE X. MISCELLANEOUS		49
10.01.	Survival	49
10.02.	Waiver; Amendment	49
10.03.	Counterparts	49
10.04.	Governing Law	49
10.05.	Expenses	50
10.06.	Notices	50
10.07.	Entire Understanding; No Third Party Beneficiaries	50
10.08.	Severability	51
10.09.	Enforcement of the Agreement	51
10.10.	Interpretation	51
10.11.	Assignment	51
10.12.	Alternative Structure	51
ANNEX A Form of Voting Agreement
ANNEX B List of Shareholders

I-iii

        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2002 and amended and restated on May 23, 2002 (as of April 10, 2002) (this "Agreement"), among Abington Bancorp, Inc. ("Parent"), Abington Acquisition Corp. ("Merger Sub") and Massachusetts Fincorp, Inc. (the "Company"), amends and restates in its entirety that certain Agreement and Plan of Merger, dated as of April 10, 2002, between Parent and the Company.

RECITALS

        WHEREAS, the Company is a Delaware corporation, having its principal place of business in Boston, Massachusetts.

        WHEREAS, Parent is a Massachusetts corporation, having its principal place of business in Abington, Massachusetts.

        WHEREAS, Merger Sub, a wholly-owned subsidiary of Parent. is a Delaware corporation, having its principal place of business in Abington, Massachusetts.

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective companies and their stockholders for the Company to merge with and into Merger Sub (the "Merger"), subject to the terms and conditions set forth herein.

        WHEREAS, as a condition and inducement to Parent to enter into this Agreement, each Shareholder (as defined herein) has entered into an agreement, simultaneously with the execution of this Agreement, in the form of Annex A hereto (collectively, the "Voting Agreements") pursuant to which each Shareholder has agreed, among other things, to vote the Shareholder's shares of Company Common Stock in favor of this Agreement.

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
DEFINITIONS; DISCLOSURE

        1.01.    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 7.08.

          "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving the Company, the Company Bank or any of the Company's Subsidiaries, (ii) the disposition, by sale, lease, exchange or otherwise, of assets of the Company, the Company Bank or any of the Company's Subsidiaries representing 24.9% or more of the consolidated assets of the Company, the Company Bank and the Company's Subsidiaries, in a single transaction or series of transactions, other than sales of mortgages into the secondary market in the ordinary course of business consistent with past practice, (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 24.9% or more of the voting power of the Company, the Company Bank or any of the Company's Subsidiaries, (iv) any Person (other than Parent or any affiliate of Parent) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 24.9% or more of the then outstanding shares of Company Common Stock, or (v) any Person (other than Parent or any affiliate of Parent) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, 24.9% or more of the then outstanding shares of Company Common Stock.

          "Adjusted Per Share Stock Consideration" has the meaning set forth in Section 3.02.

          "Affiliate Agreement" has the meaning set forth in Section 7.07.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

          "Aggregate Cash Consideration" has the meaning set forth in Section 3.01(c)(2)(i).

          "Average Closing Price" has the meaning set forth in Section 3.01(c)(2)(ii).

          "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

          "Bank Merger" has the meaning set forth in Section 7.13.

          "Bank Merger Agreement" has the meaning set forth in Section 7.13.

          "Benefit Plans" has the meaning set forth in Section 4.01(b)(5).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

          "Cash Election Shares" has the meaning set forth in Section 3.03(a).

          "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

          "Certificate of Merger" has the meaning set forth in Section 2.02.

          "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Affiliates" has the meaning set forth in Section 7.07.

          "Company Bank" means The Massachusetts Co-operative Bank.

          "Company Board" means the Board of Directors of the Company.

          "Company Breach Payment" has the meaning set forth in Section 9.03(a).

          "Company Bylaws" means the Bylaws of the Company.

          "Company Certificate" means the Certificate of Incorporation of the Company.

          "Company Change in Control Payment" has the meaning set forth in Section 9.03(b).

          "Company Common Stock" means the common stock, $.01 par value per share, of the Company.

          "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

          "Company Loan Property" has the meaning set forth in Section 5.16(b).

          "Company Meeting" has the meaning set forth in Section 7.02.

          "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plan.

          "Company Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

          "Company Regulatory Authorities" has the meaning set forth in Section 5.10(a).

          "Company Special Payment" shall mean each of the Company Breach Payment and the Company Change in Control Payment.

          "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

          "Company Stock Option Plan" means the Massachusetts Fincorp, Inc. 1999 Stock-Based Incentive Plan.

          "Consulting Agreement" has the meaning set forth in Section 7.15.

          "Deposit Insurance Fund" means the Deposit Insurance Fund maintained by the Depositors Insurance Fund established by The Commonwealth of Massachusetts.

          "Derivatives Contract" has the meaning set forth in Section 5.18.

          "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transactions, without regard to any requisite waiting period.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "Disclosure Schedule" has the meaning set forth in Section 1.03.

          "Dissenting Shares" has the meaning set forth in Section 3.07.

          "Effective Date" has the meaning set forth in Section 2.02(a).

          "Effective Time" has the meaning set forth in Section 2.02(a).

          "Election Deadline" has the meaning set forth in Section 3.03(b).

          "Election Form" has the meaning set forth in Section 3.03(a).

          "Employees" has the meaning set forth in Section 5.14(a).

          "Environmental Laws" has the meaning set forth in Section 5.16.

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

          "Equity Interests" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.14(c).

          The term "excess parachute payment" has the meaning set forth in Section 8.03(g).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.03(a).

          "Existing Employment Agreements" shall mean, collectively, (i) the employment agreement between Paul C. Green and the Company, effective July 13, 2000 and amended December 31, 2001, (ii) the employment agreement between Paul C. Green and the Company Bank, effective July 13, 2000, (iii) the employment agreement between Anthony A. Paciulli and the Company, effective December 22, 1998 and amended December 31, 2001, and (iv) the employment agreement between Anthony A. Paciulli and the Company Bank, effective July 13, 2000.

          "Expenses" has the meaning set forth in Section 9.02(b)

          "Expiration Date" has the meaning set forth in Section 9.01(b).

          "Fair Housing Act" means the Fair Housing Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 5.16.

          "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 7.11(a).

          "Insurance Amount" has the meaning set forth in Section 7.11(c).

          "Insurance Policies" has the meaning set forth in Section 5.24.

          "Joint Proxy Statement" has the meaning set forth in Section 7.03(a).

          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          "Loans" has the meaning set forth in Section 5.19(a).

          "Massachusetts Bank Commissioner" means the Commissioner of Banks of The Commonwealth of Massachusetts.

          "Massachusetts Board" means the Massachusetts Board of Bank Incorporation.

          "Material Adverse Effect" means, with respect to Parent, Merger Sub or the Company any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be or (ii) would materially impair the ability of any of Parent and its Subsidiaries or the Company and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transactions; provided however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (c) changes in general economic conditions affecting financial institutions and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and with the consent of Parent, and (e) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

          "Material Contract" has the meaning set forth in Sections 5.12.

          "Merger" has the meaning set forth in Section 2.01(a).

          "Merger Consideration" means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of Company Common Stock shall be converted pursuant to the provisions of Article III.

          "Merger Sub" has the meaning set forth in the preamble to this Agreement.

          "Merger Sub Bylaws" means the Bylaws of Merger Sub.

          "Merger Sub Certificate" means the Certificate of Incorporation of Merger Sub.

          "Merger Sub Common Stock" has the meaning set forth in Section 3.01(b).

          "MHPF" means the Massachusetts Housing Partnership Fund.

          "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market.

          "National Labor Relations Act" means the National Labor Relations Act, as amended.

          "No-Election Shares" has the meaning set forth in Section 3.03(a).

          "OREO" means other real estate owned.

          "Original Per Share Stock Consideration" has the meaning set forth in Section 3.01(c)(2)(iii).

          "OTS" means Office of Thrift Supervision.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Parent Articles" means the Articles of Organization of Parent, as amended.

          "Parent Bank" means Abington Savings Bank, and any successor thereto.

          "Parent Bank Employment Agreement" has the meaning set forth in Section 7.15.

          "Parent Benefits Plans" has the meaning set forth in Section 7.12(a).

          "Parent Board" means the Board of Directors of Parent.

          "Parent Bylaws" means the Bylaws of Parent, as amended.

          "Parent Common Stock" means the common stock, $.10 par value per share, of Parent.

          "Parent Loan Property" has the meaning set forth in Section 6.18(b).

          "Parent Meeting" has the meaning set forth in Section 7.02.

          "Parent Merger" has the meaning set forth in Section 2.03.

          "Parent Merger Agreement" has the meaning set forth in Section 2.03.

          "Parent Preferred Stock" means the preferred stock, $.10 par value per share, of Parent.

          "Parent Regulatory Authorities" has the meaning set forth in Section 6.11(a).

          "Parent Special Payment" has the meaning set forth in Section 9.04(a).

          "Payments Agreements" shall have the meaning set forth in Section 7.15.

          "Pension Plan" has the meaning set forth in Section 5.14(b).

          "Per Share Cash Consideration" has the meaning set forth in Section 3.01(c)(1)(ii).

          "Per Share Stock Consideration" has the meaning set forth in Section 3.01(c)(2)(iv), subject to adjustment pursuant to Sections 3.02, 3.08 and 9.01(h).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

          "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used (except as otherwise specifically provided in this Agreement).

          "Reallocated Cash Shares" has the meaning set forth in Section 3.03(d)(i)(3).

          "Reallocated Stock Shares" has the meaning set forth in Section 3.03(d)(ii)(2).

          "Registration Statement" has the meaning set forth in Section 7.03(a).

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Sections 5.07 and 6.07(a) in the case of the Company and Parent, respectively.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Share Insurance Fund" means the Share Insurance Fund maintained by The Co-operative Central Bank established by The Commonwealth of Massachusetts.

          "Shareholders" means the Persons listed on Annex B to this Agreement.

          "Signing Date Average Closing Price" has the meaning set forth in Section 3.01(c)(2)(v).

          "Stock Election Shares" has the meaning set forth in Section 3.03(a).

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

          "Surviving Corporation" has the meaning set forth in Section 2.01(a).

          "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

          "Transactions" means the Merger and the Bank Merger.

          "Treasury Stock" means shares of Company Stock held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

          "Voting Agreements" has the meaning set forth in the recitals to this Agreement.

        1.02.    Other Definitional Matters.    Unless the context otherwise requires, a term defined anywhere in this Agreement has the same meaning throughout; all references to "the Agreement" or "this Agreement" are to this Agreement as modified, supplemented or amended from time to time; and terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

        1.03.    Disclosure Schedules.    On or prior to the date hereof, Parent has delivered to the Company a schedule, and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or Article VI or to one or more of its covenants contained in Article IV.

ARTICLE II.
THE MERGER

        2.01.    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the applicable provisions of the DGCL (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the DGCL (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

          (b)    Name.    The name of the Surviving Corporation shall be "[Abington Acquisition Corp.]"

          (c)    Charter and Bylaws.    The Certificate of Incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Merger Sub Certificate and the Merger Sub Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Officers of the Surviving Corporation.    The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of the Merger Sub immediately prior to the Merger, until such time as their successors shall be duly elected and qualified.

          (e)    Directors of Parent.    Prior to or at the Effective Time, two directors of the Company or the Company Bank to be designated by Parent after consultation with the Company shall be elected to the Parent Board, to be divided proportionately among the classes.

          (f)    Directors of the Parent Bank.

            (1)  Except as set forth in Section 2.01(f)(2), the directors and officers of Parent Bank immediately after the Bank Merger shall be the directors and officers of Parent Bank immediately prior to the Bank Merger, until such time as their successors shall be duly elected and qualified.

            (2)  Prior to or at the Effective Time, two directors of the Company or Company Bank to be designated by Parent after consultation with the Company shall be elected to the Parent Bank Board of Directors, to be divided proportionately among the classes.

          (g)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Merger Sub Certificate immediately prior to the Merger.

          (h)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (i)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Merger Sub, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02.    Effective Date and Effective Time; Closing.

          (a)  Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

          (b)  A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Foley Hoag LLP, Boston, Massachusetts, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VIII hereof.

        2.03.    Parent Merger.    Parent and the Surviving Corporation shall take all action necessary and appropriate, including entering into an appropriate merger agreement (the "Parent Merger Agreement"), to cause the Surviving Corporation to merge with and into Parent (the "Parent Merger") in accordance with applicable laws and regulations and the terms of the Parent Merger Agreement and as soon as practicable after consummation of the Merger. After the Parent Merger the separate corporate existence of the Surviving Corporation shall cease and Parent shall survive and continue to exist as a corporation incorporated under the Massachusetts Business Corporation Law.

ARTICLE III.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

        3.01.    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of a holder of Equity Securities of the Company or Merger Sub:

          (a)  Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

        Each share of Company Common Stock (other than shares of Company Common Stock held in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) held of record immediately prior to the Effective Time by the Company, Merger Sub, Parent or any Subsidiary of the Company or of Parent shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (b)  Each share of Common Stock of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and retired at the Effective Time and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01 par value, of the Surviving Corporation.

          (c)  (1)    Subject to Sections 3.03, 3.06, 3.07, and 3.08, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 0) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

                (i)  the Per Share Stock Consideration, or

              (ii)  a cash amount equal to $30.00 per share of Company Common Stock (the "Per Share Cash Consideration").

            (2)  For purposes of this Agreement:

                (i)  the "Aggregate Cash Consideration" shall amount to the product of the number of shares of Company Common Stock (other than Treasury Stock) outstanding immediately prior to the Effective Time times .40 times $30.00;

              (ii)  the "Average Closing Price" of the Parent Common Stock shall be determined by averaging the closing bid and asked prices per share of Parent Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days ending on and including the Determination Date, discarding the two highest asked prices and the two lowest bid prices, and averaging the remaining closing bid and asked prices;

              (iii)  the "Original Per Share Stock Consideration" is equal to the quotient obtained by dividing $30.00 by the Signing Date Average Closing Price.

              (iv)  except as otherwise provided in Section 3.02 and in Section 9.01(h), the "Per Share Stock Consideration" shall be the number of shares of Parent Common Stock determined (to four decimal places) by multiplying the Original Per Share Stock Consideration by a fraction, as follows:

                (A)  If the Average Closing Price is more than 110% of the Signing Date Average Closing Price, the fraction shall be equal to 0.909.

                (B)  If the Average Closing Price is between 90% and 110% of the Signing Date Average Closing Price, the numerator of such fraction shall be the Signing Date Average Closing Price and the denominator of such fraction shall be the Average Closing Price.

                (C)  If the Average Closing Price is less than 90% of the Signing Date Average Closing Price, the fraction shall be equal to 1.111.

              (v)  the "Signing Date Average Closing Price" of Parent Common Stock shall be determined by averaging the closing bid and asked prices per share of Parent Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days ending on the date before the date of this Agreement, discarding the two highest asked prices and the two lowest bid prices, and averaging the remaining closing bid and asked prices.

        3.02.    Optional Termination.    Notwithstanding the provisions of Section 3.01(c)(2)(iv), if the Average Closing Price is equal to or less than 75 percent of the Signing Date Closing Price, the Company shall have the right, waivable by it, to terminate this Agreement pursuant to Section 9.01(h) hereof, unless Parent elects, at its option, to adopt as the Per Share Stock Consideration the "Adjusted Per Share Stock Consideration" as described in such Section 9.01(h).

        3.03.    Election Procedures.

          (a)  Parent shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure described in Sections 3.03 and 3.04. Provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than four (4) Business Days after the Effective Date, mail or make available to each holder of record of a Certificate or Certificates (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as Parent and the Company shall mutually agree (the "Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Parent Common Stock with respect to all of such holder's Company Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all of such holder's Company Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of Company Common Stock (the "No-Election Shares"). Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).

          (b)  The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

          (c)  Any election to receive Parent Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of Section 3.04(c). Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

          (d)  Within ten (10) Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

              (i)  If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

              (1)  all Cash Election Shares (subject to Section 3.07 with respect to Dissenting Shares) shall be converted into the right to receive cash,

              (2)  No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

              (3)  If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

              (4)  the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

            (ii)  If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

              (1)  all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

              (2)  the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

              (3)  the Cash Election Shares (subject to Section 3.07 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

            (iii)  If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then Sections 3.03(d)(i) and 3.03(d)(ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

          (e)  In the event that the Exchange Agent is required pursuant to Section 3.03(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.03(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

        3.04.    Exchange Procedures.

          (a)  Immediately prior to the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Parent Bank to deliver, to the Exchange Agent the Aggregate Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of Company Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (b)  After completion of the allocation referred to in Section 3.03(d), each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Parent Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Company Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock or the right to receive the amount of cash into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under Section 3.03 until such Person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (c)  Parent shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d)  Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.04(a) that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of Company who have not theretofore complied with Section 3.04(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (e)  Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such Person as specified in Section 7.07.

        3.05.    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

        3.06.    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.07.    Dissenting Shares.    Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of dissenting shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent (which shares are referred to as "Unperfected Dissenting Shares") at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Unperfected Dissenting Shares held by such holder shall be converted into a right to receive Company Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Unperfected Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Unperfected Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of dissenting shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Unperfected Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

        3.08.    Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly. The provisions of this Agreement assume that there will be 578,864 shares of Company Common Stock outstanding or issuable upon the exercise of options or warrants or otherwise, at the Effective Time. If there is any change in this number as of the Effective Time, the Merger Consideration will be appropriately adjusted.

        3.09.    Withholding Rights.    Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

        3.10.    Company Options.

          (a)  At the Effective Time and subject to the provisions of Section 3.10(b), each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon the exercise thereof, an amount of cash computed by multiplying (i) the difference between (x) the Per Share Cash Consideration and (y) the per share exercise price applicable to such Company Option by (ii) the number of such shares of Company Common Stock subject to such Company Option. The Company agrees to take or cause to be taken all action necessary to provide for termination of the Company Options covered by this Section 3.10(a) and the payment of the amounts required in connection therewith effective at or before the Effective Time.

          (b)  Notwithstanding the provisions of Section 3.10(a), in the event that a holder of Company Options so elects pursuant to a written election submitted to the Company prior to the Election Deadline, which shall be in such form as shall be prescribed by the Company and reasonably satisfactory to Parent, each Company Option held by such holder which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Stock Consideration, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Per Share Stock Consideration, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted in order to comply with the requirements of Section 424(a) of the Code, and the regulations promulgated thereunder, and so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.10(b).

          (c)  Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Stock Option Plans to provide for the actions set forth in Sections 3.10(a) and 3.10(b), which actions shall be reasonably satisfactory to Parent.

          (d)  Within five Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in Section 3.10(b) and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

ARTICLE IV.
ACTIONS PENDING ACQUISITION

        4.01.    Agreements of the Company.

          (a)  The Company covenants and agrees that, except as contemplated by this Agreement, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company, the Company Bank and the Company's Subsidiaries shall be conducted only in, and the Company, the Company Bank and the Company's Subsidiaries shall not take any action except in the usual, regular and ordinary course of business and in a manner consistent with prudent banking practice and generally to conduct their business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments. The Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, the Company Bank and the Company's Subsidiaries, to keep available the present services of the officers, employees and consultants of the Company, the Company Bank and the Company's Subsidiaries and to preserve the current relationships and goodwill of the Company, the Company Bank and the Company's Subsidiaries with customers, suppliers and other Persons with which the Company, the Company Bank or any of the Company's Subsidiaries have business relationships.

          (b)  By way of amplification and not limitation of Section 4.01(a) above, except as contemplated by this Agreement, the Company shall not, nor shall the Company permit the Company Bank or any of the Company's Subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of Parent through its representative, its Chief Executive Officer (which consent shall not be unreasonably withheld):

            (1)    Capital Stock.    Other than pursuant to the Equity Interests set forth on Schedule 4.01(b)(1) of the Company's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Equity Interests or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Equity Interests.

            (2)    Dividends; Etc.    (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than dividends from wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

            (3)    Contracts.    Except in the ordinary course of business consistent with past practice, as required by law, as contemplated by this Agreement or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract (as defined in Section 5.12) or amend or modify in any material respect any of its existing Material Contracts.

            (4)    Hiring.    Hire any Person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(b)(4) of the Company's Disclosure Schedule, (ii) Persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, other than any Person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000, and (iii) Persons employed by the Company or any of its Subsidiaries as of the date of this Agreement who fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable.

            (5)    Benefit Plans.    Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(b)(5) of the Company's Disclosure Schedule or (iii) as otherwise contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder except pursuant to this Agreement.

            (6)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice.

            (7)    Compensation; Employment Agreements; Etc.    Except as contemplated by this Agreement or as necessary to respond to any regulatory requirement, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments other than pursuant to existing bonus programs Previously Disclosed), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an aggregate annual adjustment in total compensation of more than 7% in the aggregate, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(b)(7) of the Company's Disclosure Schedule, or (iv) for grants of awards to newly-hired employees consistent with past practice.

            (8)    Environmental.    Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

            (9)    Parachute Payments.    The provisions of this Section 4.01(b)(9) shall not be construed to limit Parent or the Parent Bank from making any payments required to be made to Mr. Green under the Consulting Agreement or to Mr. Paciulli under the Parent Bank Employment Agreement.

                (i)  The provisions of this Section 4.01(b)(9)(i) shall apply to payments to or for the benefit of Persons other than Messrs. Green and Paciulli. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or any of its Subsidiaries take any action or make any payments that could result, in the reasonable opinion of Parent or its professional advisors, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that could result, in the reasonable opinion of Parent or its professional advisors, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

              (ii)  The provisions of this Section 4.01(b)(9)(ii) shall only apply to payments to or for the benefit of Messrs. Green and Paciulli. In no event shall the Company or any of its

      Subsidiaries pay (or agree to pay) to or for the benefit of either Mr. Green or Mr. Paciulli any amount that could be deemed to be in the nature of compensation other than (i) regular incremental payments of his salary and fringe benefits of general applicability at the rates and under the programs now in effect, (ii) reimbursement in the ordinary course of his business expenses, and (iii) payments required to be made to such individual under the applicable Payments Agreement.

            (10)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business consistent with past practice.

            (11)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate.

            (12)    Governing Documents.    Amend the Company Certificate or Company Bylaws or the articles of organization or bylaws (or equivalent documents) of any Subsidiary of the Company.

            (13)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

            (14)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company.

            (15)    Derivatives Contracts.    Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

            (16)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

            (17)    Lending.    Other than in the ordinary course of business and consistent with existing lending policies, make any commercial, commercial real estate, or commercial and industrial loan.

            (18)    Charitable Foundation.    Except to the extent necessary to maintain its tax-exempt status permit its Charitable Foundation to make any contributions (other than those that have been Previously Disclosed) or make any contributions to its Charitable Foundation.

            (19)    Adverse Actions.    (A) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement except, in each case, as may be required by applicable law or regulation.

            (20)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02.    Agreements of Parent and Merger Sub.    From the date hereof until the Effective Time, Parent and Merger Sub will each operate in the ordinary course of business consistent with past practice. In addition, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, neither Parent nor Merger Sub will, and each will cause each of its respective Subsidiaries not to:

          (a)    Adverse Actions.    (1) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (2) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement except, in each case, as may be required by applicable law or regulation.

          (b)    Stock Repurchases.    Repurchase any shares of Parent Common Stock.

          (c)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Merger Sub:

        5.01.    Organization, Standing and Authority.    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

        5.02.    Company Capital Stock.    The authorized capital stock of the Company consists solely of 2,500,000 shares of Company Common Stock, of which 525,384 shares are outstanding as of the date hereof, and 500,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 74,675 shares of Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.02 of the Company's Disclosure Schedule sets forth for each Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Company Stock reserved for issuance, the Company does not have any Equity Interests issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Equity Interests.

        5.03.    Subsidiaries.

          (a)  (1) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (2) the Company owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (3) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Equity Interest or otherwise, (4) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to the Company or any of its wholly-owned Subsidiaries), (5) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities, and (6) all the Equity Securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

          (b)  Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

          (c)  Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (it being understood that the Massachusetts Commissioner does not issue good standing certificates for Massachusetts-chartered banks).

          (d)  The deposit accounts of the Company Bank are insured by the Bank Insurance Fund and the Share Insurance Fund in the manner and to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

        5.04.    Corporate Power.    Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by the holders of a majority of the outstanding Company Common Stock.

        5.05.    Corporate Authority.    Subject to the approval of this Agreement by the holders of a majority of the outstanding Company Common Stock, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        5.06.    Regulatory Approvals; No Defaults.

          (a)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or the Company Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OTS, the FDIC, the Massachusetts Bank Commissioner, The Co-operative Central Bank, the Depositors Insurance Fund, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (D) the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and by the holders of a majority of the outstanding shares of Parent Common Stock and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 8.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b) or that the requisite approval of the Company's stockholders will not be obtained.

          (b)  Subject to receipt of the approvals referred to in Section 5.06(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        5.07.    SEC Reports.    The Company's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 with the SEC (collectively, the Company's "SEC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable securities regulations of the SEC as the case may be, and (1) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and (2) each of the balance sheets contained in any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and (3) each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

        5.08.    Absence of Certain Changes or Events.    Since December 31, 2001, except as contemplated by this Agreement, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course and in manners consistent with past practice and, since December 31, 2001, except as set forth in Section 5.08 of the Company's Disclosure Schedule, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, (b) any material damage, destruction or loss with respect to any property or asset of the Company or any of its Subsidiaries, (c) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (d) any revaluation by the Company or any of its Subsidiaries of any asset, including, without limitation, writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry by the Company or any of its Subsidiaries into any contract or commitment (other than with respect to Loans, as hereinafter defined) of more than $10,000, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries except in the ordinary course of business in an amount consistent with past practice or any redemption, purchase or other acquisition of any of its securities, (g) except as would have been permitted by Section 4.01(b)(5) or Section 4.01(b)(7) hereof, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any other material action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (j) any change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure materially less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) except with respect to funds borrowed by the Company or any of its Subsidiaries from the Federal Home Loan Bank, any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company or any of its Subsidiaries with a value in excess of $25,000 in the aggregate (n) any acquisition or disposition of any assets or properties having a value in excess of $40,000, or any contract for any such acquisition or disposition entered into, (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        5.09.    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        5.10.    Regulatory Matters.

          (a)  Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Company Regulatory Authority.

          (b)  Neither the Company nor any its Subsidiaries has been advised by, or has any knowledge of facts which could give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        5.11.    Compliance With Laws.    Each of the Company and its Subsidiaries:

          (a)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

          (c)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

        5.12.    Material Contracts; Defaults.    Except for documents listed as exhibits to the SEC Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "Material Contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company or by any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

        5.13.    No Brokers.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company or its Subsidiaries for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.

        5.14.    Employee Benefit Plans.

          (a)  All benefit and compensation plans, contracts, policies or arrangements covering one or more current or former employees of the Company and its Subsidiaries (the "Employees") or current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, contracts, policies or arrangements (the "Benefit Plans"), are Previously Disclosed in the Company's Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent. The Benefit Plans include two multiple-employer plans as described in Section 413(c) of the Code and Section 210 of ERISA for which neither the Company nor any ERISA Affiliate (as defined below) is the plan sponsor or plan administrator: the Cooperative Banks Employees Retirement Program—Plan A and the Cooperative Banks Employees Retirement Program—Plan C (the "Multiple-Employer Plans").

          (b)  All Benefit Plans covering Employees other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, and other than with respect to the participation of employers other than the Company and its Subsidiaries in, and conduct by persons other than the Company and its Subsidiaries and their employees in connection with, the Multiple-Employer Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, or an application for a favorable determination letter has been filed within the period described in Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans, other than with respect to employers other than the Company and its Subsidiaries in, and conduct by persons other than the Company and its Subsidiaries and their employees in connection with, the Multiple-Employer Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (c)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). With respect to the Company's participation in the Multiple-Employer Plans, no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (d)  All contributions required to be made by the Company and its Subsidiaries under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's SEC Documents. Neither Multiple-Employer Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA attributable to any ERISA Affiliate and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (e)  None of the Company, the Company Bank or any ERISA Affiliate has incurred any liability under Title IV of ERISA which will not have been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) attributable to the Company or any ERISA Affiliate with respect to any Multiple-Employer Plan subject to Code

  Section 412 or ERISA Section 302. With respect to any Pension Plan maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615) with respect to the Company, and (ii) no event or condition which presents a material risk of plan termination or any other event that may cause the Company, the Company Bank or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. No Pension Plan maintained by the Company, the Company Bank or any ERISA Affiliate and subject to Title IV of ERISA has any "unfunded benefit liabilities" for which the Company would be liable, within the meaning of ERISA Section 4001(a)(18), as of the Closing Date, for which the Company would be liable, and, without any additional contributions being made to such Plan, the assets of such Plan are sufficient to satisfy all obligations of the Plan if the Plan were to be terminated as of the Effective Time for which the Company would be liable. None of the Company, the Company Bank or any ERISA Affiliate has ever maintained a Multiemployer Plan.

          (f)    There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments for which the Company may be liable (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. Other than with respect to the Multiple-Employer Plans, the Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, other than determination letter applications pending with the Internal Revenue Service. With respect to the Multiple-Employer Plans, the Company has been advised by those Plans' administrators that no such investigation is pending or, to the administrators' knowledge, threatened.

          (g)  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

          (h)  None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        5.15.    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        5.16.    Environmental Matters.

          (a)  The Company and its Subsidiaries are in compliance with applicable Environmental Laws;

          (b)  to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (c)  neither the Company nor any of its Subsidiaries has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (d)  neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property;

          (e)  neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

          (f)    neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

          (g)  to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and

          (h)  the Company has delivered or made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

        As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to Persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        5.17.    Tax Matters.

          (a)  For the taxable periods ended December 31, 1998, 1999 and 2000, each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

          (b)  Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)  No director or officer (or employee responsible for Tax matters) of any of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

          (d)  The Company has Previously Disclosed the United States federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended December 31, 1999 and 2000. The Company has Previously Disclosed those Tax Returns that have been audited, and those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all United States federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries filed for the years ended December 31, 1999 and 2000.

          (e)  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f)    Neither the Company nor any of its Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income

  Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)  The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the end of the most recent period covered by the Company's SEC Documents filed on or prior to the date hereof, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company's SEC Documents filed on or prior to the date hereof (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the end of the most recent period covered by the Company's SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (h)  None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

        5.18.    Risk Management Instruments.    Neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

        5.19.    Loans; Nonperforming and Classified Assets.

          (a)  Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b)  The Company has Previously Disclosed as to the Company and each Company Subsidiary as of the latest practicable date: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or the Massachusetts Bank Commissioner would agree with the loan classifications established by the Company); (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.

          (c)  No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiaries, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries.

        5.20.    Properties.    All real and material personal property owned by the Company or a Subsidiary of the Company or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of December 31, 2001 included in the Company's SEC Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of December 31, 2001 included in the Company's SEC Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Subsidiary of the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

        5.21.    Intellectual Property.    The Company and each Subsidiary of the Company owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by the Company, and none of the Company or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each Subsidiary has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

        5.22.    Fiduciary Accounts.    The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        5.23.    Books and Records.    The books and records of the Company and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

        5.24.    Insurance.    The Company has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        5.25.    Allowance For Loan Losses.    The Company's allowance for loan losses is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses and, to the knowledge of the Company, the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

        5.26.    Transactions With Affiliates.    All "covered transactions" between the Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

        5.27.    Required Vote; Antitakeover Provisions.

          (a)  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is necessary to approve this Agreement and the Transactions on behalf of the Company.

          (b)  Based on the representation and warranty of Parent and Merger Sub contained in Section 6.12, no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and taken all other requisite action such that the provisions of Section 203 of the DGCL and the provisions of the Company Articles relating to special voting requirements for certain business combinations will not apply to this Agreement or any of the transactions contemplated hereby.

        5.28.    Fairness Opinion.    The Company Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

        5.29.    Transactions in Securities.    The Company has questioned its directors and executive officers concerning known stock transfers since December 31, 1999 and based upon that investigation the Company has not, and to the Company's knowledge (a) no director or officer of the Company or the Company's Subsidiaries, (b) no Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) no Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (i) during any period when the Company was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

        5.30.    Disclosure.    The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as Previously Disclosed, Parent and Merger Sub hereby represents and warrants to the Company as follows:

        6.01.    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Merger Sub is duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of Parent and Merger Sub has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        6.02.    Capital Stock.

          (a)  The authorized capital stock of Parent consists solely of 12,000,000 shares of Parent Common Stock, of which 3,184,352 shares were outstanding as of the date hereof, and 3,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Equity Interests authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and any other plan or arrangement pursuant to which shares of Parent Common Stock may be issued and (ii) by virtue of this Agreement.

          (b)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

        6.03.    Subsidiaries.

          (a)  As of the date hereof, the only subsidiary of the Company which constitutes a Significant Subsidiary is the Parent Bank. The Parent Bank has been duly organized and is validly existing under the laws of The Commonwealth of Massachusetts and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Parent Bank is duly licensed by the Massachusetts Commissioner and its deposits are insured by the FDIC and the Deposit Insurance Fund in the manner and to the maximum extent provided by law.

          (b)  As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding Equity Securities of the Parent Bank, (B) no Equity Securities of the Parent Bank are or may become required to be issued (other than to Parent) by reason of any Equity Interest or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Parent Bank is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

        6.04.    Corporate Power.    Each of Parent, Merger Sub and the Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by the holders of a majority of the outstanding Parent Common Stock.

        6.05.    Corporate Authority.    Subject to the approval of the issuance of Parent Common Stock to be issued pursuant to this Agreement by a majority of the votes cast by the holders of outstanding Parent Common Stock, this Agreement and the transactions contemplated hereby has been authorized by all necessary corporate action of Parent, the Parent Board, and by Merger Sub, its Board of Directors and its sole stockholder. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of each of Parent and Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        6.06.    Regulatory Approvals; No Defaults.

          (a)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent, Merger Sub and the Parent Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OTS, the FDIC, the Massachusetts Bank Commissioner, The Co-operative Central Bank, the Depositors Insurance Fund, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (E) the approval of the issuance of the Parent Common Stock to be issued pursuant to this Agreement by a majority of the votes cast by the holders of outstanding shares of Parent Common Stock, and (F) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, each of Parent and Merger Sub is not aware of any reason why the approvals set forth above and referred to in Section 8.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b) or that the requisite approval of Parent's stockholders will not be obtained.

          (b)  Subject to receipt, or the making, of the consents, approvals and filings referred to in Section 6.06(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent, Merger Sub and the Parent Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        6.07.    Financial Reports and SEC Documents; Material Adverse Effect.

          (a)  Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (b)  Since December 31, 2001, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article VI or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub.

        6.08.    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        6.09.    No Brokers.    No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to McConnell, Budd & Romano, Inc.

        6.10.    Tax Matters.    As of the date hereof, each of Parent and Merger Sub does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        6.11.    Regulatory Matters.

          (a)  Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

          (b)  Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        6.12.    Ownership of Company Common Stock.    None of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

        6.13.    Financial Ability.    Parent, Merger Sub or Parent Bank has all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration to holders of Company Common Stock pursuant to Section 3.01(c) hereof. Each of Parent, Merger Sub, and Parent Bank is, and immediately following completion of the Transactions will be, in compliance with all capital requirements applicable to it.

        6.14.    Disclosure.    The representations and warranties contained in this Article VI, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VI not misleading.

        6.15.    Compliance With Laws.    Each of Parent and its Subsidiaries:

          (a)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

          (c)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

        6.16.    Material Contracts; Defaults.    Except for documents listed as exhibits to the SEC Documents, neither Parent nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a Material Contract or (ii) that materially restricts the conduct of business by Parent or by any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Parent or any of its Subsidiaries is currently outstanding.

        6.17.    Labor Matters.    Neither Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Parent or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Parent's knowledge, threatened, nor is Parent or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        6.18.    Environmental Matters.

          (a)  Parent and its Subsidiaries are in compliance with applicable Environmental Laws;

          (b)  to Parent's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Parent or any of its Subsidiaries, or any property in which Parent or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Parent Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (c)  neither Parent nor any of its Subsidiaries has participated in the management regarding Hazardous Substances of, any Parent Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (d)  neither Parent nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property;

          (e)  neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

          (f)    neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

          (g)  to Parent's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Parent or any of its Subsidiaries, any currently or formerly owned or operated property, or any Parent Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Parent or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Parent Loan Property; and

          (h)  Parent has delivered or made available to the Company copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Parent, its Subsidiaries and any currently or formerly owned or operated property or any Parent Loan Property.

        6.19.    Loans; Nonperforming and Classified Assets.

          (a)  Each Loan on the books and records of Parent and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Parent, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b)  Parent has Previously Disclosed as to Parent and each Parent Subsidiary as of the latest practicable date: (i) any written or, to Parent's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Parent's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Parent, a Parent Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or the Massachusetts Bank Commissioner would agree with the loan classifications established by Parent); (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of Parent or a Parent Subsidiary, or to the best knowledge of Parent, any Person controlling, controlled by or under common control with any of the foregoing.

          (c)  No agreement pursuant to which any loans or other assets have been or shall be sold by Parent or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Parent or its Subsidiaries, to cause Parent or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Parent or its Subsidiaries.

        6.20.    Allowance For Loan Losses.    Parent's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Parent's existing methodology for determining the adequacy of its allowance for loan losses and, to the knowledge of the Company, the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

ARTICLE VII.
COVENANTS

        7.01.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company, Merger Sub and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VIII hereof, and shall cooperate fully with the other party hereto to that end.

        7.02.    Shareholder Approvals.    The Company agrees to take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to call, give notice of, convene, and hold as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting, other than the annual election of directors of the Company. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 7.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein. Nothing contained in Section 7.08 shall affect or otherwise limit the obligation of the Company to call, give notice of, convene, and hold the Company Meeting. Parent agrees to take, in accordance with applicable law and Parent Articles and Parent Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the Parent Common Shares to be issued pursuant to this Agreement and any other matters required to be approved by Parent's shareholders for consummation of the Transactions (including any adjournment or postponement, the "Parent Meeting"). Parent Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and any other matters required to be approved by Merger Sub's stockholders for consummation of the Transactions.

        7.03.    Registration Statement.

          (a)  Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of Parent and the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents. The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement and provide the other with a reasonable opportunity to review and comment on drafts of the Registration Statement and Joint Proxy Statement (and any amendments thereto) prior to filing the Registration Statement and Joint Proxy Statement (and any amendments thereto); and provided that both parties and their respective Subsidiaries have cooperated as required above, Parent and the Company agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of Parent and the Company will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, each of Parent and the Company shall promptly mail at its own expense the Joint Proxy Statement to its shareholders.

          (b)  Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of Parent Meeting or the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Joint Proxy Statement.

          (c)  The parties shall provide the other party with copies of any written comments and advise the other party of any oral comments from the SEC. Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        7.04.    Regulatory Filings.

          (a)  Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement and the Bank Merger Agreement; and any initial filings with Governmental Authorities (other than the Joint Proxy Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have a reasonable time to review such filings in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

        7.05.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or other regulatory authority. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

        7.06.    Access; Information.

          (a)  The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

          (b)  Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

          (c)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

        7.07.    Affiliates.    The Company shall use its reasonable best efforts to identify those Persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each Person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement ("Affiliate Agreement") to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in a form reasonably satisfactory to the Company.

        7.08.    Acquisition Proposals.    The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 15% of the outstanding Equity Securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its Subsidiaries nor any of their respective officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement no less favorable to it than the Confidentiality Agreement entered into on January 23, 2002 by Parent with Keefe, Bruyette & Woods, Inc. as agent of the Company; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives. The Company will promptly (within one business day) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. The Company will use its reasonable best efforts to enforce (and will not waive any provisions of) any confidentiality or similar agreement entered into on its behalf by Keefe, Bruyette & Woods, Inc. or otherwise relating to a potential Acquisition Proposal. Notwithstanding the requirements of the previous sentence, the Company may waive standstill provisions of such an agreement with respect to a particular Acquisition Proposal if (i) the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Company Board also determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger.

        7.09.    Certain Policies.    Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of all of the conditions set forth in Article VIII; and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 7.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

        7.10.    Nasdaq Listing.    Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

        7.11.    Indemnification.

          (a)  From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Certificate and Company Bylaws.

          (b)  Any Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party by the Indemnifying Party in the manner contemplated hereby is prohibited by applicable laws and regulations; provided, however, that in the event of such determination, the Indemnified Party may seek indemnification from

  Parent Bank, which shall assume the Indemnifying Party's obligation under this Section 7.11 to the extent that any payment by Parent Bank is not prohibited by applicable laws or regulations.

          (c)  Prior the Effective Time, Parent shall use its reasonable best efforts to purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms no materially less favorable on the whole to the insured Persons than the directors' and officers' liability insurance coverage presently maintained by the Company, provided that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 7.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time by such directors and officers in their capacities as such.

          (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.11.

        7.12.    Benefit Plans.

          (a)  As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefits Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in Parent Benefits Plans may occur at different times with respect to different plans.) Parent shall cause each Parent Benefits Plan in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company.

          (b)  Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company or any of its Subsidiaries. The Company's Employee Stock Ownership Plan ("Company ESOP") shall be terminated as of the Effective Time. As of the Effective Time, all shares held by the Company ESOP shall be converted into the right to receive the Merger Consideration. As soon as administratively practicable following the Effective Time, all outstanding indebtedness of the Company ESOP shall be repaid in full and out of the proceeds of the Merger Consideration and the balance remaining with respect to unallocated shares previously held by the Company ESOP shall be allocated and distributed to Company ESOP participants as provided in the Company ESOP, subject to receipt of a favorable determination letter from the IRS and unless otherwise required by applicable law.

          (c)  Except as otherwise expressly provided in this Agreement or in the Payments Agreements, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation or "change-in-control" agreements, plans or policies of the Company, but only to the extent that such obligations are Previously Disclosed in Sections 4.01(b)(5) and 5.14(a) of the Company Disclosure Schedule. Parent acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

          (d)  If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time, and (iii) provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation.

          (e)  For a period of six months following the Effective Time, Parent shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desire, job counseling and outplacement assistance services in accordance with Parent's employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such Persons are qualified and shall consider any application for such positions submitted by such Persons, provided, however, that any decision to offer employment to any such Person shall be made in the sole discretion of Parent.

          (f)    Parent or a Parent Subsidiary shall have no obligation to continue the employment of any employee of the Company or a Company Subsidiary and nothing contained herein shall give any such Person the right to continued employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, The Massachusetts Co-operative Bank's Employee Severance Compensation Plan, as the same may be amended with the approval of Parent.

        7.13.    Bank Merger.    Parent and the Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the "Bank Merger Agreement"), to cause the Company Bank to merge, either directly or indirectly, by use of one or more interim corporations, with and into the Parent Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger.

        7.14.    Notification of Certain Matters.    Each of the Company, Merger Sub and Parent shall give prompt notice to the other parties of any fact, event or circumstance known to it that (i) if it had been known as of the date of this Agreement, would have been required to have been included in the Company Disclosure Schedule, (ii) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (iii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        7.15.    Payments and Related Agreements.    Concurrently with the execution of this Agreement by the Company, Merger Sub and Parent, (i) Parent, the Company and the Company Bank have entered into a Payments Agreement with each of Paul C. Green and Anthony A. Paciulli in a form that has been Previously Disclosed (the "Payments Agreements"), (ii) Mr. Green has entered into a Consulting Agreement (the "Consulting Agreement") with Parent in a form that has been Previously Disclosed, and (iii) and Mr. Paciulli has entered into an Employment Agreement (the "Parent Bank Employment Agreement") with Parent Bank in a form that has been Previously Disclosed.

ARTICLE VIII.
CONDITIONS TO CONSUMMATION OF THE MERGER

        8.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by holders of not less than a majority of the outstanding Company Common Stock, and the issuance of the Parent Common Stock to be issued pursuant to this Agreement shall have been approved by a majority of the votes cast by the holders of outstanding Parent Common Stock.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approval shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

          (d)    Registration Statement.    The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn and Parent shall have received all required approvals by state securities or "blue sky" authorities.

          (e)    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Parent and Merger Sub shall have received a letter setting forth the written opinion of Foley, Hoag LLP, in form and substance reasonably satisfactory to Parent and Merger Sub, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, each of the Merger and the Bank Merger will constitute a tax-free reorganization described in section 368(a) of the Internal Revenue Code.

        8.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of each of Parent and Merger Sub to such effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, to such effect signed by the Chief Executive Officer and Chief Financial Officer of each of Parent and Merger Sub.

          (c)    Other Actions.    Each of Parent and Merger Sub shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 8.01 and 8.02 as the Company may reasonably request.

          (d)    Exchange Agent Certificate.    The Exchange Agent shall have delivered to the Company a certificate dated as of the Effective Time to the effect that it has received from Parent due authorization to issue the required number of shares of Parent Common Stock to be issued in the Merger and the full amount of cash to pay for the aggregate cash portion of the Merger Consideration and cash in lieu of fractional shares.

        8.03.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are also subject to the fulfillment or written waiver by Parent and Merger Sub prior to the Closing Date of each of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, and Parent and Merger Sub shall have received a certificate, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b)    Performance of Obligations of Company.    The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate, dated the Effective Date, to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c)    Dissenting Shares.    Dissenting Shares shall not represent 25% or more of the outstanding Company Common Stock.

          (d)    Payments Agreements.    The Payments Agreements referred to in Section 7.15 shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect, and each party thereto other than Parent shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Effective Time.

          (e)    Consents Under Agreements.    The consent, approval or waiver of each Person (other than regulatory approvals contemplated in Section 8.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any of its Company's Subsidiaries under any loan or credit agreement, note mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for such consents the failure of which to be obtained would not, individually or in the aggregate, have a Material Adverse Effect on Parent after giving effect to the consummation of the Transactions, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of the Company to Parent.

          (f)    Termination of Certain Existing Agreements.    The Existing Employment Agreements shall each have been terminated without cost to Company Bank or any party to this Agreement, except for such payments as are provided for under the Payments Agreements.

          (g)    No Parachute Payments.    Neither Company or any of the Company's Subsidiaries shall have taken any action or made any payments that would result, either individually or in the aggregate, in any violation of the requirements set forth in Section 4.01(b)(9).

          (h)    Other Actions.    The Company shall have furnished Parent and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 8.01 and 8.03 as Parent and Merger Sub may reasonably request.

ARTICLE IX.
TERMINATION

        9.01.    Termination.    This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Company:

          (a)    Mutual Consent.    By mutual consent of Parent, Merger Sub and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b)    Delay.    By either Parent or the Company (if its Board of Directors so determines by vote of a majority of the members of its entire Board) if (i) the Effective Time shall not have occurred on or before January 31, 2003 or such later date as the parties may have agreed upon in writing (the "Expiration Date"), except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 9.01(b) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Voting Agreement.

          (c)    No Approval.    By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

          (d)    Breach.    At any time prior to the Effective Time, by Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or the Company, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

          (e)    No Shareholder Approval.    By either Parent or the Company (provided, that the terminating party shall not be in material breach of any of its obligations under Section 7.02) if any approval of the stockholders of the Company or Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at duly held meetings of their respective stockholders or at any adjournment or postponement thereof, or, if such meetings of stockholders shall not have been held or shall have been canceled prior to the Expiration Date.

          (f)    Failure to Recommend.    At any time prior to the Company Meeting or Parent Meeting, (i) by Parent, if the Company shall have breached Section 7.08 or (ii) by Parent, if the Company Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent, or (iii) by Parent, if the Company shall have materially breached its obligations to call, give notice of, convene and hold the Company Meeting in accordance with Section 7.02, or (iv) by the Company, if Parent shall have materially breached its obligations pursuant to Section 7.02.

          (g)    Certain Tender or Exchange Offers.    By Parent if a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

          (h)    Possible Adjustment.    By the Company, if the Company Board so determines by the vote of a majority of all of its members, by giving written notice to Parent not later than the end of the first Business Day next following the Determination Date, if the Average Closing Price shall be less than 75 percent of the Signing Date Average Closing Price. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent. During the two-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of Company Common Stock hereunder by adjusting the Per Share Stock Consideration to equal the quotient obtained by dividing $25.00 by the Average Closing Price. If Parent makes an election contemplated by the preceding sentence within such two-day period, it shall give prompt written notice to the Company of such election and the revised Per Share Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 9.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so modified), and any references in this Agreement to "Per Share Stock Consideration" shall thereafter be deemed to refer to the Per Share Stock Consideration as adjusted pursuant to this Section 9.01(h).

        9.02.    Effect of Termination; Expenses.

          (a)  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void (except as set forth in Section 10.01), and there shall be no liability on the part of any party hereto, except (i) each party shall remain liable in any action at law or otherwise for any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement, (ii) as otherwise provided in this Section 9.02, and (iii) as provided in Section 9.03 or Section 9.04.

          (b)  If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses (but in no event in an amount in excess of $250,000), including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity) arising out of the gross negligence of a party or willful breach of any provision of this Agreement or under this Agreement.

          (c)  Except as otherwise provided in this Section 9.02 or in Section 9.03 or Section 9.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement is consummated.

        9.03.    Company Special Payment.    As a condition of Parent's willingness, and in order to induce Parent, to enter into this Agreement and to reimburse Parent for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company agrees to make a Company Special Payment to Parent, under the circumstances described below.

          (a)    Company Breach Payment.

            (1)  The Company will pay to Parent the sum of $250,000 (the "Company Breach Payment") if Parent has terminated this Agreement pursuant to Section 9.01(d) and the breach of the representation, warranty, covenant or agreement under Section 9.01(d) was caused by the willful conduct or gross negligence of the Company. Under such circumstances the Company shall also pay to Parent Expenses as provided in Section 9.02(b).

            (2)    Non-Exclusivity of Company Breach Payment as Remedy.    The payment of a Company Breach Payment is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity) arising out of the gross negligence of a party or willful breach of any provision of this Agreement or under this Agreement.

          (b)    Company Change in Control Payment.    The Company will pay to Parent the sum of $1,000,000 (as such amount may be adjusted pursuant to Section 9.03(b)(3), the "Company Change in Control Payment"), if

            (1)  (x)Parent or the Company has terminated this Agreement pursuant to Section 9.01(e) as a result of the non-receipt of approval of the Company's shareholders, or (y) Parent has terminated this Agreement pursuant to Section 9.01(d), Section 9.01(f), or Section 9.01(g), and

            (2)  within eighteen months of any termination described in Section 9.03(b)(1), the Company or the Company Bank shall have entered into an agreement to engage in an Acquisition Transaction (as defined in Section 1.01) with any Person other than Parent or any affiliate of Parent.

            (3)    Adjustment to Amount of Company Change in Control Payment.    The amount of the Company Change in Control Payment shall be reduced by (i) the amount of any Expenses paid by the Company to Parent pursuant to Section 9.02(b) and (ii) by the amount of any Company Breach Payment paid by the Company to Parent pursuant to Section 9.03(a). Notwithstanding the foregoing, in no event shall the amount of the Company Change in Control Payment be less than $500,000.

            (4)    Exclusivity of Company Change in Control Payment as Remedy.    Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays or causes to be paid to Parent the Company Change in Control Payment, neither the Company nor any affiliate will have any further obligations or liabilities to Parent or Parent Bank or any other Person with respect to this Agreement or the transactions contemplated by this Agreement.

            (5)    Effect on Standstill Arrangements.    In the event the Company pays to Parent the Company Change in Control Payment, any standstill provisions contained in the Confidentiality Agreements referred to in Section 7.08 shall terminate.

          (c)    Payment Required.    Any payment required under this Section 9.03 will be (i) payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent.

        9.04.    Parent Special Payment.

          (a)    Payment Amount.    As a condition of the Company's willingness to, and in order to induce the Company to, enter into this Agreement, and to reimburse the Company for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Parent hereby agrees to pay to the Company a cash payment in the amount of $250,000 (the "Parent Special Payment") if and only if the Company has terminated this Agreement in accordance with Section 9.01(d) and the breach of the representation, warranty, covenant or agreement under Section 9.01(d) was caused by the willful conduct or gross negligence of Parent. Under such circumstances Parent will also pay to the Company Expenses as provided in Section 9.02(b).

          (b)    Payments Required.    Any payment required to be made under this Section 9.04 shall be paid by Parent to the Company by wire transfer of immediately available funds to an account designated by the Company within five business days after demand by the Company.

          (c)    Non-Exclusivity of Parent Special Payment as Remedy    The payment of a Parent Special Payment is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity) arising out of the gross negligence of a party or willful breach of any provision of this Agreement or under this Agreement.

ARTICLE X.
MISCELLANEOUS

        10.01    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, and the Voting Agreements and the Payments Agreements, which shall terminate in accordance with the terms thereof) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.06(c), 9.02, 9.03, 9.04, and, excepting Section 10.12 hereof, this Article X, which shall survive any such termination).

        10.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which changes in kind or reduces in amount the Merger Consideration without the further approval of the stockholders.

        10.03.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        10.04.    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such state.

        10.05.    Expenses.    Except as otherwise provided in Section 9.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Joint Proxy Statement shall be shared equally between the Company and Parent.

        10.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company, to:
Massachusetts Fincorp, Inc. 70 Quincy Avenue Quincy, Massachusetts 02169
Attention:	Paul C. Green
President
Fax:	(617) 984-0378
With a copy to:
Stradley Ronon Stevens & Young, LLP 1220 19th Street, N.W., Suite 700 Washington, D.C. 20036
Attention:	Gary R. Bronstein
Fax:	(202) 822-0140
If to Parent or to Merger Sub, to:
Abington Bancorp, Inc. 536 Washington Street Abington, Massachusetts 02351
Attention:	James P. McDonough President & Chief Executive Officer
Fax:	(781) 982-3680
With a copy to:
Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210
Attention:	Peter W. Coogan and Deborah Drosnin
Fax:	(617) 832-7000

        10.07.    Entire Understanding; No Third Party Beneficiaries.    This Agreement, the Voting Agreements, the Payments Agreements, the Parent Bank Employment Agreement and the Consulting Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Voting Agreements, the Payments Agreements, the Parent Bank Employment Agreement and the Consulting Agreement supersede any and all other oral or written agreements heretofore made, including without limitation the Agreement and Plan of Merger, dated as of April 10, 2002 in the form originally executed by the parties. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 7.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each

Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        10.08.    Severability.    Except to the extent that application of this Section 10.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        10.09.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.10.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to sections include subsections which are part of the related sections (e.g. a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1").

        10.11.    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.12.    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, Parent and Merger Sub may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ABINGTON BANCORP, INC.
By:	/s/ James P. McDonough Name: James P. McDonough Title: President & Chief Executive Officer
By:	/s/ Robert M. Lallo Name: Robert M. Lallo Title: Executive Vice President & Chief Financial Officer
ABINGTON ACQUISITION CORP.
By:	/s/ James P. McDonough Name: James P. McDonough Title: President & Chief Executive Officer
MASSACHUSETTS FINCORP, INC.
By:	/s/ Paul C. Green Name: Paul C. Green Title: President

ANNEX A

VOTING AGREEMENT

        Voting Agreement (the "Agreement"), dated as of April 10, 2002, by and between the undersigned holder of capital stock ("Stockholder") of Massachusetts Fincorp, Inc., a Delaware corporation (the "Company"), and Abington Bancorp, Inc., a Massachusetts corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of Parent Common Stock and/or cash in the manner set forth therein; and

        WHEREAS, Stockholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Stockholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder, solely in such Stockholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Stockholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company, Stockholder shall:

            (i)  appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (ii)  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger and any other action requested by Parent in furtherance thereof; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

        2.    No Transfers.    Prior to the Company Meeting (as defined in the Merger Agreement), Stockholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 0 shall be null and void.

        3.    Representations and Warranties of Stockholder.    Stockholder represents and warrants to and agrees with Parent as follows:

          (a)    Capacity.    Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement constitutes the valid and legally binding obligation of Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

          (d)    Ownership of Shares.    Stockholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

        4.    Specific Performance and Remedies.    Stockholder acknowledges that it will be impossible to measure in money the damage to Parent if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Stockholder agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's seeking or obtaining such equitable relief. In addition, after discussing the matter with Stockholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

        5.    Term of Agreement; Termination.

          (a)  The term of this Agreement shall commence on the date hereof.

          (b)  This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

          (c)  If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 0, 0, and 0, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

        5.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        6.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:
Abington Bancorp, Inc. 536 Washington Street Abington, Massachusetts 02351
Attention:	James P. McDonough President and Chief Executive Officer
Fax:	(781) 982-3680
With a copy to:
Foley Hoag LLP 155 Seaport Drive Boston, Massachusetts 02110
Attention:	Peter W. Coogan
Fax:	(617) 832-7000
If to Stockholder:

With a copy to:

Attention: Fax:

        7.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Stockholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to

  Stockholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Stockholder to comply with his or her fiduciary duties as a director of the Company.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Choice of Law.    This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of The Commonwealth of Massachusetts, without reference to its conflicts of law principles.

        (8)    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ABINGTON BANCORP, INC.
By:
Name: James P. McDonough
Title: President and Chief Executive Officer

STOCKHOLDER

Signature

Print Name

ANNEX I
Voting Agreement

Number of Shares Owned:

ANNEX B

                Scott E. Buck

                Paul C. Green

                John E. Hurley, Jr.

                Mark W. Jaindl

                Robert E. McGovern

                John P. O'Hearn, Jr.

                Robert H. Quinn

                William E. Schantz II

                John J. Sousa, Jr.

                Joseph W. Sullivan

                Diane Valle

Annex II

April 10, 2002

The Board of Directors
Abington Bancorp, Inc.
536 Washington Street
Abington, MA 02351

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Abington Bancorp, Inc. ("Abington") of the consideration to be paid to Massachusetts Fincorp, Inc. ("Fincorp") in the form of 60% common stock and 40% cash in the aggregate in connection with the proposed acquisition of Fincorp by Abington. The Transaction will be completed pursuant to an Agreement and Plan of Merger (the "Agreement") dated April 10, 2002 by and between Abington and Fincorp. Pursuant to the Agreement, Fincorp will merge with a wholly owned subsidiary of Abington.

        As is set forth with more specificity in the Agreement, at the Effective Time, each outstanding share of Fincorp common stock, except for shares held by Abington and its subsidiaries or by Fincorp (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for either cash in the amount of $30.00 per share or common stock in an exchange ratio ranging from 1.6175 to 1.9769 shares of Abington common stock (subject to adjustment under certain defined circumstances) or a combination of both common stock and cash, dependent in each case on a stockholder election process, subject to allocation procedures as set forth in the merger agreement, which will result in 60% of the shares of Fincorp common stock to be exchanged for shares of Abington common stock and 40% to be exchanged for cash. Once the exchange ratio has been fixed, based on a valuation period that will conclude just prior to the completion of the transaction, the market value of the stock portion of the consideration to be paid by Abington will fluctuate from that point forward with changes in Abington's stock price. The Merger Agreement may be terminated prior to the Effective Time by the board of directors of either party, based on defined criteria. As it relates to the per share stock consideration to be paid in the transaction, in the case of a termination by the directors of Fincorp based on an evaluation of the average market price of the common stock of Abington according to a defined valuation period prior to closing, such termination may be unilaterally "cured" by Abington by adjusting the exchange ratio upward to a point at which it is equal in market value to $25.00 as of the same date.

        McConnell, Budd & Romano, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts, financial holding companies and their subsidiaries and the securities of such entities in connection with mergers and acquisitions, negotiated underwritings, private placements, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Abington includes having worked as financial advisor to

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Abington since 1993, and most recently includes our participation in the process and negotiations leading up to the proposed merger of Abington and Fincorp. In the course of our role as financial advisor to Abington in connection with the Merger, we have received fees for our services and will receive additional fees, contingent on the consummation of the Merger.

        In arriving at our opinion, we have reviewed the Merger Agreement as well as participated in its negotiation. We have also reviewed certain publicly available business, financial and stockholder information relating to Abington and its subsidiaries and to Fincorp and its subsidiaries. In addition we have reviewed certain confidential financial information provided to us by both Abington and Fincorp pertaining to their respective business plans and projections.

        In connection with the foregoing, we have (i) reviewed the merger agreement dated April 10, 2002 by and between Abington and Fincorp, (ii) reviewed the joint proxy statement/prospectus to which this letter is an exhibit (in substantially the form sent to stockholders), (iii) reviewed Abington's annual reports on Form 10-K for the three calendar years ended December 31, 1999, 2000 and 2001, Abington's Annual Reports to stockholders for 1999, 2000 and 2001 and Abington's quarterly reports on Form 10-Q for the trailing 3 calendar quarters through March 31, 2002. In addition, we have reviewed Fincorp's annual reports on Form 10-K for 1999, 2000 and 2001, Fincorp's Annual Reports to stockholders for 1999, 2000 and 2001 and Fincorp's quarterly reports on Form 10-Q for the trailing 3 calendar quarters through March 31, 2002. In addition, with respect to both Abington and Fincorp we have reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Romano, Inc. by Abington and Fincorp, have held discussions with members of senior management of Fincorp concerning the past and current results of operations of Fincorp, its current financial condition and management's opinion of its future prospects. We have also considered the past and current results of operations of Abington, its current financial condition and management's opinion of its future prospects. We have also reviewed the historical record of reported prices, trading volume and dividend payments for both Abington and Fincorp and have considered the current state of and future prospects for the economy of the state of Massachusetts (based primarily on our observations, anecdotal information and input from management from both Abington and Fincorp) generally and the relevant market areas for Abington and Fincorp in particular. We have reviewed proprietary merger analysis models to evaluate the business combination, reviewed the reported financial terms of selected recent business combinations in the banking industry and performed such other studies and analyses as McConnell, Budd & Romano, Inc. considered appropriate under the circumstances associated with this particular transaction.

        In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future EPS results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future EPS, the relative capitalization, capital adequacy and debt maturity schedule of each of the parties, the availability of non-interest income to each of the parties, the possibility of the generation of new non-interest income for one of the parties, the relative asset quality and apparent adequacy of the reserve for loan and lease losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of Abington and Fincorp and the potential for the modification of the mix of deposits and loans for Abington. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the shares of Abington and of the shares of Fincorp.

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        In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Abington and Fincorp and/or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Abington or Fincorp, nor have we been furnished with or obtained from any other source, any current appraisals of the assets or liabilities of either Abington or Fincorp. We have also relied on the management of both Abington and Fincorp as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

        In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, we assume that no conditions will be imposed by any regulatory agency in conjunction with its approval of the Merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of Abington following consummation of the Merger. We refer the reader to the section of the proxy statement/prospectus titled Opinions of the Financial Advisors for more detail with respect to our analysis.

        Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the proposed consideration is fair to the stockholders of Abington from a financial point of view.

Very truly yours,
MCCONNELL, BUDD & ROMANO, INC.

C. Edward McConnell Managing Director

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Annex III

April 10, 2002

Board of Directors
Massachusetts Fincorp, Inc.
70 Quincy Avenue
Quincy, MA 02169

Dear Board Members:

        You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Massachusetts Fincorp, Inc. ("MAFN"), of the consideration to be paid by MAFN in the merger (the "Merger") between MAFN and a wholly owned subsidiary of Abington Bancorp, Inc. ("ABBK"). We have not been requested to opine as to, and our opinion does not in any manner address, MAFN's underlying business decision to proceed with or effect the Merger.

        Pursuant to the Agreement and Plan of Merger, dated April 10, 2002, by and among MAFN and ABBK (the "Agreement"), at the effective time of the Merger, ABBK will acquire all of MAFN's issued and outstanding shares of common stock. MAFN shareholders will have the right to elect to receive $30.00 cash or 1.7794 shares (assuming the average closing price is $16.86 per share, which was the average of the closing bid and asked prices of the Abington common stock during the 10-day trading period preceding public announcement of the merger (after discarding the two highest and the two lowest bid and asked prices)) of ABBK stock for each share of MAFN's common stock outstanding, subject to the requirement that the aggregate consideration to be paid by ABBK equals 60% stock and 40% cash. In the event that MAFN shareholders elect to receive more than 60% stock, such elections will be adjusted pro rata such that the aggregate consideration paid by ABBK will be 60% stock and 40% cash. In addition, the Merger Agreement limits the value of the consideration to be received by MAFN shareholders in the event the market value of ABBK stock increases to or above $18.55 per share and permits the Board of MAFN to terminate the transaction in the event the market value of the ABBK stock falls below $12.65 per share, subject to the right of ABBK to pay additional consideration to MAFN shareholders. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

        Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

        In connection with this opinion we reviewed certain financial and other business data supplied to us by ABBK including (i) the Agreement (ii) Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 2001, 2000 and 1999 (iii) and other information we deemed relevant. We discussed with senior management of ABBK and its wholly owned subsidiary, Abington Bank, the current position and prospective outlook for ABBK. We considered historical returns and the prices of recorded transactions in ABBK's common stock for the last ten years. We reviewed financial and stock market data of other savings institutions, particularly in the Northeastern region of the United States,

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and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

        For MAFN, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended December 31, 2001, 2000 and 1999, and certain other information deemed relevant. We also discussed with senior management of MAFN, the current position and prospective outlook for MAFN.

        For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by MAFN and ABBK and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from ABBK, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of ABBK's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of ABBK or MAFN. We have further relied on the assurances of management of ABBK and MAFN that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

        In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to ABBK or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

        Consistent with the engagement letter with you, we have acted as financial advisor to MAFN in connection with the Merger and will receive a fee for such services. In addition, MAFN has agreed to indemnify us for certain liabilities arising out of our engagement by MAFN in connection with the Merger.

        Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by ABBK in the Merger is fair, from a financial point of view, to the stockholders of MAFN.

        This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of MAFN used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of MAFN in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,
KEEFE, BRUYETTE & WOODS, INC.

Keefe, Bruyette & Woods, Inc.

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Annex IV

DELAWARE GENERAL CORPORATION LAW

TITLE 8. CORPORATIONS

§ 262 APPRAISAL RIGHTS.

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the    meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder's of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholder's. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Abington is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

        Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. Abington maintains directors and officers liability insurance.

        Abington's by-law provide that directors and officers of Abington who are elected or appointed by the board of directors and each other person who serves at the request or direction of Abington as a director or officer of a subsidiary of Abington shall be indemnified by Abington against liabilities and expenses arising out of service for or on behalf of Abington to the extent permitted by law. Abington's by-laws permit Abington, at the discretion of its board of directors, to indemnify other employees of Abington against liabilities and expenses arising out of service for or on behalf of Abington to the extent permitted by law.

        Abington's by-laws also provide that no indemnification will be provided to any indemnified person with respect to a matter as to which he or she shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Abington. If an action or proceeding is compromised or settled so as to impose liability upon an indemnified person, no indemnification will be provided if Abington has obtained an opinion of counsel that the indemnified person did not act in good faith in the reasonable belief that his or her action was in the best interests of Abington.

        Abington's by-laws provide that Abington will pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Abington of an undertaking by the indemnified person to repay such payments if the indemnified person is adjudicated or determined to be not entitled to indemnification as provided in the preceding paragraph.

        Abington's by-laws provide that no amendment or repeal of the indemnification provision of its by-laws or of the relevant provisions of Chapter 156B shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal.

        Massachusetts General Laws Chapter 156B, Section 13, enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 or 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (iv) for any transaction from which a director derived an improper personal benefit. Abington has adopted this provision in Section 6.5.3 of its articles.

        Abington's articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of

Abington for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of Abington shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

Item 21. Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

        (a) List of Exhibits:

Exhibit No.		Exhibit	Location
2	(a)	Amended and Restated Agreement and Plan of Merger dated as of April 10, 2002 and Amended and Restated on May 23, 2002 (as of April 10, 2002) among Abington, Abington Acquisition Corp. and Fincorp.	(1)
2	(b)	Form of Voting Agreement between Abington and each of the directors of Fincorp.	(1)
3	(a)	Articles of Organization of Abington.	(2)
3	(b)	By-laws of Abington.	(3)
4		Specimen Common Stock certificate.	(2)
5		Opinion of Foley Hoag LLP regarding legality of securities being registered.*
8		Opinion of Foley Hoag LLP regarding certain federal income tax consequences.
10	(a)	Payments Agreement, dated as of April 10, 2002, among Abington, Fincorp, The Massachusetts Co-operative Bank and Paul C. Green.*
10	(b)	Payments Agreement, dated as of April 10, 2002, among Abington, Fincorp, The Massachusetts Co-operative Bank and Anthony A. Paciulli.*
10	(c)	Consulting Agreement, dated as of April 10, 2002, between Abington and Paul C. Green.*
10	(d)	Employment Agreement, dated as of April 10, 2002, between Abington Savings Bank and Anthony A. Paciulli.*
23	(a)	Consent of Foley Hoag LLP (contained in the opinions included as Exhibits 5 and 8).
23	(b)	Pursuant to Rule 437a of the Securities Act of 1933, the consent of Arthur Andersen LLP is not included because the Registrant is unable to obtain such consent.
23	(c)	Consent of Grant Thornton LLP
99	(a)	Form of proxy for the Abington annual meeting.*
99	(b)	Form of proxy for the Fincorp annual meeting.*
99	(c)	Consent of McConnell, Budd & Romano, Inc.*
99	(d)	Consent of Keefe, Bruyette & Woods, Inc.*
99	(e)	Consent of Jeffrey Stone as nominee for director.*

*
Previously filed.
(1)
Exhibit is attached as an Annex to the proxy statement/prospectus included herein.
(2)
Exhibit is incorporated by reference to Exhibit 3.1 to the Abington Registration Statement on Form 8-A, effective January 13, 1997.
(3)
Exhibit is incorporated by reference to the quarterly report on Form 10-Q filed by Abington with the Securities and Exchange Commission on May 12, 2000.

Item 22. Undertakings.

        The undersigned registrant hereby undertakes as follows:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (b)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

    (c)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (5)
    That every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6)
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (7)
    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8)
    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Abington, The Commonwealth of Massachusetts, on this 24th day of July 2002.

ABINGTON BANCORP, INC.
By:	/s/ JAMES P. MCDONOUGH James P. McDonough President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities as of July 24, 2002.

/s/ JAMES P. MCDONOUGH James P. McDonough President, Chief Executive Officer and Director (Principal Executive Officer)
* Robert M. Lallo Chief Financial Officer and Treasurer (Principal Financial Officer)
* Bruce G. Atwood Director
* William F. Borhek Director
* Rodney D. Henrikson Director
* Gordon N. Sanderson Director
* James J. Slattery Director
* Wayne P. Smith Director
*By:	/s/ JAMES P. MCDONOUGH James P. McDonough Attorney-in-fact

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS
SUMMARY
Selected Historical Consolidated Financial Data
Abington Bancorp, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Data)
Abington Bancorp, Inc. Notes to Selected Consolidated Financial Data
Massachusetts Fincorp, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except for Per Share Data)
Selected Unaudited Pro Forma Combined Condensed Financial Data
Pro Forma Combined Condensed Consolidated Balance Sheet March 31, 2002 (Unaudited) (In Thousands)
Pro Forma Combined Condensed Consolidated Statement of Operations Three Months Ended March 31, 2002 (Unaudited) (In Thousands, Except Share Data)
Pro Forma Combined Condensed Consolidated Statement Of Operations Abington And Fincorp Year Ended December 31, 2001 (In Thousands, Except Share Data)
Notes to Unaudited Combined Condensed Consolidated Financial Statements
Unaudited Comparative Per Share Data
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE ABINGTON ANNUAL MEETING
THE FINCORP ANNUAL MEETING
THE MERGER (Abington and Fincorp Proposal 1)
Exchange Ratio Table
Pro Forma Contribution Table as of 03/31/02
SUPERVISION AND REGULATION OF ABINGTON AND FINCORP
DESCRIPTION OF ABINGTON CAPITAL STOCK
COMPARISON OF THE RIGHTS OF STOCKHOLDERS
ELECTION OF DIRECTORS OF ABINGTON (Abington Proposal 2)
MANAGEMENT OF ABINGTON
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Compensation Committee Report
ABINGTON AUDIT COMMITTEE REPORT
ABINGTON PERFORMANCE GRAPH
INFORMATION CONCERNING AUDITORS OF ABINGTON
CERTAIN BENEFICIAL OWNERS OF ABINGTON COMMON STOCK
PROPOSALS FOR THE ABINGTON 2003 ANNUAL MEETING
ELECTION OF DIRECTORS OF FINCORP (Fincorp Proposal 2)
Fiscal Year-End Option Value
INFORMATION CONCERNING AUDITORS OF FINCORP
CERTAIN BENEFICIAL OWNERS OF FINCORP COMMON STOCK
PROPOSALS FOR THE FINCORP 2003 ANNUAL MEETING
ADJOURNMENT OF ANNUAL MEETINGS (Abington and Fincorp Proposal 3)
RATIFICATION OF FINCORP'S AUDITORS (Fincorp Proposal 4)
LEGAL OPINION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 10, 2002 AND AMENDED AND RESTATED ON MAY 23, 2002 (AS OF APRIL 10, 2002) AMONG ABINGTON BANCORP, INC., ABINGTON ACQUISITION CORP. AND MASSACHUSETTS FINCORP, INC.
TABLE OF CONTENTS RECITALS
RECITALS
ARTICLE I. DEFINITIONS; DISCLOSURE
ARTICLE II. THE MERGER
ARTICLE III. CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
ARTICLE IV. ACTIONS PENDING ACQUISITION
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VII. COVENANTS
ARTICLE VIII. CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE IX. TERMINATION
ARTICLE X. MISCELLANEOUS
VOTING AGREEMENT
ANNEX I Voting Agreement
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES